Exhibit 10.1

SECOND LIEN CREDIT AGREEMENT
dated as of September 17, 2015,
among
CPI INTERNATIONAL, INC.,
as Borrower,
CPI INTERNATIONAL HOLDING CORP.
and
THE OTHER GUARANTORS PARTY HERETO,
as Guarantors,
THE LENDERS PARTY HERETO,
CORPORATE CAPITAL TRUST, INC.,
as Lead Arranger and Sole Bookrunner
and
CORTLAND CAPITAL MARKET SERVICES LLC,
as Administrative Agent and Collateral Agent

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- ii -

- iii -

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SECTION 10.11	Headings.	139
SECTION 10.12	Treatment of Certain Information; Confidentiality.	139
SECTION 10.13	USA PATRIOT Act Notice and Customer Verification.	139
SECTION 10.14	Interest Rate Limitation.	140
SECTION 10.15	Lender Addendum.	140
SECTION 10.16	Obligations Absolute.	140

SCHEDULES

Schedule 1.01(b)	Subsidiary Guarantors
Schedule 3.03	Governmental Approvals; Compliance with Laws
Schedule 3.06(a)	Challenges to Validity or Effectiveness
Schedule 3.06(c)	Violations or Proceeding
Schedule 3.07(c)	Organizational Chart
Schedule 3.18	Environmental Matters
Schedule 3.19	Insurance
Schedule 3.23	Customs, International Trade and OFAC Disclosures
Schedule 5.13	Locations
Schedule 5.16	Post-Closing Matters
Schedule 6.01(b)	Existing Indebtedness
Schedule 6.02(c)	Existing Liens
Schedule 6.04(b)	Existing Investments
Schedule 6.04(l)	Investments in Non-Loan Parties
Schedule 6.10(c)	Contemplated Modification of Organizational Documents

EXHIBITS
Exhibit A	Form of Administrative Questionnaire
Exhibit B-1	Form of Assignment and Assumption
Exhibit B-2	[Reserved]
Exhibit C	Form of Borrowing Request
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Interest Election Request
Exhibit F	Form of Joinder Agreement
Exhibit G	[Reserved]
Exhibit H	[Reserved]
Exhibit I	Form of Lender Addendum
Exhibit J	[Reserved]
Exhibit K	Form of Term Note
Exhibit L-1	Form of Perfection Certificate
Exhibit L-2	Form of Perfection Certificate Supplement
Exhibit M	Form of Security Agreement
Exhibit N	[Reserved]

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Exhibit O	Form of Solvency Certificate
Exhibit P	Form of Intercompany Subordination Agreement
Exhibit Q	Form of Non-Bank Certificate

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SECOND LIEN CREDIT AGREEMENT
This SECOND LIEN CREDIT AGREEMENT (this “Agreement”) dated as of September 17, 2015, among CPI INTERNATIONAL, INC., a Delaware corporation (“Borrower”), CPI INTERNATIONAL HOLDING CORP., a Delaware corporation (“Holdings”), the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I), the Lenders, CORPORATE CAPITAL TRUST, INC., as lead arranger (in such capacity, the “Arranger”) and as sole bookrunner (in such capacity, the “Bookrunner”), CORTLAND CAPITAL MARKET SERVICES LLC, as administrative agent (in such capacity, “Administrative Agent”) for the Lenders and as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties.
WITNESSETH:
WHEREAS, pursuant to the First Lien Credit Agreement, certain lenders extended credit to Borrower in the form of (a) term loans on the First Lien Closing Date, in an aggregate principal amount of $310,000,000, and (b) revolving loans at any time and from time to time prior to the Revolving Maturity Date (as defined in the First Lien Credit Agreement), in an aggregate principal amount at any time outstanding not in excess of $30,000,000.
WHEREAS, Communications & Power Industries LLC, a Delaware limited liability company and a wholly-owned subsidiary of Borrower, ASC Signal Holdings Corporation (“ASC Holdings”) and The Resilience Fund II, L.P., a Delaware limited partnership, in its capacity as a stockholder of ASC Holdings and as the seller representative, and the other stockholders of ASC Holdings, along with the optionholders and the warrantholder (collectively, the “Sellers”), have entered into that certain Stock Purchase Agreement, dated as of the date hereof (the “ASC Acquisition Agreement”), pursuant to which, Communications & Power Industries LLC purchased from the Sellers all of the issued and outstanding shares of capital stock of ASC Holdings as of the Closing (as defined therein) on the terms set forth in the ASC Acquisition Agreement (the “ASC Acquisition”).
WHEREAS, Borrower has requested the Lenders to extend credit in the form of Initial Term Loans on the Closing Date, in an aggregate principal amount equal to $28,000,000.
WHEREAS, the proceeds of the Loans are to be used in accordance with Section 3.12.
NOW, THEREFORE, the Lenders are willing to extend such credit to Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:
ARTICLE I.

DEFINITIONS

SECTION 1.01Defined Terms.

As used in this Agreement, the following terms shall have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, is used when such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.
“ABR Loan” shall mean any ABR Term Loan.
“ABR Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.
“Acceptable Opinion” shall have the meaning assigned to such term in Section 5.01(a).
“Acquisition Consideration” shall mean the purchase consideration for any Permitted Acquisition and all other payments by Holdings or any of its Restricted Subsidiaries in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business; provided that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent either (i) the obligation to make such payment is required to be reflected on the face of the balance sheet of Holdings or any of its Restricted Subsidiaries or (ii) a reserve is required to be established in respect thereof by Holdings or any of its Restricted Subsidiaries, in each case under GAAP at the time of such Permitted Acquisition, but if and to the extent that such contingency fails to occur in accordance with the terms of the applicable documentation, no amount in respect thereof shall be included as part of the Acquisition Consideration thereafter.
“Additional Refinancing Lender” shall have the meaning assigned to such term in Section 2.21(a).
“Adjusted LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing or with respect to an ABR Borrowing (to the extent the Alternate Base Rate is then determined pursuant to clause (c) of the definition thereof) for any Interest Period, (i) an interest rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) determined by the Administrative Agent to be equal to the LIBOR Rate for such Eurodollar Borrowing in effect for such Interest Period divided by (ii) 1 minus the Statutory Reserves (if any) for such Eurodollar Borrowing for such Interest Period; provided that, with respect to the Initial Term Loans, the Adjusted LIBOR Rate shall not be less than 1.00% per annum; provided, further, that the Adjusted LIBOR Rate shall not be less than zero.
“Administrative Agent” shall have the meaning assigned to such term in the preamble hereto and shall include each other person appointed as a successor pursuant to Section 9.06(a).

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(a).
“Administrative Questionnaire” shall mean an Administrative Questionnaire in substantially the form of Exhibit A, or such other form as may be reasonably acceptable to the Administrative Agent.
“Advisory Agreement” shall mean the Advisory Agreement, dated as of February 11, 2011, by and between Borrower and Veritas Capital Fund Management, L.L.C., a Delaware limited liability company.
“Affidavit of No Change to Survey” shall mean, with respect to a survey, an affidavit stating that since the last date of such survey there have been no additions, alterations of improvements of or to the land or to the exterior of the improvements as depicted on the survey or providing language of similar effect. Definition is used in the Post-Closing Schedule.
“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.
“Agents” shall mean the Administrative Agent and the Collateral Agent; and “Agent” shall mean any of them.
“Aggregate Incremental Amount” has the meaning given in the First Lien Credit Agreement.
“Agreement” shall have the meaning assigned to such term in the preamble hereto.
“All-In Yield” shall mean, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, original issue discount, upfront fees, a LIBOR Rate or Base Rate floor or otherwise; provided that original issue discount and upfront fees shall be equated to interest rate assuming a 4-year life to maturity (e.g., 100 basis points of original issue discount equals 25 basis points of interest rate margin for a four-year average life to maturity); and provided, further, that “All-In Yield” shall not include arrangement fees, structuring fees, commitment fees, underwriting fees and similar fees that are in each case not paid or payable to all lenders generally with respect to such Indebtedness in the primary syndication of such Indebtedness.
“Alternate Base Rate” shall mean, for any day, a fluctuating rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the greatest of (a) the Base Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) the Adjusted LIBOR Rate for an Interest Period of one-month beginning on such day (or if such day is not a Business Day, on the immediately preceding Business Day) plus 100 basis points; it being understood that, for the avoidance of doubt, the Base Rate shall not be less than zero and, solely with respect to the Initial Term Loans, the Alternate Base Rate shall be deemed to be not less than 2.00% per annum. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Base Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Base Rate or the Federal Funds Effective Rate, respectively.
“Anti-Terrorism Laws” shall mean any Requirement of Law related to terrorism financing, economic sanctions or money laundering, including 18 U.S.C. §§ 1956 and 1957; The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5332 and 12 U.S.C. §§ 1818(s), 1820b and 1951-1959), as amended by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (“USA PATRIOT Act”) of 2001 (Title III of Pub. L. 107-56), and their implementing regulations; the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended), the International Emergency Economic Powers Act (50 U.S.C. §1701 et seq., as amended) and Executive Order 13224 (effective September 24, 2001), and their implementing regulations.
“Applicable Calculations” shall have the meaning assigned to such term in Section 1.04(a).
“Applicable Margin” shall mean, for any day, with respect to any Initial Term Loan that is (x) a Eurodollar Loan, 7.00% per annum and (y) an ABR Loan, 6.00% per annum; provided that notwithstanding anything herein to the contrary, upon the satisfaction of the Maturity Extension Condition, the “Applicable Margin” with respect to any Initial Term Loan shall be increased by an amount equal to 150% of the difference in the coupon rate of the Senior Notes after the exchange and the coupon rate of the Senior Notes prior to the exchange, to the extent such difference is positive. The Applicable Margin with respect to Incremental Term Loans shall be as set forth in the applicable Increase Joinder.
“Approved Fund” shall mean any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.
“Arranger” shall have the meaning assigned to such term in the preamble hereto.
“ASC” has the meaning assigned to such term in Section 1.05(b).
“ASC Acquisition” shall have the meaning assigned to such term in the recitals hereto.
“ASC Acquisition Agreement” shall have the meaning assigned to such term in the recitals hereto.
“Asset Sale” shall mean (a) any conveyance, sale, lease, sublease, license, assignment, transfer or other disposition (including by way of merger or consolidation and including any Sale and Leaseback Transaction) of any property (excluding any sale of inventory or disposition of cash and Cash Equivalents, in each case, in the ordinary course of business) by Holdings or any of its Restricted Subsidiaries and (b) any issuance or sale of any Equity Interests of any Restricted Subsidiary of Holdings, in the case of each of clause (a) and (b), to any person other than a Company; provided that to the extent such a sale, issuance, conveyance, lease, sublease, license, assignment, transfer or other disposition of assets is made from a Loan Party to a Company that is not a Loan Party, the Loan Party effectuating such sale, issuance conveyance, lease, sublease, license, assignment, issuance, transfer or other disposition shall receive assets in exchange therefor at least equal to the fair market value of the assets such Loan Party so sold, conveyed, leased, subleased, licensed, issued, assigned, transferred or otherwise disposed of.
“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.04(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit B-1, or any other form approved by the Administrative Agent.
“Attributable Indebtedness” shall mean, when used with respect to any Sale and Leaseback Transaction, as at the time of determination, the present value (discounted at a rate equivalent to the explicit or implicit interest rate under the lease applicable to such Sale and Leaseback Transaction, or if there is none, Borrower’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.
“Available Basket Amount” shall mean, at any time of calculation, (a) the sum of (i) the Net Cash Proceeds received by Holdings after the Closing Date from any issuance of Qualified Capital Stock of Holdings, to the extent such Net Cash Proceeds are contributed in cash to Borrower’s common equity capital plus (ii) the Cumulative Retained ECF Amount at such time minus (b) the aggregate amount of Investments, Permitted Acquisitions, Dividends and prepayments, repurchases or redemptions of Indebtedness (including, without limitation, amounts used to prepay, repurchase, redeem, defease, extinguish or otherwise discharge Senior Notes to satisfy the Maturity Extension Condition), in each case to the extent made after the Closing Date (in whole or in part) in reliance on the Available Basket Amount.
“Available Net Assets” shall have the meaning assigned to such term in Section 7.10.
“Bankruptcy Code” shall mean Title 11 of the United States Code (11 U.S.C. Section 101 et seq.), as amended from time to time.
“Base Rate” shall mean, for any day, a rate per annum equal to the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Administrative Agent) or any similar release by the Federal Reserve Board (as determined by Administrative Agent).
“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.
“Board of Directors” shall mean, with respect to any person, (i) in the case of any corporation, the board of directors of such person, (ii) in the case of any limited liability company, the board of managers of such person, or if there is none, the Board of Directors of the managing member of such person, (iii) in the case of any partnership, the Board of Directors of the general partner of such person and (iv) in any other case, the functional equivalent of the foregoing.
“Bookrunner” shall have the meaning assigned to such term in the preamble hereto.

“Borrower” shall have the meaning assigned to such term in the preamble hereto.
“Borrowing” shall mean Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
“Borrowing Request” shall mean a request by Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be reasonably approved by the Administrative Agent.
“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.
“Calculation Date” shall have the meaning assigned to such term in Section 1.04(c).
“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital lease obligations on a balance sheet of such person under GAAP as in effect on the date hereof, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP as in effect on the date hereof.
“Cash Equivalents” shall mean, as to any person, (a) securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than 13 months from the date of acquisition by such person; (b) time deposits and certificates of deposit of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $500,000,000 and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than one year from the date of acquisition by such person; (c) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above, which repurchase obligations are secured by a valid perfected security interest in the underlying securities; (d) commercial paper issued by any person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, and in each case maturing not more than 13 months after the date of acquisition by such person; (e) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (d) above; (f) demand deposit accounts maintained in the ordinary course of business; and (g) investments by any Foreign Subsidiaries in any foreign equivalents of the investments described in clauses (a) through (e) above; provided that (i) investments described in this clause (g) by any Foreign Subsidiary shall be limited to (1) securities issued by a country that is a member nation of the Organization of Economic Cooperation and Development or by issuers formed under the laws of such a country, or (2) in the case of Foreign Subsidiaries operating in countries that are not member nations of the Organization of Economic Cooperation and Development, investments customarily used by corporations for cash management purposes in such jurisdictions in the ordinary course of business of such corporations and (ii) in the case of investments equivalent to clause (a), the issuer has an investment grade sovereign debt rating from S&P or Moody’s.
“Casualty Event” shall mean any involuntary loss of title, any involuntary loss of, damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of Holdings or any of its Restricted Subsidiaries. “Casualty Event” shall include but not be limited to any taking of all or any part of any Real Property of any person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Requirement of Law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any person or any part thereof by any Governmental Authority, civil or military, or any settlement in lieu thereof.
“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq. and all implementing regulations.
“CFC” shall mean a Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.
“CFC Holdco” shall mean a Domestic Subsidiary that has no material assets other than Equity Interests of one or more CFCs.
A “Change in Control” shall be deemed to have occurred if:
(a)    Holdings at any time ceases to own directly 100% of the Equity Interests of Borrower;
(b)    at any time a change of control occurs under the Senior Notes (or any refinancing thereof) or the First Lien Credit Agreement;
(c)    prior to an IPO, the Permitted Holders (collectively) shall fail to own, or to have the power, directly or indirectly, to vote or direct the voting of Voting Stock of Holdings representing a majority of the voting power of the total outstanding Voting Stock of Holdings; or
(d)    upon and following an IPO, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Voting Stock of Holdings representing more than both (i) 35% of the voting power of the total outstanding Voting Stock of Holdings and (ii) the percentage of the voting power of the total outstanding Voting Stock of Holdings that the Permitted Holders (collectively) own or which they have the power, directly or indirectly, to vote or direct the voting of.
For purposes of this definition, a person shall not be deemed to have beneficial ownership of Equity Interests subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking into effect of any law, treaty, order, policy, rule or regulation, (b) any change in any law, treaty, order, policy, rule or regulation or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives promulgated thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed introduced or adopted after the Closing Date.
“Charges” shall have the meaning assigned to such term in Section 10.14.
“Class,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Initial Term Loans or Incremental Term Loans that have identical terms and conditions, Refinancing Term Loans of a given Refinancing Series or Extended Term Loans and, when used in reference to any Commitment, refers to whether such Commitment is an Initial Term Loan Commitment or an Incremental Term Loan Commitment with respect to Incremental Term Loans that have identical terms and conditions or Refinancing Term Commitments of a given Refinancing Series, in each case, under this Agreement as originally in effect or pursuant to Section 2.20, of which such Loan, Borrowing or Commitment shall be a part.
“Closing Date” shall mean the date of the initial Credit Extension hereunder.
“Closing Date Intercreditor Agreement” shall mean the First Lien/Second Lien Intercreditor Agreement, dated as of the Closing Date, among the Collateral Agent, the First Lien Collateral Agent, Borrower and the Guarantors.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Collateral” shall mean, collectively, all of the Security Agreement Collateral, the Mortgaged Property and all other property of whatever kind and nature subject or purported to be subject from time to time to a Lien under any Security Document.
“Collateral Agent” shall have the meaning assigned to such term in the preamble hereto and shall include each other person appointed as a successor pursuant to Section 9.06(a).
“Commitment” shall mean, with respect to any Lender, such Lender’s Initial Term Loan Commitment, Incremental Term Loan Commitment or Refinancing Term Commitment of a given Refinancing Series.
“common stock” or “common equity” shall mean, with respect to any person, any and all “common” Equity Interests (however designated) of such person whether now outstanding or issued after the Closing Date; provided that neither Preferred Stock nor Disqualified Capital Stock shall constitute common stock.
“Communications” shall have the meaning assigned to such term in Section 10.01(b).
“Companies” shall mean the collective reference to Holdings and its Restricted Subsidiaries, including Borrower; and “Company” shall mean any one of them.
“Competitor” shall mean any person whose primary business is microwave, RF, power and control products for critical defense, communications, medical, scientific and other applications, or developing, manufacturing and distributing products used for generating, amplifying, transmitting and receiving high-power/high-frequency microwave and RF signals and/or providing power and control for various applications, or such other business conducted by Borrower and its Restricted Subsidiaries in the normal course.
“Compliance Certificate” shall mean a certificate of a Financial Officer substantially in the form of Exhibit D.
“Consolidated Current Assets” shall mean, as at any date of determination, the total assets of Holdings and its Restricted Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding cash and Cash Equivalents.
“Consolidated Current Liabilities” shall mean, as at any date of determination, the total liabilities of Holdings and its Restricted Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt.
“Consolidated EBITDA” shall mean, for any period, an amount determined for Holdings and its Restricted Subsidiaries on a consolidated basis equal to:
(i)    Consolidated Net Income, plus, to the extent reducing (and not added back to) such Consolidated Net Income (other than in the case of clause (f) hereof), the sum, without duplication, of amounts (calculated on an after-tax basis where appropriate) for (a) provision for taxes based on income or profit or capital, including state, local and franchise taxes (or the non-U.S. equivalent thereof) for such period (including tax expenses of Foreign Restricted Subsidiaries and foreign withholding taxes paid or accrued for such period), (b) Consolidated Interest Expense for such period, (c) the total amount of depreciation and amortization expenses (including amortization of goodwill and other intangibles, and all expenditures in respect of licensed or purchased software or internally developed software and software enhancements that are, or are required to be reflected as, capitalized costs, but excluding amortization of prepaid cash expenses that were paid in a prior period) for such period, (d) to the extent permitted to be made under Section 6.08(e), any management, monitoring, consulting and advisory fees (including termination fees) and related indemnities and expenses paid or accrued by Borrower in such period pursuant to the terms of the Advisory Agreement, (e) any other non-cash charges, expenses or losses reducing Consolidated Net Income for such period (provided that if any such non-cash charges, expenses or losses represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income to such extent), but excluding amortization of a prepaid cash item that was paid in a prior period, (f) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated Net Income pursuant to clause (ii) below for any previous period, (g) the amount of any minority interest expense consisting of income of a Restricted Subsidiary attributable to minority equity interests of third parties in any non-wholly owned Restricted Subsidiary deducted in such period in calculating Consolidated Net Income, (h) any non-cash impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or otherwise as a result of a Change in Law (including the amortization of the consideration for any non-competition agreements entered into in connection with acquisitions), (i) any net loss from discontinued operations and any net loss on disposal of discontinued operations, (j) non-cash charges and expenses relating to employee benefit or other management compensation plans of any direct or indirect parent of Borrower (to the extent such non-cash charges relate to plans of any direct or indirect parent of Borrower for the benefit of members of the Board of Directors of Borrower (in their capacity as such) or employees of Borrower and its Restricted Subsidiaries), Borrower or any of its Restricted Subsidiaries or any non-cash compensation charge and other non-cash expenses or charges arising from any grant, issuance or repricing of stock appreciation or similar rights, stock, stock options, restricted stock or other equity-based awards of any direct or indirect parent of Borrower (to the extent such non-cash charges relate to plans of any direct or indirect parent of Borrower for the benefit of members of the Board of Directors of Borrower (in their capacity as such) or employees of Borrower and its Restricted Subsidiaries), Borrower or any of its Restricted Subsidiaries (excluding in each case any non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense incurred in a prior period), (k) any losses attributable to the extinguishment of any (1) Indebtedness or (2) other derivative instruments of Borrower or any of its Restricted Subsidiaries, (l) any fees, expenses, costs or charges (including all transaction, restructuring and transition costs, fees and expenses (including diligence costs, cash severance costs, retention payments to employees, lease termination costs and reserves)) or any amortization thereof, related to the Transactions or any Subject Transaction (in each case including any such transaction undertaken but not completed), including (1) such fees, expenses or charges related to the Transactions and (2) any amendment or other modification hereof, (m) accruals and reserves (other than fees, expenses, costs or charges relating to the Transactions) that are established within twelve months after the Closing Date that are so required to be established as a result of the Transactions; provided that the aggregate amount under this clause (m) shall not exceed $5,000,000, (n) any extraordinary losses during such period in accordance with GAAP and (o) any non-recurring or unusual expenses, losses or charges; minus
(ii)    the sum, without duplication, of the following amounts (calculated on an after-tax basis where appropriate) (a) non-cash gains increasing Consolidated Net Income for such period, excluding any such items to the extent they represent (1) the reversal in such period of an accrual of, or reserve for, potential cash expenses in a prior period after the Closing Date (which, for the avoidance of doubt, shall be deducted from Consolidated Net Income pursuant to clause (i)(e)

above), and (2) the amortization of income and the accrual of revenue or income, in each case, to the extent cash is not received in the current period, (b) any net gain from discontinued operations or after-tax net gains from the disposal of discontinued operations to the extent increasing Consolidated Net Income, (c) any extraordinary, non-recurring or unusual gain to the extent increasing Consolidated Net Income and (d) the amount of any minority interest income consisting of Subsidiary Guarantor losses attributable to minority interests of third parties in any non-wholly owned Subsidiary Guarantor.
In addition, to the extent not already included in the Consolidated Net Income of Holdings and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated EBITDA shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Investment, any acquisition or any Asset Sale (or other disposition) permitted hereunder. Furthermore, Consolidated EBITDA shall be calculated without regard to (1) without duplication of Section 1.05(a), the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period, and (2) effects of adjustments pursuant to GAAP resulting from the application of purchase accounting in relation to any acquisition or Permitted Acquisition, including, without limitation, write-offs of acquired in-process research and development, amortization of inventory write-ups and amortization of acquisition-related intangibles.
“Consolidated Indebtedness” shall mean, as at any date of determination, the aggregate amount of all Indebtedness of Holdings and its Restricted Subsidiaries, but excluding letters of credit and Indebtedness permitted under Sections 6.01(c), (d), (g), (h), (i), (j), (n), (o), (q) and (r), minus unrestricted cash and Cash Equivalents on hand of Borrower and its Restricted Subsidiaries as of such date.
“Consolidated Interest Expense” shall mean, for any period, total interest expense, whether paid or accrued (including that portion attributable to Capital Lease Obligations in accordance with GAAP, Attributable Indebtedness and capitalized interest), of Holdings and its Restricted Subsidiaries on a consolidated basis for such period with respect to all outstanding Indebtedness of Holdings and its Restricted Subsidiaries, including all amortization of Debt Issuance costs and original issue discount and other financing fees and expenses, non-cash interest payments, the interest component of any deferred payment obligations, imputed interest on Capital Lease Obligations, Attributable Indebtedness and, with respect to commissions, discounts and other fees and charges owed with respect to letters of credit, cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any person in connection with Indebtedness incurred by such plan or trust for such period, and net costs under Hedging Agreements in respect of interest rates, less interest income of Holdings and its Restricted Subsidiaries for such period.
“Consolidated Net Income” shall mean, for any period, the aggregate net income of Holdings and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (a) the income of any person (other than a Restricted Subsidiary of Holdings) in which any other person (other than Holdings or any of its Restricted Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Holdings or any of its Restricted Subsidiaries by such person during such period shall be excluded, (b) any gain (loss), together with any related provision for taxes on such gain (loss), realized in connection with any Asset Sale or other asset disposition or abandonment (other than in the ordinary course of business) and reserves relating thereto shall be excluded, (c) any net unrealized gain (loss) (after any offset) resulting in such period from obligations under any Hedging Agreement or other derivative instruments and the application of ASC 815, in each case, shall be excluded, (d) any net unrealized gain (loss) (after any offset) resulting in such period from currency translation gains or losses including those related to currency re-measurements of Indebtedness shall be excluded, (e) any gains (losses) resulting from the return of surplus assets of any Plan shall be excluded, (f) any non-recurring tax benefits resulting from the transactions contemplated by the Loan Documents or the Senior Note Documents shall be excluded and (g) the income of any Restricted Subsidiary of Holdings to the extent that the payment thereof to Borrower or a Subsidiary Guarantor, whether by dividends or similar distributions, intercompany loan repayments or otherwise, is not at the time permitted for any reason other than by operation of any Requirement of Law applicable to that Restricted Subsidiary shall be excluded; provided that, for the avoidance of doubt, the sole fact that such a payment would result in adverse tax consequences for any Company shall not cause such income to be excluded pursuant to this clause (g).
“Consolidated Secured Indebtedness” shall mean, as at any date of determination, the aggregate amount of all Consolidated Indebtedness of Holdings and its Restricted Subsidiaries that is secured by any Lien on the Collateral as of such date.
“Consolidated Total Assets” shall mean the consolidated total assets of Holdings and its Restricted Subsidiaries as set forth on the consolidated balance sheet of Holdings as of the most recent period for which financial statements were required to have been delivered pursuant to Section 5.01(a) or (b); provided that prior to the initial delivery of such financial statements, this definition shall be based on the July 3, 2015 financial statements.
“Consolidated Working Capital” shall mean Consolidated Current Assets at such date of determination minus Consolidated Current Liabilities at such date of determination; provided that increases or decreases in Consolidated Working Capital shall be calculated without regard to any changes in Consolidated Current Assets or Consolidated Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (b) the effects of purchase accounting.
“Contingent Obligation” shall mean, as to any person, any obligation, agreement, understanding or arrangement of such person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (d) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement obligation arises (which reimbursement obligation shall constitute Indebtedness); or (e) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.
“Controlled Investment Affiliate” shall mean, as to any person, any other person which directly or indirectly is in Control of, is Controlled by, or is under common Control with, such person and is organized by such person (or any person Controlling such person) primarily for making equity or debt investments in Holdings or other portfolio companies.
“Cortland” means Cortland Capital Market Services LLC, a Delaware limited liability company.
“Cost Savings Certificate” shall have the meaning assigned to such term in the definition of “Pro Forma Cost Savings”.
“Credit Agreement Refinancing Indebtedness” shall mean one or more additional series of (a) unsecured notes or loans, (b) senior secured notes, bonds or debentures (including any Registered Equivalent Notes) secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Secured Obligations, (c) secured notes, bonds or debentures (including any Registered Equivalent Notes) or loans secured by the Collateral on a junior priority basis to the liens securing the Secured Obligations or (d) Indebtedness incurred pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or part, an existing Class of Term Loans or any then-existing Credit Agreement Refinancing Indebtedness or to finance the purchase of Loans under Section 2.10 (“Refinanced Debt”); provided that (i) such Indebtedness does not mature prior to the maturity date of the Refinanced Debt, or have a shorter Weighted Average Life to Maturity than the Refinanced Debt as of the date of determination, (ii) except to the extent otherwise permitted under this Agreement (other than Section 6.01(u) or Section 6.02(y)), such Indebtedness shall not have a greater original aggregate principal amount (or accreted value, if applicable) than the aggregate principal amount (or accreted value, if applicable) of the Refinanced Debt, in each case, including any unused commitments in respect thereof as if it were fully drawn (plus any accrued but unpaid interest, capitalized interest, premiums (if any) and fees payable by the terms of such Indebtedness thereon and reasonable fees, expenses, original issue discount and upfront fees incurred in connection with such refinancing), (iii) the other terms and conditions of such Indebtedness shall reflect market terms at the time of incurrence or issuance (it being understood that to the extent any financial maintenance covenant is added for the benefit of such Refinancing Term Loans or Credit Agreement Refinancing Indebtedness

incurred in the form of notes, such financial maintenance covenant shall also be added for the benefit of the Initial Term Loans remaining outstanding after the incurrence or issuance of such Refinancing Term Loans or Credit Agreement Refinancing Indebtedness incurred in the form of notes), (iv) none of the obligors or guarantors with respect to such Indebtedness shall be a person that is not a Loan Party; (v) (A) if such Indebtedness is secured by the Collateral on a pari passu basis with the Secured Obligations, the holders of such Indebtedness (or their Senior Representative) shall become party to the Closing Date Intercreditor Agreement on terms reasonably acceptable to the Required Lenders and (B) if such Indebtedness is secured by the Collateral on a junior priority basis to the liens securing the Secured Obligations, Borrower, the holders of such Indebtedness (or their Senior Representative) and the Administrative Agent and/or Collateral Agent shall be party to a Junior Priority Intercreditor Agreement on terms reasonably acceptable to the Required Lenders, (vi) if such Indebtedness is secured, it shall not be secured by any property or assets of Holdings, Borrower or any Restricted Subsidiary other than the Collateral, and (vii) any Credit Agreement Refinancing Indebtedness which is in the form of loans that is incurred outside of this Agreement will be unsecured or may only be secured on a junior basis to the Liens on the Collateral securing the Secured Obligations; provided that Credit Agreement Refinancing Indebtedness may be incurred in the form of a bridge or other interim credit facility intended to be refinanced with long-term Indebtedness (and such bridge or other interim credit facility shall be deemed to satisfy clause (i) of the first proviso in this definition so long as (x) such credit facility includes customary “rollover” provisions which shall provide for the automatic extension, conversion or exchange of such bridge loans or interim credit facility into long-term Indebtedness without any conditions precedent to such extension, conversion or exchange and (y) assuming such credit facility were to be so extended, converted or exchanged pursuant to the “rollover” provisions described in the immediately preceding clause (x), such extended credit facility would comply with clause (i) above.

“Credit Extension” shall mean the making of a Loan by a Lender.
“Cumulative Retained ECF Amount” shall have the meaning set forth in the First Lien Credit Agreement.
“Debt Fund Affiliate” shall mean any Affiliate of the Sponsor that is a bona fide debt fund or an investment vehicle that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course of its business and whose managers have fiduciary duties to the investors in such fund or investment vehicle independent of, or in addition to, their duties to the Sponsor.
“Debt Issuance” shall mean the incurrence by Holdings or any of its Restricted Subsidiaries of any Indebtedness after the Closing Date (other than as permitted by Section 6.01).
“Default” shall mean any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.
“Discharge of Senior Obligations” shall have the meaning assigned to such term in the Closing Date Intercreditor Agreement.

“Disqualified Capital Stock” shall mean any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Final Maturity Date (as of the date of the issuance of such Disqualified Capital Stock), (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to the first anniversary of the Final Maturity Date (as of the date of the issuance of such Disqualified Capital Stock), or (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations; provided, however, that any Equity Interests that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a Change in Control or an asset sale occurring prior to the first anniversary of the Final Maturity Date shall not constitute Disqualified Capital Stock if such Equity Interests provide that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to the repayment in full of the Obligations and the Senior Notes.
“Disqualified Institution” shall mean any Competitor of Borrower and its Restricted Subsidiaries identified in writing by Borrower to the Administrative Agent prior to the date hereof or from time to time thereafter; provided that the Administrative Agent may post the same to the Lenders.
“Dividend” with respect to any person shall mean that such person has declared or paid a dividend or returned any equity capital to the holders of its Equity Interests or authorized or made any other distribution, payment or delivery of property (other than Qualified Capital Stock of such person) or cash to the holders of its Equity Interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any of its or any of its parent companies’ Equity Interests outstanding (or any options or warrants issued by such person or any of its parent companies with respect to its Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for consideration any of the Equity Interests of such person or any of its parent companies outstanding (or any options or warrants issued by such person or any of its parent companies with respect to its Equity Interests).
“Dollars” or “$” shall mean lawful money of the United States.
“Domestic Subsidiary” shall mean any Restricted Subsidiary that is organized or existing under the laws of the United States, any state thereof or the District of Columbia.
“Eligible Assignee” shall mean any person to whom it is permitted to assign Loans and Commitments pursuant to Section 10.04(b)(i); provided that, except as set forth in Section 10.04(i), “Eligible Assignee” shall not include Borrower or any of its Affiliates or Subsidiaries or, except as may be agreed by the Administrative Agent and Borrower, any natural person.
“Embargoed Person” shall mean any party that (i) is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by the U.S. Treasury Department’s

Office of Foreign Assets Control (“OFAC”), is a “designated national” pursuant to OFAC’s Cuban Assets Control Regulations (31 C.F.R. 515.305), or resides, is organized or chartered, or has a place of business in a country or territory that is prohibited pursuant to the OFAC sanctions programs or (ii) is publicly identified as prohibited from doing business with the United States under the International Emergency Economic Powers Act, the Trading With the Enemy Act, or any other Requirement of Law.
“Environment” shall mean ambient air, indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources, the workplace or as otherwise defined in any Environmental Law.
“Environmental Claim” shall mean any written claim, notice, demand, order, action, suit, proceeding or other communication alleging liability for or obligation with respect to any investigation, remediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release of Hazardous Materials at any location or (ii) any violation or alleged violation of any Environmental Law, and shall include any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Materials or alleged injury or threat of injury to health, safety or the Environment.
“Environmental Law” shall mean any and all applicable treaties, laws, statutes, common law, ordinances, regulations, rules, decrees, orders, judgments, consent orders, consent decrees, code or other binding requirements of a Governmental Authority, relating to pollution, protection of public health or the Environment, Hazardous Materials, natural resources or natural resource damages, or workplace safety or health as related to exposure to Hazardous Material, and any and all Environmental Permits.
“Environmental Permit” shall mean any permit, license, approval, registration, notification, exemption, consent or other authorization required by or from a Governmental Authority under Environmental Law.
“Equity Interest” shall mean, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued after the Closing Date, but excluding debt securities convertible or exchangeable into such equity.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.
“ERISA Affiliate” shall mean, with respect to any person, any trade or business (whether or not incorporated) that, together with such person, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived by regulation); (b) with respect to a Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence by any Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by any Company or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (g) the incurrence by any Company or any of its ERISA Affiliates of any liability with respect to the withdrawal from any Plan or Multiemployer Plan; (h) the receipt by any Company or its ERISA Affiliates of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA, or in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 of ERISA; (i) the “substantial cessation of operations” within the meaning of Section 4062(e) of ERISA with respect to a Plan; (j) the making of any amendment to any Plan which could result in the imposition of a lien or the posting of a bond or other security; or (k) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to any Company.
“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.
“Eurodollar Loan” shall mean any Eurodollar Term Loan.
“Eurodollar Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate in accordance with the provisions of Article II.
“Event of Default” shall have the meaning assigned to such term in Section 8.01.
“Excess Amount” shall have the meaning assigned to such term in Section 2.10(g).
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Excluded Subsidiary” shall mean (a) a Foreign Subsidiary, (b) a CFC Holdco, (c) a Domestic Subsidiary that is a Subsidiary of a CFC, (d) an Immaterial Subsidiary or (e) an Unrestricted Subsidiary.
“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) Taxes imposed on or measured by its overall net income or profits and franchise Taxes imposed on it (in lieu of net income Taxes), however denominated (and including, for the avoidance of doubt, any backup withholding in respect thereof under Section 3406 of the Code), by a jurisdiction (i) as a result of the recipient being organized or having its principal office or, in the case of any

Lender, its applicable lending office in such jurisdiction, or (ii) as a result of any other present or former connection between such recipient and such jurisdiction (other than a connection arising primarily from entering into, being a party to, receiving any payment under, enforcing its rights under or entering into any other transactions pursuant to this Agreement or any other Loan Document), (b) in the case of a Foreign Lender (other than an assignee pursuant to a request by Borrower under Section 2.16), any U.S. federal withholding tax that is imposed on interest payments pursuant to any Requirements of Law that are in effect at the time such Foreign Lender becomes a party hereto, except to the extent that such Foreign Lender’s assignor, if any, was entitled, immediately prior to such assignment, to receive additional amounts or indemnity payments from a Loan Party with respect to such withholding tax pursuant to Section 2.15; provided that this subclause (b) shall not apply to any tax imposed on a Lender in connection with an interest or participation in any Loan or other obligation that such Lender was required to acquire pursuant to Section 2.14(d), (c) in the case of a Foreign Lender who designates a new lending office, any U.S. federal withholding tax that is imposed on interest payments pursuant to any Requirements of Law that are in effect at the time of such change in lending office, except to the extent that such Foreign Lender was entitled, immediately prior to such change in lending office, to receive additional amounts or indemnity payments from a Loan Party with respect to such withholding tax pursuant to Section 2.15, (d) any withholding tax that is attributable to such Lender’s failure to comply with Section 2.15(e) or (e) any U.S. federal withholding Taxes imposed pursuant to FATCA.
“Existing Lien” shall have the meaning assigned to such term in Section 6.02(c).
“Extended Term Loans” shall mean any Class of Term Loans the maturity of which shall have been extended pursuant to Section 2.22.
“Extension” has the meaning provided in Section 2.22(a).
“Extension Amendment” shall mean an amendment to this Agreement (which may, at the option of the Administrative Agent with the written consent of Borrower, be in the form of an amendment and restatement of this Agreement) providing for any Extended Term Loans pursuant to Section 2.22, which shall be consistent with the applicable provisions of this Agreement and otherwise satisfactory to the parties thereto. Each Extension Amendment shall be executed by the Administrative Agent, the Loan Parties and the other parties specified in Section 2.22 (but not any other Lender).
“Extension Offer” has the meaning provided in Section 2.22(a).
“FATCA” shall mean current Sections 1471 through 1474 of the Code (including any agreements entered into pursuant to current Section 1471(b)(1) of the Code) and any amended or successor version that is substantively comparable and not materially more onerous to comply with, any regulations and official interpretations thereof, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (or any law implementing such an intergovernmental agreement).
“FCPA” shall mean the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.
“Fee Letter” means the fee letter, dated as of the date hereof, between Borrower and Cortland, as amended from time to time.
“Final Maturity Date” shall mean the latest Maturity Date applicable to any Loan (or, if so specified, applicable to the specified Loans) hereunder at such time.
“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.
“FIRREA” shall mean the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.
“First Lien Administrative Agent” shall mean UBS AG, Stamford Branch, in its capacity as administrative agent under the First Lien Credit Agreement, and any successors thereto in such capacity.
“First Lien Closing Date” shall mean April 7, 2014.
“First Lien Collateral Agent” shall mean UBS AG, Stamford Branch, in its capacity as collateral agent under the First Lien Credit Agreement, and successors thereto in such capacity.
“First Lien Credit Agreement” shall mean the Credit Agreement dated as of April 7, 2014, among Borrower, Holdings, the Subsidiary Guarantors (as defined therein), the lenders party thereto, UBS Securities LLC and MCS Capital Markets, LLC, as joint lead arrangers and as joint bookmanagers, UBS AG, Stamford Branch, as Issuing Bank (as defined therein), Swingline Lender (as defined therein), administrative agent and collateral agent, as such agreement may be amended, amended and restated, waived, modified, refinanced, replaced, extended or supplemented.
“First Lien Guarantees” shall mean the guarantees of Holdings and the Subsidiary Guarantors pursuant to the First Lien Loan Documents.
“First Lien Indebtedness” means the Indebtedness of Borrower or any Guarantor (including under the First Lien Loan Documents) that is secured by a Lien senior to the Liens securing the Obligations.
“First Lien Loan Documents” shall mean the “Loan Documents,” as defined in the First Lien Credit Agreement.
“First Lien Secured Parties” shall mean the “Secured Parties,” as defined in the First Lien Credit Agreement.

“First Lien Security Documents” shall mean “Security Documents” as defined in the First Lien Credit Agreement.
“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect, or any successor statute thereto.
“Foreign Lender” shall mean any Lender that is not, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation, partnership or other entity treated as a corporation or partnership created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income taxation regardless of its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust, or such trust has validly elected to be treated as a domestic trust. In addition, solely for purposes of clauses (b) and (c) of the definition of Excluded Taxes, a Foreign Lender shall include a partnership or other entity treated as a partnership created or organized in or under the laws of the United States, any state thereof or the District of Columbia, but only to the extent the partners of such partnership (including indirect partners if the direct partners are partnerships or other entities treated as partnerships for U.S. federal income tax purposes created or organized in or under the laws of the United States, any state thereof or the District of Columbia) are treated as Foreign Lenders under the preceding sentence (in which event, the determination of whether a U.S. federal withholding tax on interest payments was imposed pursuant to any Requirements of Law in effect at the time such Foreign Lender became a party hereto will be made by reference to the time when the applicable direct or indirect partner became a direct or indirect partner of such Foreign Lender, but only if such date is later than the date on which such Foreign Lender became a party hereto).
“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by any Company with respect to employees employed outside the United States.
“Foreign Restricted Subsidiary” shall mean a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia and that is a Restricted Subsidiary.
“Foreign Subsidiary” shall mean a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia.
“Fund” shall mean any person that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“Funding Guarantor” shall have the meaning assigned to such term in Section 7.10.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis as in effect from time to time, together with practices and financial reference periods used in the financial statements of Holdings.
“Governmental Authority” shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union, the European Central Bank or the Organisation for Economic Co-operation and Development).
“Governmental Real Property Disclosure Requirements” shall mean any Requirement of Law of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, facility, establishment or business, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any Real Property, facility, establishment or business, of the actual or threatened presence or Release, or the use, disposal or handling of Hazardous Material on, at, under or near the Real Property, facility, establishment or business to be sold, leased, mortgaged, assigned or transferred.
“Guaranteed Obligations” shall have the meaning assigned to such term in Section 7.01.
“Guarantees” shall mean the guarantees issued pursuant to Article VII by Holdings and the Subsidiary Guarantors.
“Guarantor Obligations” shall have the meaning assigned to such term in Section 7.08(a).
“Guarantors” shall mean Holdings and the Subsidiary Guarantors.
“Hazardous Materials” shall mean the following: hazardous substances; hazardous wastes; polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs; asbestos or any asbestos-containing materials in any form or condition; radon or any other radioactive materials including any source, special nuclear or by-product material; petroleum, crude oil or any fraction thereof; and any other pollutant or contaminant or chemicals, wastes, materials, compounds, constituents or substances, subject to regulation pursuant to any Environmental Law.
“Hedging Agreement” shall mean any swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.
“Hedging Obligations” shall mean obligations under or with respect to Hedging Agreements.
“Holdings” shall have the meaning assigned to such term in the preamble hereto.
“Immaterial Subsidiary” shall mean any Restricted Subsidiary of Holdings (other than Borrower), which, together with its own Restricted Subsidiaries, as consolidated in the consolidated financial statements of Holdings, accounts for (i) less than 5.0% of the consolidated assets of Holdings and its Restricted Subsidiaries as of the last day of the most recently ended fiscal quarter of Holdings and its Restricted Subsidiaries for which financial information is available and (ii) less than 5.0% of Consolidated EBITDA for the most recently ended period of four consecutive fiscal quarters of Holdings; provided that (x) all Immaterial Subsidiaries shall not, in the aggregate, account for more than 10.0% of the consolidated assets of Holdings as of such most recently ended fiscal quarter or for more than 10.0% of the Consolidated EBITDA of Holdings and its Restricted Subsidiaries for such most recently ended period of four consecutive fiscal quarters and (y) no Subsidiary that is an obligor under the Senior Notes (or any refinancing thereof) shall be an Immaterial Subsidiary.
“Increase Effective Date” shall have the meaning assigned to such term in Section 2.20(a).
“Increase Joinder” shall have the meaning assigned to such term in Section 2.20(c).
“Incremental Cap” shall mean, as at the date of determination with all Incremental Term Loans and Permitted Incremental Equivalent Debt established or incurred at or prior to such date, an aggregate principal amount not to exceed the sum of (x) $10,000,000 plus (y) the aggregate amount of all prepayments of Term Loans made pursuant to Section 2.10(a) prior to or simultaneous with the effectiveness of the applicable Increase Joinder (excluding any voluntary prepayments of Term Loans that are funded with the proceeds of Indebtedness) plus (z)(A) in the case of Permitted Incremental Equivalent Debt that is secured by a Lien on the Collateral that is junior to the Liens securing the Secured Obligations, the maximum amount of such Permitted Incremental Equivalent Debt at such time that could be incurred without the Secured Leverage Ratio exceeding 4.50:1.00 as of such date of determination, and (C) in the case of Permitted Incremental Equivalent Debt that is not secured by a Lien on the Collateral, the maximum amount of such Permitted Incremental Equivalent Debt at such time that could be incurred without the Total Leverage Ratio exceeding 6.00:1.00 as of such date of determination, in each case of clauses (A) and (B), determined on an Incremental Pro Forma Basis.
“Incremental Pro Forma Basis” shall mean, with respect to any financial ratio test hereunder, that compliance with such test as at the date of determination shall be determined (a) on a Pro Forma Basis giving effect to any Incremental Term Loans or Permitted Incremental Equivalent Debt incurred at or prior to such time and, subject to clause (b), the usage of the proceeds of such Indebtedness and (b) excluding the cash proceeds of any borrowing under the Incremental Term Loans or Permitted Incremental Equivalent Debt being incurred.
“Incremental Term Loan” shall have the meaning assigned to such term in Section 2.20(a). Each Incremental Term Loan shall be either an ABR Term Loan or a Eurodollar Term Loan.
“Incremental Term Loan Commitment” shall have the meaning assigned to such term in Section 2.20(a).
“Incremental Term Loan Lender” shall mean a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Indebtedness” of any person shall mean, without duplication: (a) all obligations of such person for borrowed money; (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person; (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding (i) trade accounts payable and accrued obligations incurred in the ordinary course of business on normal trade terms and (ii) earnouts, escrows, holdbacks and similar deferred payment obligations so long as they are contingent or not yet fixed); (e) all Indebtedness of others secured by any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, but limited to the fair market value of such property; (f) all Capital Lease Obligations, Purchase Money Obligations and synthetic lease obligations of such person; (g) all Hedging Obligations to the extent required to be reflected on a balance sheet of such person; (h) all Attributable Indebtedness of such person; (i) all obligations of such person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; and (j) all Contingent Obligations of such person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above. The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that the terms of such Indebtedness expressly provide that such person is not liable therefor.
“Indemnified Taxes” shall mean all Taxes other than Excluded Taxes and Other Taxes.
“Indemnitee” shall have the meaning assigned to such term in Section 10.03(b).
“Information” shall have the meaning assigned to such term in Section 10.12.
“Initial Term Loan Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make an Initial Term Loan hereunder on the Closing Date in the amount set forth on Schedule I to the Lender Addendum executed and delivered by such Lender, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Initial Term Loan Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Lender pursuant to Section 10.04, (ii) an Increase Joinder, (iii) a Refinancing Amendment or (iv) an Extension Amendment. The initial aggregate amount of the Lenders’ Initial Term Loan Commitments is $28,000,000.
“Initial Term Loan Lender” shall mean a Lender with an Initial Term Loan Commitment or an outstanding Initial Term Loan.
“Initial Term Loan Maturity Date” shall mean November 17, 2017; provided that if the Maturity Extension Condition shall have been satisfied, the Initial Term Loan Maturity Date shall be April 7, 2021.
“Initial Term Loans” shall mean the term loans made by the Lenders to Borrower pursuant to Section 2.01(a). Each Initial Term Loan shall be either an ABR Term Loan or a Eurodollar Term Loan.

“Intellectual Property” shall mean all U.S. and foreign intellectual property, including all (a) patents, patent applications and registrations (whether established or registered or recorded in the United States or any other country or any political subdivision thereof), (b) trademarks (including service marks), logos, certification marks, trade dress, domain names, corporate names and trade names and other identifiers of source, whether registered or unregistered, and all registrations and applications for the foregoing (whether statutory or common law and whether established or registered in the United States or any other country or any political subdivision thereof), (c) copyrights (whether statutory or common law, whether established or registered in the United States or any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished), and all copyright registrations and applications, and (d) trade secrets, know-how, technology, inventions, data, databases and other confidential or proprietary information.
“Intellectual Property Collateral” shall have the meaning assigned to such term in the Security Agreement.
“Intercompany Subordination Agreement” shall mean the intercompany subordination agreement substantially in the form of Exhibit P.
“Intercreditor Agreements” shall mean the Closing Date Intercreditor Agreement and any Junior Priority Intercreditor Agreement.
“Interest Election Request” shall mean a request by Borrower to convert or continue a Term Borrowing in accordance with Section 2.08(b), substantially in the form of Exhibit E.
“Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December to occur during any period in which such Loan is outstanding, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, (c) with respect to any Initial Term Loan, the Initial Term Loan Maturity Date and (d) with respect to any Refinancing Term Loans, Incremental Term Loans or Extended Term Loans, the applicable Maturity Date thereof, as the case may be.
“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or twelve months if agreed to by all affected Lenders) thereafter, as Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such

Borrowing; provided, however, that an Interest Period shall be limited to the extent required under Section 2.03(e).
“Investments” shall have the meaning assigned to such term in Section 6.04. For purposes of covenant compliance with respect to Investments in persons other than Borrower or a Subsidiary Guarantor, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment; provided that the amount of any Investment in a person that is not Borrower or a Subsidiary Guarantor shall be deemed to be reduced by any cash returns on such Investment to Borrower or a Subsidiary Guarantor.
“IPO” shall mean the first underwritten public offering by Holdings or a parent entity of Holdings of its Equity Interests consisting of Voting Stock after the Closing Date pursuant to a registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act.
“Joinder Agreement” shall mean a joinder agreement substantially in the form of Exhibit F.
“Junior Priority Intercreditor Agreement” shall mean a junior priority intercreditor agreement, among the Administrative Agent, the Collateral Agent and one or more representatives for holders of one or more Classes of applicable Permitted Incremental Equivalent Debt incurred outside of this Agreement ranking junior in right of security with the Secured Obligations, to be in such form and substance as the Administrative Agent, Required Lenders and Borrower may reasonably agree.
“JV Guarantor” shall mean a JV Subsidiary that is a Guarantor.
“JV Subsidiary” shall mean any Restricted Subsidiary of any Company which is not a Wholly Owned Subsidiary and the business and management thereof is jointly controlled by the holders of the Equity Interests therein pursuant to customary joint venture arrangements; provided that such Subsidiary does not have and is not liable in respect of any Indebtedness other than Non-Recourse Debt of such JV Subsidiary and, only if such joint venture is a Guarantor, the Obligations and the obligations under the First Lien Credit Agreement and the Senior Note Documents.
“Laws” shall have the meaning assigned to such term in Section 5.15(a).
“Leases” shall mean any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.
“Lender Addendum” shall mean, with respect to any Lender on the Closing Date, a lender addendum in the form of Exhibit I, to be executed and delivered by such Lender on the Closing Date as provided in Section 10.15.
“Lenders” shall mean (a) the persons (other than a natural person) that have become a party hereto pursuant to a Lender Addendum and (b) any persons (other than a natural person) that has become a party hereto pursuant to an Assignment and Assumption, other than, in each case, any such person that has ceased to be a party hereto pursuant to an Assignment and Assumption.
“LIBOR Rate” shall mean,
(a)with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”), or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London, England time, on the second full London Business Day preceding the first day of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and
(b)for any interest calculation with respect to an ABR Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London, England time, determined two London Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day;
provided, if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded upward to the next 1/100th of 1%) determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period (or with respect to an ABR Loan, that day) in same day funds in the approximate amount of the Loan being made, continued or converted and with a term equivalent to such Interest Period (or with respect to an ABR Loan, for a term of one month) would be offered by a major bank (selected by the Administrative Agent) in the London interbank eurodollar market at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period (or with respect to an ABR Loan, that day);
provided further that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further, that to the extent the Administrative Agent determines (which determination shall be final and conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBOR Rate for a certain Interest Period, the provisions set forth in Section 2.11 of this Agreement shall apply.
“Lien” shall mean, with respect to any property, (a) any mortgage, deed of trust, lien, pledge, claim, charge, collateral assignment, hypothecation, security interest or encumbrance of any kind or any arrangement to provide priority or preference, including any easement, right-of-way or other encumbrance on title to Real Property, in each of the foregoing cases whether voluntary or imposed by law, and any agreement to give any of the foregoing; and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property.
“Loan Documents” shall mean this Agreement, the Intercompany Subordination Agreement, the Notes (if any), any Increase Joinder, any Refinancing Amendment, any Extension Amendment, the Closing Date Intercreditor Agreement, the other Intercreditor Agreements (if any), the Fee Letter and the Security Documents.

“Loan Parties” shall mean Holdings, Borrower and the Subsidiary Guarantors.
“Loans” shall mean any Term Loan.
“London Business Day” shall mean any day on which banks are generally open for dealings in dollar deposits in the London interbank market.
“Margin Stock” shall have the meaning assigned to such term in Regulation U.
“Market Disruption Loans” shall mean Loans the rate of interest applicable to which is based upon the Market Disruption Rate, and such Loans shall for all purposes hereunder and under the other Loan Documents be treated as ABR Loans, including for purposes of determining the Applicable Margin with respect thereto.
“Market Disruption Rate” shall mean, for any day, a fluctuating rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) equal to the Alternate Base Rate for such day. Any change in the Market Disruption Rate shall be effective as of the opening of business on the effective day of any change in the Alternate Base Rate.
“Material Adverse Effect” shall mean (a) a material adverse effect on the business, property, results of operations or financial condition of Holdings and its Restricted Subsidiaries, taken as a whole; (b) a material impairment of the ability of the Loan Parties, taken as a whole, to perform their payment obligations under any Loan Document to which Borrower or any of the Loan Parties is a party; or (c) a material impairment of the rights of or remedies available to the Lenders or any Agent under any Loan Document.
“Material Subsidiary” shall mean any Restricted Subsidiary of Holdings that is not an Immaterial Subsidiary.
“Maturity Date” means (i) with respect to the Initial Term Loans, the Initial Term Loan Maturity Date and (ii) with respect to any Incremental Term Loans, the final maturity date applicable thereto as specified in the applicable Increase Joinder; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.
“Maturity Extension Condition” has the meaning set forth in the First Lien Credit Agreement.
“Maximum Available Net Assets” shall have the meaning assigned to such term in Section 7.10.
“Maximum Rate” shall have the meaning assigned to such term in Section 10.14.
“Minimum Extension Condition” shall have the meaning assigned to such term in Section 2.22(a).
“MNPI” shall have the meaning assigned to such term in Section 10.01(d).
“Moody’s” shall mean Moody’s Investor Service, Inc.

“Mortgage” shall mean an agreement, including, but not limited to, a mortgage, deed of trust or any other document, creating and evidencing a Lien on a Mortgaged Property, which shall be in form reasonably satisfactory to the Collateral Agent, in each case, with such schedules and including such provisions as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign law.
“Mortgaged Property” shall mean (a) each Real Property identified as a Mortgaged Property on Schedule 7(a) to the Perfection Certificate dated the Closing Date and (b) each owned Real Property, if any, which shall be subject to a Mortgage delivered after the Closing Date pursuant to Section 5.11(d), Section 5.12 or Section 5.16.
“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA (a) to which any Company or any ERISA Affiliate is then making or accruing an obligation to make contributions; (b) to which any Company or any ERISA Affiliate has within the preceding five plan years made contributions; or (c) with respect to which any Company could incur liability.
“Net Cash Proceeds” shall mean:
(a)    with respect to any Asset Sale (other than any issuance or sale of Equity Interests), the cash proceeds received by Holdings or any of its Restricted Subsidiaries (including cash proceeds subsequently received (as and when received by Holdings or any of its Restricted Subsidiaries) in respect of non-cash consideration initially received) net of (i) selling expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and Borrower’s good faith estimate of income taxes actually paid or payable in connection with such sale); (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Asset Sale or (y) any other liabilities retained by Holdings or any of its Restricted Subsidiaries associated with the properties sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); (iii) Borrower’s good faith estimate of payments required to be made with respect to unassumed liabilities relating to the properties sold within 180 days of such Asset Sale (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 180 days of such Asset Sale, such cash proceeds shall constitute Net Cash Proceeds); and (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by a Lien on the properties sold in such Asset Sale (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties);
(b)    with respect to any Debt Issuance or issuance of Disqualified Capital Stock by Holdings or any of its Restricted Subsidiaries or any other issuance or sale of Equity Interests by Holdings or any of its Restricted Subsidiaries, the cash proceeds thereof, net of customary fees, commissions, costs and other expenses incurred in connection therewith; and

(c)    with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and other compensation received in respect thereof, net of all reasonable costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event.
“Non-Guarantor Subsidiary” shall mean each Subsidiary that is not a Subsidiary Guarantor.
“Non-Recourse Debt” shall mean Indebtedness of a JV Subsidiary: (a) as to which no Company provides any guaranty or credit support of any kind or is directly or indirectly liable (as a guarantor or otherwise), (b) which does not provide any recourse against any of the assets of any Company (other than such JV Subsidiary); and (c) no default with respect thereto would permit upon notice, lapse of time or both any holder of any Indebtedness of any Company (other than the Loans) of a Company (other than such JV Subsidiary) to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity. For the avoidance of doubt, customary capital contribution requirements under the governing documents of a JV Subsidiary that are entirely independent of any such Indebtedness and relate solely to capital calls in the ordinary course of business of such JV Subsidiary shall not invalidate the status of the Indebtedness of such JV Subsidiary classified as Non-Recourse Debt pursuant to the terms of this definition.
“Notes” shall mean any notes evidencing the Term Loans issued pursuant to this Agreement, if any, substantially in the form of Exhibit K.
“Obligations” shall mean (a) obligations of Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of Borrower and the other Loan Parties under this Agreement and the other Loan Documents, and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of Borrower and the other Loan Parties under or pursuant to this Agreement and the other Loan Documents.
“OFAC” shall have the meaning set forth in the definition of “Embargoed Person.”
“Officers’ Certificate” shall mean a certificate executed by the chairman of the Board of Directors (if an officer), the chief executive officer or the president and one of the Financial Officers, each in his or her official (and not individual) capacity.
“OID” shall mean original issue discount.
“Organizational Documents” shall mean, with respect to any person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person and (v) in any other case, the functional equivalent of the foregoing.
“Other Taxes” shall mean all present or future stamp or documentary taxes or any other excise, property or similar taxes, charges or levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document (and any interest, additions to tax or penalties applicable thereto).
“Participant” shall have the meaning assigned to such term in Section 10.04(d).
“Participant Register” shall have the meaning assigned to such term in Section 10.04(d).
“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
“Perfection Certificate” shall mean a certificate in the form of Exhibit L-1 or any other form reasonably approved by the Collateral Agent, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.
“Perfection Certificate Supplement” shall mean a certificate supplement in the form of Exhibit L-2 or any other form reasonably approved by the Collateral Agent.
“Permitted Acquisition” shall mean any transaction or series of related transactions for the direct and indirect (a) acquisition of all or substantially all of the property of any person, or of any business, division or unit of any person; or (b) acquisition of all or substantially all of the Equity Interests of any person, and otherwise causing such person to become a Restricted Subsidiary (other than a JV Subsidiary); or (c) merger or consolidation or any other combination with any person causing such person to become a Restricted Subsidiary (other than a JV Subsidiary); provided that each of the following conditions shall be met:
(i)    no Event of Default under Section 8.01(a), 8.01(b), 8.01(g) or 8.01(h) then exists and is continuing or would result therefrom;
(ii)     to the extent required by Section 5.11, (A) the property, assets and businesses acquired in such purchase or other acquisition shall constitute Collateral and (B) any such newly created or acquired Subsidiary (other than an Excluded Subsidiary) shall become a Guarantor, in each case, in accordance with Section 5.11;
(iii)     the aggregate amount of Acquisition Consideration used by the Borrower or a Subsidiary Guarantor for all Permitted Acquisitions to purchase (x) Equity Interests of persons that do not become Guarantors under Section 5.11 or (y) assets (other than Equity Interests) that will not be held by the Borrower or a Subsidiary Guarantor, shall not exceed (excluding any amount of Acquisition Consideration funded pursuant to Section 6.04(o)), the greater of (x) $25,000,000 and (y) 5.0% of the Consolidated Total Assets, or the foreign currency equivalent thereof; and

(iv)    with respect to any such transaction involving Acquisition Consideration of more than $10,000,000, at least three Business Days prior to the proposed date of consummation of the transaction, Borrower shall have delivered to the Agents an Officers’ Certificate certifying that such transaction complies with this definition (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance).
“Permitted Collateral Liens” shall mean (a) in the case of Collateral other than Mortgaged Property, Permitted Liens and (b) in the case of Mortgaged Property, the Liens described in clauses (a), (b), (d), (e), (g) and (l) of Section 6.02 in addition to the Liens set forth on Schedule B to the respective Title Policy delivered pursuant to Section 5.11, Section 5.12 or Section 5.16.
“Permitted Holders” shall mean (a) Sponsors and (b) their Controlled Investment Affiliates.
“Permitted Incremental Equivalent Debt” shall mean any Indebtedness incurred by one or more of the Loan Parties in the form of one or more series of secured or unsecured debt securities or loans; provided that (i) the final maturity date of any such Indebtedness shall not be earlier than the Final Maturity Date, (ii) the terms of such Indebtedness shall not provide for any scheduled repayment, mandatory redemption, sinking fund obligations or other payment (other than periodic interest payments) prior to the Final Maturity Date, other than customary offers to purchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights upon an event of default, (iii) such Indebtedness shall be either (A) solely in the case of debt securities, secured by the Collateral on a pari passu basis with the Secured Obligations and shall not be secured by any property or assets of Borrower or any Restricted Subsidiary other than Collateral, and a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to the Closing Date Intercreditor Agreement reflecting the pari passu status of the Liens securing such Indebtedness, (B) secured by the Collateral on a junior basis (including with respect to the control of remedies) with the Secured Obligations and shall not be secured by any property or assets of Borrower or any Restricted Subsidiary other than Collateral, and a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of a Junior Priority Intercreditor Agreement reflecting the more junior lien status of the Liens securing such Indebtedness or (C) unsecured, (iv) none of the obligors or guarantors with respect to such Indebtedness shall be a person that is not a Loan Party, and (v) the terms and conditions (excluding any pricing, interest rate margins, fees, discounts, rate floors and optional prepayment or redemption terms) of such Indebtedness, are, taken as a whole, not materially more favorable (as determined by the Board of Directors of Borrower in good faith and as evidenced in a resolution of such Board of Directors), taken as a whole, to the lenders or noteholders providing such Permitted Incremental Equivalent Debt than those applicable to the then existing Loans, except for covenants or other provisions applicable only to periods after the Final Maturity Date of the Loans existing at the time of such incurrence of Permitted Incremental Equivalent Debt.
“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.
“Permitted Subordinated Indebtedness” shall mean Subordinated Indebtedness the sole obligor of which is Holdings that (i) will not mature prior to the 180th day following the then Final Maturity Date at the time of incurrence of such Subordinated Indebtedness, (ii) has no scheduled amortization of principal or required or mandatory redemptions, or repurchases, sinking fund obligation or payments of principal prior to the 180th day following the then Final Maturity Date at the time of incurrence of such Subordinated Indebtedness, (iii) does not require any payments of interest or amounts in respect of the principal thereof (other than payments made through the increase of the principal amount thereof) prior to the 180th day following the then Final Maturity Date at the time of incurrence of such Subordinated Indebtedness, (iv) that is contractually subordinate or junior in right of payment (including as to “standstill” provisions) to the Obligations on terms reasonably satisfactory to the Required Lenders, (v) contains covenants, events of default and other material terms that are reasonably satisfactory to the Required Lenders, and (vi) is not secured by any Lien.
“Permitted Tax Distributions” shall mean payments, dividends or distributions by Borrower (or another Restricted Subsidiary of Holdings) to Holdings (or its direct or indirect parent) in order for Holdings (or its direct or indirect parent) to pay the portion of its consolidated or combined U.S. federal, state and local income taxes attributable to the income of Borrower and any of Borrower’s Restricted Subsidiaries in an amount not to exceed the income tax liabilities that would have been payable by Borrower and its Restricted Subsidiaries on a stand-alone basis, reduced by any such income taxes paid or to be paid directly by Borrower or its Restricted Subsidiaries; provided that the amount of any such payments, dividends or distributions attributable to any income of an Unrestricted Subsidiary shall be limited to the cash distributions made by such Unrestricted Subsidiary to Borrower or its Restricted Subsidiaries for such purpose. In determining the stand-alone income tax liability of Borrower and its Subsidiaries for purposes of the preceding sentence, any interest expense of Holdings shall be treated as an interest expense of Borrower.
“person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained or contributed to by any Company or its ERISA Affiliate or with respect to which any Company could incur liability (including under Section 4069 of ERISA).
“Platform” shall have the meaning set forth in Section 10.01(c).
“Preferred Stock” shall mean, with respect to any person, any and all preferred or preference Equity Interests (however designated) of such person whether now outstanding or issued after the Closing Date.
“Prepayment Premium” shall have the meaning set forth in Section 2.10(i).
“primary obligations” or “primary obligor” have the meanings assigned to such terms in the definition of “Contingent Obligations.
“Private Side Communications” shall have the meaning assigned to such term in Section 10.01(d).
“Private Siders” shall have the meaning assigned to such term in Section 10.01(d).

“Pro Forma Basis” shall mean on a basis in accordance with Section 1.04.
“Pro Forma Cost Savings” shall mean, with respect to any period, the reduction in net costs and related adjustments (which may include cost savings resulting from head count reduction, closure of facilities and similar restructurings) (a) that were directly attributable to a Subject Transaction that occurred during the relevant Test Period or except as provided in Section 1.04(a), after the end of the Test Period and on or prior to the applicable Calculation Date and calculated on a basis that is consistent with Regulation S-X under the Securities Act as in effect and applied as of the Closing Date and as interpreted by the staff of the SEC, (b) that were actually implemented in connection with a Subject Transaction during the relevant Test Period or except as provided in Section 1.04(a), after the end of the Test Period and prior to the applicable Calculation Date and are supportable and quantifiable by the underlying accounting records, or (c) that relate to a Subject Transaction that has occurred and that Borrower projects in good faith based upon specifically identifiable actions taken or to be taken within 12 months of the date of consummation of such Subject Transaction; provided that (1) the aggregate amount of cost savings added in the calculation of Consolidated EBITDA in any period pursuant to this definition shall not exceed 15% of Consolidated EBITDA for such period, (2) in the case of clause (c) a duly completed certificate (the “Cost Savings Certificate”) signed by a Responsible Officer of Borrower shall have been delivered to the Administrative Agent, specifying the Subject Transaction and the expected reduction in net costs and related adjustments in reasonable detail and certifying that (i) Borrower projects such reduction in net costs and related adjustments in good faith based upon the actions specifically identified in such certificate, (ii) such actions are to be taken within (A) in the case of any reduction in net costs and related adjustments in connection with the Transactions, 12 months after the Closing Date and (B) in all other cases, within 12 months after the consummation of the applicable Subject Transaction, (3) no reduction in net costs and related adjustments shall be added pursuant to this definition or Section 1.04 to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period, or of the actual costs savings realized, (4) reductions in net costs and related adjustments may no longer be added in calculating Consolidated EBITDA pursuant to this definition or Section 1.04 for periods commencing more than 12 months after the applicable Subject Transaction and (5) for each Test Period after the first Test Period for which cost savings for a Subject Transaction are reflected, the amount of reduction in net costs and related adjustments to be included in the calculation of Consolidated EBITDA with respect to such Subject Transaction for such period shall be reduced by 25% in the case of such Test Period immediately following the first Test Period for which cost savings for a Subject Transaction are reflected, and an additional 25% in the case of each of such other Test Periods, of the total amount of such reduction in net costs and related adjustments in respect thereof (in the case of clause (c) as specified in the Cost Savings Certificate).
“Pro Forma Effect” shall mean with respect to any Subject Transaction, Permitted Acquisition or other event, as applicable, giving effect to such Subject Transaction, Permitted Acquisition or other event on a Pro Forma Basis.
“property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests or other ownership interests of any person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property.

“Public Siders” shall have the meaning assigned to such term in Section 10.01(d).
“Purchase Money Obligation” shall mean, for any person, the obligations of such person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any property (including Equity Interests of any person) or the cost of installation, construction or improvement of any property and any refinancing thereof; provided, however, that (i) such Indebtedness is incurred within one year after such acquisition, installation, construction or improvement of such property by such person and (ii) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be.
“Qualified Capital Stock” of any person shall mean any Equity Interests of such person that are not Disqualified Capital Stock.
“Real Property” shall mean, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.
“Refinanced Debt” shall have the meaning assigned to such term in the definition of Credit Agreement Refinancing Indebtedness.
“Refinancing Amendment” shall mean an amendment to this Agreement executed by each of (a) Borrower, (b) the Administrative Agent, (c) each Additional Refinancing Lender and (d) each Lender that agrees to provide any portion of Refinancing Term Loans incurred pursuant thereto, in accordance with Section 2.21.
“Refinancing Series” shall mean all Refinancing Term Loans or Refinancing Term Commitments that are established pursuant to the same Refinancing Amendment (or any subsequent Refinancing Amendment to the extent such Refinancing Amendment expressly provides that the Refinancing Term Loans or Refinancing Term Commitments provided for therein are intended to be a part of any previously established Refinancing Series) and that provide for the same interest margins, interest rate floors, OID and upfront fees as determined by Borrower and the Lenders of such Refinancing Series and, in the case of Refinancing Term Loans or Refinancing Term Commitments, the same amortization schedule.
“Refinancing Term Commitments” shall mean one or more Classes of Term Loan Commitments hereunder that are established to fund Refinancing Term Loans of the applicable Refinancing Series hereunder pursuant to a Refinancing Amendment.
“Refinancing Term Loans” shall mean one or more Classes of Term Loans hereunder that result from a Refinancing Amendment.
“Register” shall have the meaning assigned to such term in Section 10.04(c).

“Registered Equivalent Notes” shall mean, with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.
“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation S-X” shall mean Regulation S-X promulgated under the Securities Act.
“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Related Fund” shall mean, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
“Related Parties” shall mean, with respect to any person, such person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such person and of such person’s Affiliates.
“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating in, into, onto or through the Environment.
“Remaining Loan Party” shall have the meaning assigned to such term in Section 7.10.
“Required Class Lenders” shall mean with respect to each Class of Term Loans, Lenders having more than 50% of all Term Loans of such Class outstanding.
“Required Lenders” shall mean Lenders having more than 50% of the sum of all Loans outstanding.
“Requirements of Law” shall mean, collectively, any and all applicable requirements of any Governmental Authority including any and all laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes or case law.
“Response” shall mean (a) “response” as such term is defined in CERCLA, 42 U.S.C. § 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to (i) clean up, remove, treat, abate or in any other way address any Hazardous Material in the Environment; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material; or

(iii) perform studies and investigations in connection with, or as a precondition to, or to determine the necessity of the activities described in, clause (i) or (ii) above.
“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof with responsibility for the administration of the obligations of such person in respect of this Agreement.
“Restricted Subsidiary” shall mean any Subsidiary that is not an Unrestricted Subsidiary.
“RF” shall mean radio frequency.
“S&P” shall mean Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.
“Sale and Leaseback Transaction” shall have the meaning assigned to such term in Section 6.03.
“Sanctions” shall have the meaning assigned to such term in Section 3.12(b).
“SEC” shall mean the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).
“Secured Leverage Ratio” shall mean, at any date of determination, the ratio of (a) Consolidated Secured Indebtedness on such date to (b) Consolidated EBITDA for the Test Period then most recently ended.
“Secured Obligations” shall mean the Obligations.
“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent and the Lenders.
“Securities Act” shall mean the Securities Act of 1933.
“Securities Collateral” shall have the meaning assigned to such term in the Security Agreement.
“Security Agreement” shall mean a Security Agreement substantially in the form of Exhibit M among the Loan Parties and Collateral Agent for the benefit of the Secured Parties.
“Security Agreement Collateral” shall mean all property pledged or granted as collateral pursuant to the Security Agreement (a) on the Closing Date or (b) thereafter pursuant to Section 5.11.
“Security Documents” shall mean the Security Agreement, the Mortgages and each other security document or pledge agreement delivered in accordance with applicable local or Canadian law to grant a valid, perfected security interest in any property as collateral for the Secured Obligations, and all UCC or other financing statements or instruments of perfection required by this Agreement, the Security Agreement, any Mortgage or any other such security document or pledge agreement to be filed with respect to the security interests in property and fixtures created pursuant to the Security Agreement or any

Mortgage and any other document or instrument utilized to pledge or grant a security interest or lien on any property as collateral for the Secured Obligations.
“Senior Note Agreement” shall mean any indenture, note purchase agreement or other agreement pursuant to which the Senior Notes are issued as in effect on the date hereof (after giving effect to the Supplemental Indenture) and thereafter amended from time to time, to the extent permissible under this Agreement.
“Senior Note Documents” shall mean the Senior Notes, the Senior Note Agreement, the Senior Note Guarantees, the Supplemental Indenture and all other documents executed and delivered with respect to the Senior Notes or the Senior Note Agreement.
“Senior Note Guarantees” shall mean the guarantees of Holdings and the Subsidiary Guarantors pursuant to the Senior Note Agreement.
“Senior Notes” shall mean Borrower’s 8.00% Senior Notes due 2018 issued pursuant to the Senior Note Agreement, as amended pursuant to the Supplemental Indenture.
“Senior Representative” shall mean, with respect to any Indebtedness, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or other agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.
“Specified Person” shall have the meaning assigned to such term in Section 3.23(a).
“Sponsors” shall, collectively, mean The Veritas Capital Fund III, L.P. and The Veritas Capital Fund, IV, L.P., and each shall individually be a “Sponsor”.
“Statutory Reserves” shall mean for any Interest Period for any Eurodollar Borrowing, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion dollars against “Eurocurrency liabilities” (as such term is used in Regulation D). Eurodollar Borrowings shall be deemed to constitute Eurodollar liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D.
“Subject Transaction” shall mean any of the Transactions, any future acquisition, investment, disposition, issuance, incurrence or repayment of Indebtedness, offering, issuance or disposition of Equity Interests, recapitalization, merger, consolidation, disposed or discontinued operation, multi-year strategic initiative or any other action specified in the Cost Savings Certificate made by Borrower or any of its Restricted Subsidiaries, including through mergers or consolidations, or any person or any of its Restricted Subsidiaries acquired by Borrower or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries.

“Subordinated Indebtedness” shall mean Indebtedness of Borrower or any Guarantor that is by its terms subordinated in right of payment to the Obligations of Borrower and such Guarantor, as applicable.
“Subsidiary” shall mean, with respect to any person (the “parent”) at any date, (i) any person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (ii) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, and (iii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent. Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of Holdings.
“Subsidiary Guarantor” shall mean each Restricted Subsidiary listed on Schedule 1.01(b), and each other Restricted Subsidiary that is or becomes a party to this Agreement pursuant to Section 5.11; provided that, for the avoidance of doubt, Borrower will not be deemed to be a Subsidiary Guarantor.
“Supplemental Indenture” shall mean that certain second supplemental indenture to the indenture governing the Senior Notes, dated as of March 12, 2014, by and among Borrower, the Subsidiary Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee.
“Survey” shall mean a survey of any Mortgaged Property (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Property or any easement, right of way or other interest in the Mortgaged Property has been granted or become effective through operation of law or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the Mortgaged Property, (iii) certified by the surveyor (in a manner reasonably acceptable to the Required Lenders) to the Administrative Agent, the Collateral Agent and the Title Company, (iv) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and indicating the flood zone designation (with proper annotation based on federal Flood Insurance Rate Maps or the state or local equivalent) and (v) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue the endorsements of the type required by Schedule 5.16 or (b) otherwise reasonably acceptable to the Required Lenders.
“Tax Return” shall mean all returns, statements, filings, attachments and other documents or certifications required to be filed in respect of Taxes.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Borrowing” shall mean a Borrowing comprised of Term Loans.
“Term Loan Commitments” shall mean the Initial Term Loan Commitments, the Incremental Term Loan Commitments and the Refinancing Term Commitments.
“Term Loan Lender” shall mean a Lender with a Term Loan Commitment or an outstanding Term Loan.
“Term Loans” shall mean the Initial Term Loans, the Incremental Term Loans, the Refinancing Term Loans and the Extended Term Loans.
A “Test Period” at any time shall mean the period of four consecutive fiscal quarters of Borrower ended on or prior to such time (taken as one accounting period); provided that for purposes of making any determinations hereunder on a Pro Forma Basis “Test Period” shall refer to the last four consecutive fiscal quarter period for which consolidated financial statements of Holdings have been (or were required to be) delivered pursuant to Section 5.01(a) or (b), as applicable.
“Title Company” shall mean any title insurance company as shall be retained by Borrower and reasonably acceptable to the Required Lenders.
“Title Policy” shall have the meaning assigned to such term in Schedule 5.16.
“Total Available Net Assets” shall have the meaning assigned to such term in Section 7.08(a).
“Total Leverage Ratio” shall mean, at any date of determination, the ratio of Consolidated Indebtedness on such date to Consolidated EBITDA for the Test Period then most recently ended.
“Transaction Costs” shall mean the fees, costs and expenses payable by Holdings, Borrower or any of Borrower’s Subsidiaries in connection with the Transactions.
“Transactions” shall mean, collectively, the following transactions: (a) the execution, delivery and performance of the Loan Documents and the initial borrowings hereunder; and (b) the payment of the Transaction Costs.
“Transferred Guarantor” shall have the meaning assigned to such term in Section 7.09.
“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBOR Rate or the Alternate Base Rate.
“UCC” shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“United States” shall mean the United States of America.
“Unrestricted Subsidiary” shall mean (a) any Subsidiary of Holdings (other than Borrower) that shall have been designated an Unrestricted Subsidiary by Holdings in the manner provided below and (b) any Subsidiary of an Unrestricted Subsidiary. Holdings may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary if (i) neither such Subsidiary nor any of its Subsidiaries owns any Equity Interests of, or holds any Lien on any property of, Holdings, Borrower or any other Restricted Subsidiary (other than a Restricted Subsidiary which is also concurrently becoming an Unrestricted Subsidiary), (ii) after giving effect to such designation, Holdings shall be in compliance with Section 6.04 (it being understood that, for purposes of determining such compliance, all Investments made (at the time of and following such designation) by Loan Parties in any Subsidiary so designated, shall be deemed to be Investments in an Unrestricted Subsidiary), and (iii) no Event of Default shall have occurred and be continuing or would result therefrom. Holdings may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if no Event of Default shall have occurred and be continuing or would result therefrom. Holdings shall promptly notify the Administrative Agent in writing of any such designation (and the Administrative Agent shall notify the Lenders) and shall deliver to the Administrative Agent a certificate signed by a Financial Officer of Borrower certifying that such designation complied with the foregoing provisions together with reasonably detailed calculations demonstrating satisfaction of the requirement set forth in clause (iii) of the second sentence of this definition or in clause (ii) of the third sentence of this definition, as applicable. For the avoidance of doubt, the designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time. As of the Closing Date, there are no Unrestricted Subsidiaries.
“USA PATRIOT Act” shall have the meaning set forth in the definition of “Anti-Terrorism Laws.”
“Voting Stock” shall mean, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such person.
“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being amended or refinanced in determining compliance with a term or covenant hereof, the effects of any amortization of or prepayments on such indebtedness prior to the date of the applicable amendment or refinancing shall be disregarded.
“Wholly Owned Subsidiary” shall mean, as to any person, (a) any corporation 100% of whose Equity Interests (other than directors’ qualifying shares or the functional equivalent thereof, or Equity Interests that are required to be held by another person in order to satisfy a Requirement of Law prescribing an equity owner resident in the local jurisdiction) is at the time owned by such person and/or one or more

Wholly Owned Subsidiaries of such person and (b) any partnership, association, joint venture, limited liability company or other entity in which such person and/or one or more Wholly Owned Subsidiaries of such person have a 100% equity interest at such time.
“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
SECTION 1.02Classification of Loans and Borrowings.

For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Term Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Term Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Term Borrowing”).
SECTION 1.03Terms Generally.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein and in the other Loan Documents), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (g) “on,” when used with respect to the Mortgaged Property or any property adjacent to the Mortgaged Property, means “on, in, under, above or about.”
SECTION 1.04Certain Calculations.

a.For purposes of the calculation of the Secured Leverage Ratio and Total Leverage Ratio (collectively, the “Applicable Calculations”), the following shall apply.

b.If any Subject Transaction (other than Subject Transactions covered by Section 1.04(c)) shall have occurred during the applicable Test Period or subsequent to such Test Period and on or prior to the applicable Calculation Date (as hereinafter defined), the Applicable Calculations shall be calculated with respect to such period giving Pro Forma Effect to such Subject Transaction, including Pro Forma Cost

Savings (and the change in any associated Consolidated EBITDA resulting therefrom), as if they had occurred on the first day of the Test Period.

c.In the event that Borrower or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases, retires, extinguishes or otherwise discharges any Indebtedness subsequent to the commencement of the Test Period for which the Applicable Calculations are being calculated and on or prior to the date on which the event for which the Applicable Calculations are being calculated occurs or as of which the calculation is otherwise made (the “Calculation Date”), then the Applicable Calculations will be calculated giving Pro Forma Effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance, retirement, extinguishment or other discharge of Indebtedness (and any change in Consolidated Interest Expense resulting therefrom), and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable Test Period; provided that in calculating the Total Leverage Ratio and Secured Leverage Ratio as of the Calculation Date or the last day of the Test Period, the amount of outstanding Consolidated Secured Indebtedness and Consolidated Indebtedness, respectively, shall be calculated based upon the amount outstanding as of the Calculation Date or such last day of the Test Period, as the case may be, giving Pro Forma Effect to the incurrence or repayment of any such Indebtedness on such date.

d.If since the beginning of the Test Period any person (that subsequently became a Restricted Subsidiary of Borrower or was merged with or into Borrower or any Restricted Subsidiary of Borrower since the beginning of such period) shall have made any transaction that would have required adjustment pursuant to this Section 1.04, then the Applicable Calculations shall be calculated giving Pro Forma Effect thereto for such period as if such transaction had occurred at the beginning of the applicable Test Period.

e.In calculating the Applicable Calculations, any person that is a Restricted Subsidiary of Borrower on the applicable Calculation Date will be deemed to have been a Restricted Subsidiary of Borrower at all times during such Test Period.

f.In calculating the Applicable Calculations, any person that is not a Restricted Subsidiary of Borrower on the applicable Calculation Date will be deemed not to have been a Restricted Subsidiary of Borrower at any time during such Test Period.

g.In calculating the Applicable Calculations, if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the applicable Calculation Date had been the applicable rate for the entire period (after giving effect to the operation of any Hedging Agreement applicable to such Indebtedness).

h.In calculating the Applicable Calculations for any period, interest on any Indebtedness under a revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during the portion of the period during which the Indebtedness was outstanding.

i.In calculating the Applicable Calculations, Unrestricted Subsidiaries shall be disregarded.

j.Calculations of ratios and tests for Pro Forma Basis shall be made for the Test Period then in effect at such time.

SECTION 1.05Accounting Terms; GAAP.

a.Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP, as in effect on the date hereof unless otherwise agreed to by Borrower and the Required Lenders.

b.Notwithstanding any other provision contained herein, all terms of an accounting or financial nature shall be construed without giving effect to any election under FASB Accounting Standards Codification (“ASC”) 805, 810 or 825 (or any other part of FASB Accounting Standards Codification having a similar result or effect) for all purposes, including to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value” or to include any gain or loss attributable thereto in the calculation of net income (or loss) of any Loan Party or any Subsidiary of any Loan Party.

SECTION 1.06Resolution of Drafting Ambiguities.

Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.
ARTICLE II.

THE CREDITS

SECTION 2.01Commitments.

Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly to make a term loan to Borrower on the Closing Date in the principal amount equal to its Initial Term Loan Commitment. Amounts paid or prepaid in respect of Term Loans may not be reborrowed.
SECTION 2.02Loans.

a.Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided that the failure of any Lender to make its Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). ABR Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $500,000 and not less than $500,000 or (ii) equal to the remaining available balance of the applicable Commitments and (y) the Eurodollar Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $1,000,000 and not less than $1,000,000 or (ii) equal to the remaining available balance of the applicable Commitments.

b.Subject to Sections 2.11 and 2.12, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of Borrower to repay such Loan in accordance with the terms of this Agreement or require any changes on the Register identifying the Lender. Borrowings of more than one Type may be outstanding at the same time; provided that Borrower shall not be entitled to request any Borrowing that, if made, would result in more than eight Eurodollar Borrowings outstanding hereunder at any one time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

c.Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account as the Administrative Agent may designate not later than 2:00 p.m., New York City time, and upon receipt of all such funds the Administrative Agent shall promptly credit the amounts so received to an account as directed by Borrower in the applicable Borrowing Request maintained with the Administrative Agent or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders. For the avoidance of doubt, if Administrative Agent does not receive all funds required to completely fund the Loans, then it shall have no obligation to fund the amounts actually received to the Borrower, and the Administrative Agent may, at the written direction of the Lenders that have funded their respective Loans, return said amounts to said Lenders.

d.Unless the Administrative Agent shall have received notice from a Lender prior to the date (in the case of any Eurodollar Borrowing), and at least 2 hours prior to the time (in the case of any ABR Borrowing), of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent at the time of such Borrowing in accordance with paragraph (c) above, and the Administrative Agent may, in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If the Administrative Agent shall have made funds so available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and Borrower severally agrees to repay to the Administrative Agent within one (1) Business Day of demand therefor such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement, and Borrower’s obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.02(d) shall cease. Nothing in this Section 2.02(d) shall be deemed to release any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.

e.Notwithstanding any provision to the contrary contained herein, Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the applicable Maturity Date.

SECTION 2.03Borrowing Procedure.

To request Loans, Borrower shall deliver, by hand delivery, e-mail through a “pdf” copy (if arrangements for doing so have been approved by the Administrative Agent) or facsimile, a duly completed and executed Borrowing Request to the Administrative Agent (i) in the case of Eurodollar Loans, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing (or such shorter period as the Administrative Agent is willing to accommodate) or (ii) in the case of ABR Loans, not later than 12:00 noon, New York City time, one Business Day before the date of the proposed Borrowing. Each Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:
a.whether the requested borrowing is to be a borrowing of Initial Term Loans, Incremental Term Loans or Refinancing Term Loans;
b.the aggregate amount of such borrowing;
c.the date of such borrowing, which shall be a Business Day;
d.whether such borrowing is to be for ABR Loans or Eurodollar Loans;
e.in the case of Eurodollar Loans, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;
f.the location and number of Borrower’s account to which funds are to be disbursed; and
g.that the conditions set forth in Sections 4.02(b)-(c) (in the case of the Initial Term Loans funded on the Closing Date) or the applicable Increase Joinder or Refinancing Amendment (in the case of any Incremental Term Loan or Refinancing Term Loans of any Class) have been satisfied as of the date of the notice.
If no election as to the Type of Loans is specified, then the requested borrowing shall be for ABR Loans. If no Interest Period is specified with respect to any requested Eurodollar Loan, then Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04Evidence of Debt; Repayment of Loans.

a.Promise to Repay. Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender, the principal amount of each Loan of such Lender as provided in Section 2.09.
b.Lender and Administrative Agent Records. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain records including (i) the amount of each Loan made hereunder, the Type and Class thereof and the Interest Period applicable thereto; (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder; and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. The entries made in the records maintained by the Administrative Agent and each Lender pursuant to this paragraph shall be prima facie evidence (absent manifest error) of the existence and amounts of the obligations therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligations of Borrower to repay the Loans in accordance with their terms. In the event of any conflict between the records maintained by any Lender and the records of the Administrative Agent in respect of such matters, the records of the Administrative Agent shall control in the absence of manifest error.
c.Promissory Notes. Any Lender by written notice to Borrower (with a copy to the Administrative Agent) may request that Loans of any Class made by it be evidenced by a promissory note. In such event, Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the form of Exhibit K, as the case may be. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to such payee and its registered assigns. Upon the request of Borrower after payment in full of all Obligations (other than contingent indemnification obligations as to which no claim has been asserted), each Lender that has received a promissory note pursuant to this Section 2.04(c) shall deliver such promissory note to Borrower for cancellation.
SECTION 2.05Fees.
a.Administrative Agent Fees. Borrower agrees to pay to Cortland, for its own account, the fees payable in the amounts and at the times set forth in the Fee Letter (the “Administrative Agent Fees”).
b.Extension Fees. Upon the satisfaction of the Maturity Extension Condition, (i) Borrower shall pay to the Initial Term Loan Lenders a fee equal to 2.00% of the aggregate principal amount of the Initial Term Loans, (ii) Borrower shall provide notice of the satisfaction of the Maturity Extension Condition to Administrative Agent and (iii) the Borrower and the Required Lenders shall provide to the Administrative Agent a written calculation of the new Applicable Margin.

SECTION 2.06Interest on Loans.
a.ABR Loans. Subject to the provisions of Section 2.06(c), the Loans comprising each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin in effect from time to time.
b.Eurodollar Loans. Subject to the provisions of Section 2.06(c), the Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.
c.Default Rate. Notwithstanding the foregoing, if there is an Event of Default pursuant to Section 8.01(a), (b), (g) or (h), then the Obligations which are overdue shall, to the extent permitted by applicable law, bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue amounts constituting principal on any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.06 or (ii) in the case of any other overdue outstanding amount, 2% plus the rate applicable to ABR Loans as provided in Section 2.06(a).
d.Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 2.06(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
e.Interest Calculation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBOR Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error.
SECTION 2.07Termination of Commitments.
The Initial Term Loan Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Closing Date.
SECTION 2.08Interest Elections.
a.Generally. Each Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.08. Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
b.Interest Election Notice. To make an election pursuant to this Section 2.08(b), Borrower shall deliver, by hand delivery or facsimile or e-mail, a duly completed and executed Interest Election Request to the Administrative Agent not later than the time that a Borrowing Request would be required under Section 2.03 if Borrower were requesting Loans of the Type resulting from such election to be made on the effective date of such election. Each Interest Election Request shall be irrevocable. Each Interest Election Request shall specify the following information in compliance with Section 2.02:
i.the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, or if outstanding Borrowings are being combined, allocation to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
ii.the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
iii.whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
iv.if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then Borrower shall be deemed to have selected an Interest Period of one month’s duration.
Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
c.Automatic Conversion to ABR Borrowing. If an Interest Election Request with respect to a Eurodollar Borrowing is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, the Administrative Agent or the Required Lenders may require, by notice to Borrower, that (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
SECTION 2.09Repayment of Term Borrowings.
To the extent not previously paid, all Term Loans shall be due and payable on the Final Maturity Date.

SECTION 2.10Optional and Mandatory Prepayments of Loans.
a.Optional Prepayments.
i.Subject to the Closing Date Intercreditor Agreement, Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, subject to the requirements of this Section 2.10, including the payment of the Prepayment Premium pursuant to Section 2.10(i), if applicable.
ii.[Reserved].
b.[Reserved].
c.Asset Sales. After the date upon which the Discharge of Senior Obligations occurs, not later than five Business Days following the receipt of any Net Cash Proceeds of any Asset Sale by Holdings or any of its Restricted Subsidiaries, Borrower shall offer to make prepayments without premium or penalty in accordance with Sections 2.10(g) and (h) in an aggregate amount equal to 100% of such Net Cash Proceeds; provided that:
i.no such prepayment shall be required under this Section 2.10(c) with respect to (A) any Asset Sale permitted by Section 6.06(a), (c), (d), (e), (f), (g), (h), (j), (k) or (l), (B) the disposition of property which constitutes a Casualty Event, or (C) any Asset Sales made by any Foreign Restricted Subsidiary to the extent that (1) the Net Cash Proceeds of all such Asset Sales of all Foreign Restricted Subsidiaries together with the Net Cash Proceeds of Casualty Events described in Section 2.10(e)(i)(y)(A) do not exceed $20,000,000 in the aggregate during the term of this Agreement, (2) local Requirements of Law prohibit such Foreign Restricted Subsidiary from making payment of the Net Cash Proceeds of such Asset Sale to the Loan Parties, whether through the repayment of intercompany loans, dividends or otherwise (provided that to the extent any such Requirements of Law permit such payments at a later time, such prepayment shall be required within five Business Days thereafter) or (3) Borrower determines in good faith that repatriation to the United States of any such Net Cash Proceeds of an Asset Sale by a Foreign Restricted Subsidiary would have a material adverse tax consequence with respect to such funds (provided that if such funds are so repatriated by such Foreign Restricted Subsidiary, such repatriated funds will be promptly applied (net of additional taxes payable or reserved against as a result thereof) to the prepayment pursuant to Section 2.10(g)); and
ii.so long as no Default shall then exist or would arise therefrom, such proceeds shall not be required to be so applied on such date to the extent that such Net Cash Proceeds are expected to be reinvested, or committed to be reinvested, in fixed or capital assets within 12 months following the date of such Asset Sale; provided that if all or any portion of such Net Cash Proceeds is not so reinvested within such 12-month period (or if the Loan Parties have entered into binding contractual commitments for reinvestment within such 12-month period, not so reinvested within 18 months following the date of such Asset Sale), such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 2.10(c); provided, further, that if the property subject to such Asset Sale constituted Collateral, then all property purchased with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the Lien of the applicable Security Documents in favor of the Collateral Agent, for its benefit and for the benefit of the other Secured Parties in accordance with Sections 5.11 and 5.12.
d.Debt Issuance or Disqualified Capital Stock Issuance. After the Final Maturity Date (as defined in the First Lien Credit Agreement), not later than one Business Day following the receipt of any Net Cash Proceeds of any Debt Issuance (other than Indebtedness that is intended to constitute Credit Agreement Refinancing Indebtedness) or issuance of Disqualified Capital Stock by Holdings or any of its Restricted Subsidiaries, Borrower shall make prepayments without premium or penalty in accordance with Sections 2.10(g) and (h) in an aggregate amount equal to 100% of such Net Cash Proceeds.
e.Casualty Events. After the date upon which the Discharge of Senior Obligations occurs, not later than five Business Days following the receipt of any Net Cash Proceeds from a Casualty Event by Holdings or any of its Restricted Subsidiaries, Borrower shall offer to make prepayments without premium or penalty in accordance with Sections 2.10(g) and (h) in an aggregate amount equal to 100% of such Net Cash Proceeds; provided that:
i.no such prepayment shall be required under this Section 2.10(e) with respect to any Casualty Event (x) to the extent such Casualty Event (together with any related Casualty Events) result in Net Cash Proceeds of $1,000,000 or less or (y) with respect to an asset of any Foreign Restricted Subsidiary to the extent that (A) the Net Cash Proceeds of all such Casualty Events of all Foreign Restricted Subsidiaries together with the Net Cash Proceeds of Asset Sales described in Section 2.10(c)(i)(C)(1) do not exceed $20,000,000 in the aggregate during the term of this Agreement, (B) local Requirements of Law prohibit such Foreign Restricted Subsidiary from making payment of the Net Cash Proceeds of such Casualty Event to the Loan Parties, whether through the repayment of intercompany loans, dividends or otherwise (provided that to the extent any such Requirements of Law permit such payments at a later time, such prepayment shall be required within five Business Days thereafter) or (C) Borrower determines in good faith that repatriation to the United States of any such Net Cash Proceeds of a Casualty Event of a Foreign Restricted Subsidiary would have a material adverse tax consequence with respect to such funds (provided that if such funds are so repatriated by such Foreign Restricted Subsidiary, such repatriated funds will be promptly applied (net of additional taxes payable or reserved against as a result thereof) to the prepayment pursuant to Section 2.10(g));
ii.so long as no Default shall then exist or arise therefrom, such proceeds shall not be required to be so applied on such date to the extent that such proceeds are expected to be used to repair, replace or restore any property in respect of which such Net Cash Proceeds were paid or to be reinvested in other fixed or capital assets to be used in Borrower’s business, or committed to be so used or reinvested, no later than 12 months following the date of receipt of such proceeds; provided that if all or any portion of such proceeds is not so used or reinvested within such 12-month period (or if the Loan Parties have entered into binding contractual commitments for reinvestment within such 12-month period, not so used or reinvested within 18 months following the date of such Casualty Event), such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 2.10(e); provided, further, that if the property subject to such Casualty Event constituted Collateral under the Security Documents, then all property purchased with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the Lien of the applicable Security Documents in favor of the Collateral Agent, for its benefit and for the benefit of the other Secured Parties in accordance with Sections 5.11 and 5.12; and
iii.if any portion of such Net Cash Proceeds shall not be so applied within such 12-month period (or if the Loan Parties have entered into binding contractual commitments for such application within such 12-month period, shall not be so applied within 18 months following the date of receipt of such proceeds), such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 2.10(e).
f.[Reserved].
g.Application of Prepayments. Prior to any optional or mandatory prepayment hereunder, Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to Section 2.10(h), subject to the provisions of this Section 2.10(g). In the event of any optional or mandatory prepayment of Term Borrowings made at a time when Term Borrowings of more than one Class remain outstanding, the aggregate amount of such prepayment shall be allocated between the Initial Term Loans and each other Class of Incremental Term Loans pro rata based on the aggregate principal amount of outstanding Borrowings of each such Class. Notwithstanding the foregoing, any Term Loan Lender may elect, by written notice to the Administrative Agent no later than noon (New York City time) one Business Day prior to the prepayment date, to decline all or any portion of any mandatory prepayment of its Term Loans, pursuant to this Section 2.10, in which case the aggregate amount of the prepayment that would have been applied to prepay such Term Loans, but was so declined shall be ratably offered to each Term Loan Lender that initially accepted such mandatory prepayment, who shall have the right to accept such additional prepayment by providing written notice to the Administrative Agent no later than 10:00 am (New York City time) on the prepayment date. Any amounts so rejected as provided for above shall be retained by or repaid to Borrower subject to the requirements of the Closing Date Intercreditor Agreement; provided, that if a Lender fails to deliver to Administrative Agent such a notice of rejection or acceptance within the time frame specified above, such failure will be deemed an acceptance of such Lender’s pro rata share. In connection with any mandatory prepayments by Borrower of the Term Loans pursuant to this Section 2.10, such prepayments shall be applied on a pro rata basis to the then outstanding Term Loans being prepaid irrespective of whether such outstanding Term Loans are ABR Term Loans or Eurodollar Term Loans; provided that if no Lenders exercise the right to waive a given mandatory prepayment of the Term Loans pursuant to this Section 2.10, then, with respect to such mandatory prepayment, the amount of such mandatory prepayment shall be applied first to Term Loans that are ABR Term Loans to the full extent thereof before application to Term Loans that are Eurodollar Term Loans in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.13.
Amounts to be applied pursuant to this Section 2.10 in connection with any optional prepayment of Term Loans shall be applied first to reduce outstanding ABR Term Loans. Any amounts remaining after each such application shall be applied to prepay Eurodollar Term Loans in a manner that minimizes the amount of any payments required to be made by Borrower pursuant to Section 2.13. Notwithstanding the foregoing, if the amount of any prepayment of Loans required under this Section 2.10 shall be in excess of the amount of the ABR Loans at the time outstanding (an “Excess Amount”), then, at the election of Borrower only the portion of the amount of such prepayment as is equal to the amount of such outstanding ABR Loans shall be immediately prepaid and the Excess Amount shall be either (A) deposited in an escrow account on terms reasonably satisfactory to the Collateral Agent and applied to the prepayment of Eurodollar Loans on the last day of the then next-expiring Interest Period for Eurodollar Loans; provided that (i) interest in respect of such Excess Amount shall continue to accrue thereon at the rate provided hereunder for the Loans which such Excess Amount is intended to repay until such Excess Amount shall have been used in full to repay such Loans and (ii) at any time while an Event of Default has occurred and is continuing, the Administrative Agent may, and upon written direction from the Required Lenders shall, apply any or all proceeds then on deposit to the payment of such Loans in an amount equal to such Excess Amount or (B) prepaid immediately, together with any amounts owing to the Lenders under Section 2.13.
h.Notice of Prepayment. Borrower shall notify the Administrative Agent by written notice of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment and (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, two Business Days before the date of prepayment. Each such notice shall be irrevocable; provided that a notice of prepayment delivered by Borrower may state that such notice is conditioned upon the effectiveness of debt or equity financing, in which case such notice may be revoked by Borrower (by notice to the Administrative Agent on or prior to the specified prepayment date) if such condition is not satisfied. Each such notice shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Credit Extension of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing and otherwise in accordance with this Section 2.10. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06.
i.Prepayment Premium. In the event that Borrower makes any prepayment of the Initial Term Loans pursuant to Section 2.10(a), Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Lenders, a prepayment premium (the “Prepayment Premium”) on the principal amount of the Initial Term Loans prepaid, which Prepayment Premium shall be equal to:
(i)if the prepayment is made prior to and not including the date that is eighteen months after the Closing Date, 2.00%; and
(ii)if the prepayment is made on or after the date that is eighteen months after the Closing Date, 0%.
SECTION 2.11Alternate Rate of Interest.
If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

a.the Administrative Agent determines (which determination shall be final and conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate for such Interest Period; or
b.the Administrative Agent is advised in writing by the Required Lenders that the Adjusted LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give written notice thereof to Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Eurodollar Borrowing requested to be made on the first day of such Interest Period shall be made as a Market Disruption Loan, (ii) any Borrowing that were to have been converted on the first day of such Interest Period to a Eurodollar Borrowing shall be continued as a Market Disruption Loan and (iii) any outstanding Eurodollar Borrowing shall be converted, on the last day of the then-current Interest Period, to a Market Disruption Loan.
SECTION 2.12Yield Protection.
a.Increased Costs Generally. If any Change in Law shall:
i.impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in, by any Lender (except any reserve requirement reflected in the Adjusted LIBOR Rate);
ii.subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes indemnifiable under Section 2.15 and any Excluded Taxes); or
iii.impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then, upon request of such Lender, Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender, for such additional costs incurred or reduction suffered, it being understood that to the extent duplicative of the provisions of Section 2.15, this Section 2.12 shall not apply to Taxes.
b.Capital Requirements. If any Lender determines (in good faith, but in its sole discretion) that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and capital requirements), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
c.Certificates for Reimbursement. A certificate of a Lender setting forth in reasonable detail the basis for its claim and the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.12 and delivered to Borrower shall be prima facie evidence. Borrower shall pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.
d.Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section 2.12 for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).
e.Notwithstanding the foregoing, a Lender will not be entitled to demand, and Borrower will not be obligated to pay, any amount under this Section 2.12 unless such Lender has a general policy of claiming such compensation from similarly situated customers under agreements containing comparable gross-up provisions.
SECTION 2.13Breakage Payments.
In the event of (a) the payment or prepayment, whether optional or mandatory, of any principal of any Eurodollar Loan earlier than the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto, or (c) the assignment of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto as a result of a request by Borrower pursuant to Section 2.16(b), then, in any such event, Borrower shall compensate each Lender for the loss, cost and expense attributable to such event (excluding loss of anticipated profit related to any interest margin on such amount). In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor, over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.13 shall be delivered to Borrower (with a copy to the Administrative Agent) and shall be prima facie evidence of the amount thereof. Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
SECTION 2.14Payments Generally; Pro Rata Treatment; Sharing of Setoffs.
a.Payments Generally. Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees, or of amounts payable under Section 2.12, 2.13, 2.15 or 10.03, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to [3:00] Company has requested this be kept at 3:00 pm to be consistent with the first lien credit agreement. p.m., New York City time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices, except that payments pursuant to Sections 2.12, 2.13, 2.15 and 10.03 shall be made directly to the persons entitled thereto and payments pursuant to other Loan Documents shall be made to the persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in Dollars, except as expressly specified otherwise.
b.Pro Rata Treatment.
i.Each payment by Borrower of interest in respect of the Loans shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders.
ii.Each payment on account of principal of the Initial Term Loans shall be allocated among the Initial Term Loan Lenders pro rata based on the principal amount of the Initial Term Loans held by the Initial Term Loan Lenders. Each payment on account of principal of any Class of Incremental Term Loans shall be allocated among the Incremental Term Loan Lenders for such Class pro rata based on the principal amount of the Incremental Term Loans in such Class held by the Incremental Term Loan Lenders.
c.Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties. It is understood that the foregoing does not apply to any adequate protection payments under any federal, state or foreign bankruptcy, insolvency, receivership or similar proceeding, and that the Administrative Agent may, subject to any applicable federal, state or foreign bankruptcy, insolvency, receivership or similar orders, distribute any adequate protection payments it receives on behalf of the Lenders to the Lenders in its sole discretion (i.e., whether to pay the earliest accrued interest, all accrued interest on a pro rata basis or otherwise).
d.Sharing of Set-Off; Sharing of Proceeds. Subject to the terms of the Closing Date Intercreditor Agreement, if any Lender shall, by exercising any right of setoff or counterclaim, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:
i.if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
ii.the provisions of this paragraph shall not be construed to apply to (x) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to Holdings or any Subsidiary thereof (as to which the provisions of this paragraph (d) shall apply).
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation. If under applicable bankruptcy, insolvency or any similar law any Secured Party receives a secured claim in lieu of a setoff or counterclaim to which this Section 2.14(d) applies, such Secured Party shall to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights to which such Secured Party is entitled under this Section 2.14(d) to share in the benefits of the recovery of such secured claim.
e.Borrower Default. Unless the Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

SECTION 2.15Taxes.
a.Payments Free of Taxes. Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made free and clear of, and without reduction or withholding for, any Taxes unless required by applicable Requirements of Law (as determined in the good faith discretion of the applicable withholding agent); provided that if the applicable withholding agent shall be required by applicable Requirements of Law (as determined in the good faith discretion of the applicable withholding agent) to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased by the Loan Parties as necessary so that after all required deductions have been made (including deductions applicable to additional sums payable under this Section 2.15) the Lender (or, in the case of any payments made to the Administrative Agent for its own account, the Administrative Agent), receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law.
b.Payment of Other Taxes by Borrower. Without limiting the provisions of paragraph (a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law.
c.Indemnification by Borrower. Borrower shall indemnify the Administrative Agent and each Lender, within ten days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) payable by the Administrative Agent or such Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
d.Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
e.Status of Lenders. Any Lender that is entitled to an exemption from or reduction of any withholding tax with respect to any payments hereunder or under any other Loan Document shall, to the extent it may lawfully do so, deliver to Borrower and to the Administrative Agent, at the time or times reasonably requested by Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Requirements of Law or reasonably requested by Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Requirements of Law or reasonably requested by Borrower or the Administrative Agent as will enable Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the above two sentences, in the case of any taxes other than U.S. federal withholding taxes, the completion, execution and submission of documentation shall not be required to the extent that, in the Lender’s reasonable judgment, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
Without limiting the generality of the foregoing, any Foreign Lender shall, to the extent it may lawfully do so, deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so) whichever of the following is applicable:
i.duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor forms) claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,
ii.duly completed copies of Internal Revenue Service Form W-8ECI (or any successor forms),
iii.in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, in substantially the form of the applicable Exhibit Q, to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no interest payments in connection with the Loan Documents are effectively connected with such Foreign Lender’s conduct of a U.S. trade or business and (y) duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor forms),
iv.to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or participating Lender granting a participation), an Internal Revenue Service Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, W-8BEN-E, a certificate in substantially the form of the applicable Exhibit Q, Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership (and not a participating Lender) and one or more beneficial owners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a certificate, in substantially the form of the applicable Exhibit Q, on behalf of such beneficial owner(s), or
v.any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed, together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit Borrower and the Administrative Agent to determine the withholding or deduction required to be made.
Each Foreign Lender shall, from time to time after the initial delivery by such Foreign Lender of the forms described above, whenever a lapse in time or change in such Foreign Lender’s circumstances renders such forms, certificates or other evidence so delivered expired, obsolete or inaccurate, promptly (1) deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) renewals, amendments or additional or successor forms, properly completed and duly executed by such Foreign Lender, together with any other certificate or statement of exemption required in order to confirm or establish such Foreign Lender’s status or that such Foreign Lender is entitled to an exemption from or reduction in U.S. federal withholding tax or (2) notify the Administrative Agent and Borrower in writing of its inability to deliver any such forms, certificates or other evidence.
Any Lender that is not a Foreign Lender shall deliver to Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as prescribed by Requirements of Law or upon the request of Borrower or the Administrative Agent), duly executed and properly completed copies of Internal Revenue Service Form W-9, or any successor form(s), certifying that it is not subject to U.S. federal backup withholding.
If a payment made to a Lender would be subject to withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or the Administrative Agent sufficient for the Administrative Agent and Borrower to comply with their obligations under FATCA and to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.
f.Treatment of Certain Refunds. If the Administrative Agent or a Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.15, it shall promptly pay to the applicable Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.15 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender or in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other person. Notwithstanding anything to the contrary, in no event will the Administrative Agent or any Lender be required to pay any amount to a Loan Party the payment of which would place the Administrative Agent or such Lender in a less favorable net after-tax position than the Administrative Agent or such Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.
g.Payments. For purposes of this Section 2.15, (i) any payments by the Administrative Agent to a Lender of any amounts received by the Administrative Agent from a Loan Party on behalf of such Lender shall be treated as a payment from such Loan Party to such Lender and (ii) if a Lender is treated as a partnership by a jurisdiction imposing an Indemnified Tax, any withholding or payment of such Indemnified Tax by the Lender in respect of any of such Lender’s partners shall be considered a withholding or payment of such Indemnified Tax by the applicable Loan Party.
h.FATCA. For all purposes of this Section 2.15, the term "Requirements of Law" includes FATCA.
SECTION 2.16Mitigation Obligations; Replacement of Lenders.
a.Designation of a Different Lending Office. If any Lender requests compensation under Section 2.12, or requires Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous in any material respect to such Lender. Borrower hereby agrees to pay all reasonable and documented out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment. A certificate setting forth such costs and expenses in reasonable detail submitted by such Lender to Borrower shall be conclusive absent manifest error.
b.Replacement of Lenders. If any Lender requests compensation under Section 2.12, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if Borrower exercises its replacement rights under Section 10.02(d), then Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.04), all of its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
i.the processing and recordation fee specified in Section 10.04(b) shall have been paid;

ii.such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.13), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);
iii.in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments thereafter; and
iv.such assignment does not conflict with applicable Requirements of Law.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.
Each Lender agrees that, if Borrower elects to replace such Lender in accordance with this Section 2.16(b), it shall promptly execute and deliver to the Administrative Agent an Assignment and Assumption to evidence the assignment and shall deliver to the Administrative Agent any Note (if Notes have been issued in respect of such Lender’s Loans) subject to such Assignment and Assumption; provided that the failure of any such Lender to execute an Assignment and Assumption shall not render such assignment invalid and such assignment shall be recorded in the Register.
SECTION 2.17[Reserved].
SECTION 2.18[Reserved].
SECTION 2.19[Reserved].
SECTION 2.20Increase in Commitments.
a.Borrower Request. Borrower may by written notice to the Administrative Agent elect to request the establishment of one or more new term loan commitments (each, an “Incremental Term Loan Commitment” and the term loans made pursuant thereto, the “Incremental Term Loans”) by an amount such that, after giving effect to such Incremental Term Loans, the Aggregate Incremental Amount does not exceed the Incremental Cap and in an amount not less than $5,000,000 individually. Each such notice shall specify (i) the date (each, an “Increase Effective Date”) on which Borrower proposes that the increased or new Commitments shall be effective, which shall be a date not less than ten (10) Business Days (or such shorter period as is acceptable to the Required Lenders) after the date on which such notice is delivered to the Administrative Agent and (ii) the identity of each Eligible Assignee to whom Borrower proposes any portion of such increased or new Commitments be allocated and the amounts of such allocations; provided that any existing Lender approached to provide all or a portion of the increased or new Commitments may elect or decline, in its sole discretion, to provide such increased or new Commitment; provided, further, that each person who is not an existing Lender to which new Commitments are to be allocated must be a bank, financial institution or other institution (other than Holdings or any Subsidiary of Holdings) reasonably acceptable to the Required Lenders.
b.Conditions. The increased or new Commitments shall become effective, as of such Increase Effective Date; provided that:
i.each of the conditions set forth in Sections 4.02(b)-(c) shall be satisfied; provided that, to the extent such Incremental Term Loans are used to fund a Permitted Acquisition, the availability of such Incremental Term Loans shall be subject to customary “SunGard” or “certain funds” conditionality provisions, and the representations and warranties required to be made shall be limited to customary “specified representations” and “specified acquisition representations”;
ii.no Default or Event of Default shall have occurred and be continuing or would result from the borrowings to be made on the Increase Effective Date (provided that, to the extent the Commitments established by this Section 2.20 are to be used on the Increase Effective Date to fund a Permitted Acquisition, it shall only be a condition that no Event of Default under clause (a), (b), (g) or (h) of Section 8.01 shall have occurred and be continuing or would result therefrom); and
iii.Borrower shall deliver or cause to be delivered documents reasonably requested by the Administrative Agent in connection with any such transaction (including, without limitation, (i) legal opinions, board resolutions and officers’ certificates substantially consistent with those delivered on the Closing Date and (ii) reaffirmation agreements and/or such amendments to the Security Documents as may be reasonably requested by the Administrative Agent in order to ensure that the Incremental Term Loans are provided with the benefit of the applicable Loan Documents).
c.Terms of New Loans and Commitments. The terms and provisions of Loans made pursuant to the new Commitments shall be as follows:
i.the Weighted Average Life to Maturity of any Incremental Term Loans shall be no shorter than the Weighted Average Life to Maturity of the existing Initial Term Loans;
ii.the maturity date of Incremental Term Loans shall not be earlier than the Final Maturity Date of any Term Loans outstanding at the time of incurrence of such Incremental Term Loans;
iii.the All-In Yield applicable to the Incremental Term Loans of each Class shall be determined by Borrower and the Lenders of the Incremental Term Loans and shall be set forth in each applicable Increase Joinder; provided that, with respect to any Incremental Term Loans made on or prior to the date that is 18 months after the Closing Date, in the event that the All-In Yield for any Incremental Term Loans is greater than 50 basis points plus the All-In Yield for the Initial Term Loans, then the Applicable Margins for the Initial Term Loans established on the Closing Date shall be increased to the extent necessary so that the All-In Yield for the Incremental Term Loans is equal to the All-In Yield for the Initial Term Loans giving effect to such increase, minus 50 basis points;

iv.to the extent that the terms and provisions of Incremental Term Loans are not identical to the Initial Term Loans (except to the extent permitted by clause (ii), (iii), or (v) above) they shall be reasonably satisfactory to the Administrative Agent; and
v.any Incremental Term Loans shall rank pari passu in right of payment in respect of the Collateral and with the Secured Obligations in respect of the Initial Term Loans.
The increased or new Commitments shall be effected by a joinder agreement (the “Increase Joinder”) executed by Borrower, the Administrative Agent and each Lender making such increased or new Commitment, in form and substance reasonably satisfactory to each of them. The Increase Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and Borrower, to effect the provisions of this Section 2.20 and to implement the terms of any such Increase Joinder, including any amendments necessary to establish Incremental Term Loans as a new Class of Term Loans and such other technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new Class, in each case on terms not inconsistent with this Section 2.20). In addition, unless otherwise specifically provided herein, all references in Loan Documents to Term Loans or Initial Term Loans shall be deemed, unless the context otherwise requires, to include references to Incremental Term Loans that are Initial Term Loans made pursuant to this Agreement.
d.Making of New Term Loans. On any Increase Effective Date on which new Commitments for Term Loans are effective, subject to the satisfaction of the foregoing terms and conditions, each Lender of such new Commitment shall make a Term Loan to Borrower in an amount equal to its new Commitment.
e.Equal and Ratable Benefit. The Loans and Commitments established pursuant to this paragraph shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents. The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such Class of Term Loans or any such new Commitments.
f.This Section 2.20 shall supersede any provisions in Section 2.14 or Section 10.02 to the contrary; provided that, notwithstanding the foregoing, the provisions of Section 10.02(b)(xii) shall continue to inure to the benefit of the Agents and no provision of any Increase Joinder may affect any rights or obligations of any Agent without the consents that would be required thereby with respect to any amendment to the rights of such Agent.
SECTION 2.21Refinancing Amendments.
a.Borrower may obtain, from any Lender or any other bank, financial institution or other institutional lender or investor that agrees to provide any portion of Refinancing Term Loans or Refinancing Term Commitments pursuant to a Refinancing Amendment in accordance with this Section 2.21 (each, an “Additional Refinancing Lender”) (provided that the Administrative Agent shall have consented to such Lender’s or Additional Refinancing Lender’s making such Refinancing Term Loans, to the extent such consent, if any, would be required under Section 10.04(b) for an assignment of Term Loans to such Lender or Additional Refinancing Lender), Credit Agreement Refinancing Indebtedness in respect of all or any portion of any Class of Term Loans then outstanding under this Agreement (which for purposes of this clause (a) will be deemed to include any then outstanding Refinancing Term Loans and/or Incremental Term Loans), in the form of Refinancing Term Loans or Refinancing Term Commitments, in each case, pursuant to a Refinancing Amendment.
b.The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) customary legal opinions, board resolutions and officers’ certificates substantially consistent with those delivered on the Closing Date and (ii) reaffirmation agreements and/or such amendments to the Security Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Credit Agreement Refinancing Indebtedness is provided with the benefit of the applicable Loan Documents.
c.Each Class of Credit Agreement Refinancing Indebtedness incurred under this Section 2.21 shall be in an aggregate principal amount that is not less than $10,000,000 and in the case of Refinancing Term Loans an integral multiple of $1,000,000 in excess thereof.
d.Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to a Refinancing Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Refinancing Term Loans and/or Refinancing Term Commitments) and (ii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and Borrower, to effect the provisions of this Section 2.21, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Refinancing Amendment.
e.This Section 2.21 shall supersede any provisions in Section 2.14 or Section 10.02 to the contrary; provided that, notwithstanding the foregoing, the provisions of Section 10.02(b)(xii) shall continue to inure to the benefit of the Agents and no provision of any Refinancing Amendment may affect any rights or obligations of any Agent without the consents that would be required thereby with respect to any amendment, to the rights of such Agent. No Lender shall be under any obligation to provide any Refinancing Term Commitment unless such Lender executes a Refinancing Amendment (which such Lender may decline to execute in its sole discretion).
SECTION 2.22Amend and Extend Transactions.
(a)    Borrower may, by written notice to the Administrative Agent from time to time, request an extension (each, an “Extension”) of the maturity of all or a portion of any Class of Term Loans to the extended maturity specified in such notice. Such notice shall set forth (i) the amount of the applicable Class of Term Loans to be extended (it being agreed that no Extension Offer (as defined below) is required to be in any minimum amount or any minimum increment unless the Administrative Agent shall, acting reasonably, require the same (such minimum amount not to be greater than $5,000,000); provided that Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in Borrower’s sole discretion and may be waived by Borrower) of Term Loans of any or all applicable tranches be tendered), (ii) the date on which such Extension is requested to become effective (which shall be not less than 5 Business Days after the date of such Extension request (or such shorter period as the Administrative Agent shall agree)) and (iii) identifying the relevant Class of Term Loans to which the Extension request relates. Each Lender of the applicable Class shall be offered (an “Extension Offer”) an opportunity to participate in such Extension on a pro rata basis and on the same terms and conditions as each other Lender of such Class pursuant to procedures established by, or reasonably acceptable to, the Administrative Agent. No Lender shall have any obligation to agree to have any of its Term Loans of any existing Class converted into Extended Term Loans. If the aggregate principal amount of Term Loans (as calculated on the face amount thereof) in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans offered to be extended by Borrower pursuant to such Extension Offer, then the Term Loans of Lenders of the applicable Class shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer.
(b)    It shall be a condition precedent to the effectiveness of any Extension that (i) no Default or Event of Default shall have occurred and be continuing immediately prior to and immediately after giving effect to such Extension, (ii) the representations and warranties set forth in Article III and in each other Loan Document shall be true and correct in all material respects on and as of the date of such Extension (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of such Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, (iii) the terms of such Extended Term Loans shall comply with Section 2.22(c) and (iv) any applicable Minimum Extension Condition shall be satisfied unless waived by Borrower.
(c)    The terms of the Extended Term Loans shall be identical to the Term Loans under the existing Class of Term Loan from which such Extended Term Loans are to be amended, except that: (i) the interest margins, interest rate floors, OID and upfront fees with respect to the Extended Term Loans may be different than the interest margins, interest rate floors, OID and upfront fees for the Term Loans of such existing Term Loan Class to the extent agreed to by Borrower and the extending Lenders and provided in the applicable Extension Amendment,(ii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Final Maturity Date that is in effect on the effective date of the applicable Extension Amendment (immediately prior to the establishment of such Extended Term Loans); and (iii) Extended Term Loans may have call protection as may be agreed upon by Borrower and the Lenders thereof; provided that no Extended Term Loans may be optionally prepaid prior to the date on which all Term Loans with an earlier final stated maturity on the effective date of the applicable Extension Amendment (including Term Loans under the existing Term Loan Class from which they were amended)

are repaid in full, unless such optional prepayment is accompanied by at least a pro rata optional prepayment of such other Term Loans; provided, further, that Extended Term Loans may provide for less than pro rata participation in any prepayment required by Section 2.10(c) or (e) than any then existing Class of Term Loans; provided, however, that (A) in no event shall the Final Maturity Date of any Extended Term Loans of a given Class of Extended Term Loans at the time of establishment thereof be earlier than the then Final Maturity Date of any then existing Term Loans hereunder; and (B) the Weighted Average Life to Maturity of any Extended Term Loans of a given Class of Extended Term Loans at the time of establishment thereof shall be no shorter (other than by virtue of amortization or prepayment of such Indebtedness prior to the time of incurrence of such Extended Term Loans) than the remaining Weighted Average Life to Maturity of any existing Term Loan Class.
(d)    In connection with any Extension, Borrower, the Administrative Agent and each applicable extending Lender shall execute and deliver to the Administrative Agent an Extension Amendment and such other documentation as the Administrative Agent shall reasonably request (including, without limitation, (i) legal opinions, board resolutions and officers’ certificates substantially consistent with those delivered on the Closing Date and (ii) reaffirmation agreements and/or such amendments to the Security Documents as may be reasonably requested by the Administrative Agent in order to ensure that the Extended Term Loans are provided with the benefit of the applicable Loan Documents). The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension. Any Extension Amendment may, without the consent of any other Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and Borrower, to implement the terms of any such Extension, including any amendments necessary to establish Extended Term Loans as a new Class of Term Loans and such other technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and Borrower in connection with the establishment of such new Class (including to preserve the pro rata treatment of the extended and non-extended Classes), in each case on terms not inconsistent with this Section 2.22).
(e)    No conversion of Loans pursuant to any Extension in accordance with this Section 2.22 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.
(f)    This Section 2.22 shall supersede any provisions in Section 2.14 or Section 10.02 to the contrary; provided that, notwithstanding the foregoing, the provisions of Section 10.02(b)(xii) shall continue to inure to the benefit of the Agents and no provision of any Extension Amendment may affect any rights or obligations of any Agent without the consents that would be required thereby with respect to any amendment, to the rights of such Agent.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES
Each Loan Party represents and warrants to the Administrative Agent, the Collateral Agent and each of the Lenders that:

SECTION 3.01Organization; Powers.
Each Company (a) is duly organized and validly existing under the laws of the jurisdiction of its organization, except, solely in the case of Companies that are not Loan Parties, where the failure to be so duly organized and validly existing could not reasonably be expected to result in a Material Adverse Effect, (b) has all requisite power and authority to carry on its business as now conducted and to own and lease its property, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect and (c) is qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so qualify or be in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.02Authorization; Enforceability.
The Transactions to be entered into by each Loan Party are within such Loan Party’s powers and have been duly authorized by all necessary action on the part of such Loan Party. This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
SECTION 3.03No Conflicts.
Except as set forth on Schedule 3.03, the Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created and as required by the Loan Documents and (iii) consents, approvals, registrations, filings, permits or actions the failure to obtain or perform which could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate the Organizational Documents of any Company, (c) will not violate any Requirement of Law, except for violations that could not reasonably be expected to have a Material Adverse Effect, (d) will not violate or result in a default or require any consent or approval under any indenture, agreement or other instrument binding upon any Company or its property, or give rise to a right thereunder to require any payment to be made by any Company, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect, and (e) will not result in the creation or imposition of any Lien on any property of any Company, except Liens created by the Loan Documents and Permitted Liens.
SECTION 3.04Financial Statements; Projections.
a.Historical Financial Statements. The publicly available consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries as of and for (i) the fiscal years ended on or about September 30, 2012, 2013 and 2014, audited by and accompanied by the unqualified opinion of KPMG LLP, independent public accountants and (ii) the three month periods ending on or about December 31, 2014, March 30, 2015 and June 30, 2015 and all financial statements delivered pursuant to Sections 5.01(a), (b) and (c) have been prepared in accordance with GAAP (except as otherwise provided in Sections 5.01(a), (b) and (c)) and present (fairly in all material respects) the financial condition and results of operations and cash flows of Holdings and its Subsidiaries as of the dates and for the periods to which they relate.
b.No Liabilities. Except as set forth in the financial statements referred to in Section 3.04(a), there are no liabilities of any Company of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, which could reasonably be expected to result in a Material Adverse Effect, other than liabilities under the Loan Documents, First Lien Loan Documents and the Senior Note Documents and other Indebtedness permitted by Section 6.01. Since October 1, 2014, there has been no event, change, circumstance or occurrence that, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Effect.
c.Forecasts. The forecasts of financial performance of Holdings and its Subsidiaries furnished to the Lenders pursuant to Section 5.01(f) have been prepared in good faith by Borrower and based on assumptions believed by Borrower to be reasonable at the time furnished (it being understood by the parties that forecasts by their nature are inherently uncertain and are not a guarantee of financial performance and actual results may differ from forecasts and such differences may be material).
SECTION 3.05Properties.
a.Generally. Each Company has good title to, or valid leasehold interests in, all its property material to its business, free and clear of all Liens except for, in the case of Collateral, Permitted Collateral Liens and, in the case of all other material property, Permitted Liens and other irregularities or deficiencies in title that, individually or in the aggregate, do not interfere in any material respect with the ability of the Companies, taken as a whole, to conduct their business as currently conducted. The property of the Companies, taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear excepted), except to the extent that the failure to be in such condition could not be reasonably expected to result in a Material Adverse Effect and (ii) constitutes all the property which is required for the business and operations of the Companies as presently conducted.
b.Real Property. Schedules 7(a) and 7(b) to the Perfection Certificate dated the Closing Date contain a true and complete list of each interest in Real Property (i) owned by any Company as of the date hereof and describe the type of interest therein held by such Company and (ii) leased, subleased or otherwise occupied or utilized by any Company, as lessee, sublessee, franchisee or licensee, as of the date hereof and describe the type of interest therein held by such Company and whether such Lease requires the consent of the landlord thereunder, or other party thereto, to the Transactions.
SECTION 3.06Intellectual Property.
a.Ownership/No Claims. Each Company owns, or is licensed to use, all Intellectual Property required for the conduct of its business, except for those the failure to own or license which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Except as set forth on Schedule 3.06(a), no claim has been asserted and is pending by any person alleging that any Company or the conduct of its business has infringed or is infringing the Intellectual Property rights of any third party or challenging or questioning the validity or effectiveness of any such Intellectual Property that is owned by any Company, nor does any Company know of any threatened or anticipated claims, in each case, either individually or together with any of the items set forth on Schedule 3.06(a), that could reasonably be expected to result in a Material Adverse Effect. To the knowledge of Borrower (after due inquiry), each Company’s business as presently conducted does not infringe the rights of any person, except such infringements that individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
b.Registrations. Except pursuant to licenses and other user agreements entered into by each Company in the ordinary course of business or that are listed in Schedule 11(a) or 11(b) to the Perfection Certificate, on and as of the date hereof (i) each Company owns and possesses the right to use, and has not authorized or otherwise permitted any other person to use, each material Copyright, Patent or Trademark (as such terms are defined in the Security Agreement) listed in Schedule 11(a) or 11(b) to the Perfection Certificate and (ii) all material registrations listed in Schedule 11(a) or 11(b) to the Perfection Certificate are valid and in full force and effect.
c.No Violations or Proceedings. To each Company’s knowledge, on and as of the date hereof, there is no material violation by others of any right of such Company with respect to any copyright, patent or trademark listed in Schedule 11(a) or 11(b) to the Perfection Certificate, except as may be set forth on Schedule 3.06(c).
SECTION 3.07Equity Interests and Subsidiaries.
a.Equity Interests. Schedules 1(a) and 9(a) to the Perfection Certificate dated the Closing Date set forth a list of (i) all the Subsidiaries of Holdings and their jurisdictions of organization as of the Closing Date and (ii) the number of each class of its Equity Interests authorized, and the number outstanding, on the Closing Date and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the Closing Date. All Equity Interests of each Company are duly and validly issued and are fully paid and non-assessable. All Equity Interests of Borrower are owned directly by Holdings. Each Loan Party is the record and beneficial owner of, and has good and marketable title to, the Equity Interests pledged by it under the Security Agreement, free of any and all Liens, rights or claims of other persons, except the security interest created by the Security Agreement and nonconsensual Liens permitted by Section 6.02, and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Equity Interests.
b.No Consent of Third Parties Required. No consent of any person, including any other general or limited partner, any other member of a limited liability company, any other shareholder, any other trust beneficiary or any issuer, is necessary (from the perspective of a secured party) in connection with the creation, perfection or second priority status of the security interest of the Collateral Agent in any Equity Interests pledged to the Collateral Agent for the benefit of the Secured Parties under the Security

Agreement or the exercise by the Collateral Agent of the voting or other rights provided for in the Security Agreement or the exercise of remedies in respect thereof.
c.Organizational Chart. An accurate organizational chart, showing the ownership structure of Holdings, Borrower and each Subsidiary on the Closing Date, is set forth on Schedule 3.07(c).
SECTION 3.08Litigation; Compliance with Laws.
(a)    There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or, to the knowledge of any Company, threatened against or affecting any Company or any business, property or rights of any Company (i) that challenges the enforceability or legality of any Loan Document or (ii) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Except for matters covered by Section 3.18, no Company or any of its property is in violation of, nor will the continued operation of its property as currently conducted violate, any Requirements of Law or any restrictions of record or agreements affecting any Company’s Real Property or is in default with respect to any Requirement of Law, where such violation or default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
(b)    No Loan Party nor any of its Restricted Subsidiaries nor any director, officer or, to the knowledge of such Loan Party, agent, employee or Affiliate of such Loan Party or Restricted Subsidiary, is aware of or has taken any action, directly or indirectly, that would result in a material violation by such persons of the FCPA, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization or approval of the payment of any money, or other property, gift, promise to give or authorization of the giving of anything of value, directly or indirectly, to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office in contravention of the FCPA and any applicable anti-corruption law of any Governmental Authority. Each Loan Party, its Restricted Subsidiaries and their respective Affiliates have conducted their businesses in compliance with, in all material respects, applicable anti-corruption law of any Governmental Authority and the FCPA and have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.
SECTION 3.09Agreements.
No Company is in default in any manner under any provision of any agreement or instrument to which it is a party or by which it or any of its property is or may be bound (other than any agreement or instrument evidencing Indebtedness), and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default, in each case where such default could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10.Federal Reserve Regulations.
No Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X. The pledge of the Securities Collateral pursuant to the Security Agreement does not violate such regulations.
SECTION 3.11.Investment Company Act.
No Company is an “investment company” or a company “controlled” by an “investment company,” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.
SECTION 3.12.Use of Proceeds.
(a)    Borrower will use the proceeds of (a) the Initial Term Loans made on the Closing Date, along with cash on hand on Borrower’s balance sheet, to (i) pay the consideration with respect to the ASC Acquisition, to refinance certain existing Indebtedness of ASC Holdings and its Subsidiaries and pay related fees and expenses in connection with the foregoing and (ii) pay the Transaction Costs, (b) any Incremental Term Loans for the purposes specified in the applicable Increase Joinder and (c) any Refinancing Term Loans for the purposes specified in the applicable Refinancing Amendment.
(b)    Each Loan Party and its Subsidiaries will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner, other Specified Person, any other person or entity to fund any payment in violation of any applicable anti-corruption law of any Governmental Authority or to fund any activities of or business with any Specified Person, any other person or entity, or in any other country or territory that, at the time of such funding, is the subject of sanctions or embargoes under regulations imposed by the United Nations Security Council, the European Union, OFAC, Her Majesty’s Treasury or other relevant sanctions authority (collectively, “Sanctions”), or in any other manner that will result in a violation by any Specified Person (including any Specified Person participating in the transaction, whether as underwriter, advisor, investor or otherwise), any other person or entity of Sanctions or any applicable anti-corruption law of any Governmental Authority.
SECTION 3.13.Taxes.
Each Company has (a) timely filed or caused to be timely filed all material U.S. federal Tax Returns and all material state, local and foreign Tax Returns required to have been filed by it and all such Tax Returns are true and correct in all material respects, (b) duly and timely paid, collected or remitted or caused to be duly and timely paid, collected or remitted all Taxes (whether or not shown on any Tax Return) due and payable, collectible or remittable by it and all assessments received by it in writing, except Taxes (i) which are being contested in good faith by appropriate proceedings if such contest operates to suspend collection of the contested Tax and such Company has set aside on its books adequate reserves in accordance with GAAP or (ii) which could not, individually or in the aggregate, have a Material Adverse

Effect and (c) satisfied all of its Tax withholding obligations except for failures that could not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect. Each Company has made adequate provision in accordance with GAAP for all material Taxes not yet due and payable. Each Company is unaware of any proposed or pending Tax assessments, deficiencies or audits that could be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect. Except as could not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect, no Company has ever “participated” in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.
SECTION 3.14.No Material Misstatements.
No written information furnished by or on behalf of any Company to the Administrative Agent or any Lender in connection with any Credit Extension or any other Loan Document (excluding for this purpose projections and forward-looking statements), taken as a whole, contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading as of the date such information is dated or certified. The projections and forward-looking statements contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact, are by their nature inherently uncertain and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein and such differences may be material.
SECTION 3.15.Labor Matters.
There are no strikes, lockouts or slowdowns against any Company pending or, to the knowledge of any Company, threatened, which could reasonably be expected to have a Material Adverse Effect. The hours worked by and payments made to employees of any Company have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable federal, state, local or foreign law dealing with such matters in any manner which could reasonably be expected to result in a Material Adverse Effect. All payments due from any Company, or for which any claim may be made against any Company, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Company except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Company is bound.
SECTION 3.16.Solvency.
Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, (a) the present fair saleable value of the properties of Holdings (on a consolidated basis with its Restricted Subsidiaries) will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of Holdings (on a consolidated basis with its Restricted Subsidiaries) will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) Holdings (on a consolidated basis with its Restricted Subsidiaries) has not incurred and does not intend to incur or believe it will incur, debts and liabilities, subordinated, contingent or otherwise, beyond its ability to pay such debts and liabilities as they become due; and (d) Holdings (on a consolidated basis with its Restricted Subsidiaries) will not have unreasonably small capital with which to conduct its business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.
SECTION 3.17.Employee Benefit Plans.
Each Company and its Restricted Subsidiaries is in compliance with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder as such provisions apply to any Plan or any employee benefit plan of any Company or its Restricted Subsidiaries, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect; and no ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect.
To the extent applicable, each Foreign Plan has been maintained in material compliance with its terms and with the requirements of any and all applicable Requirements of Law and has been maintained, where required, in good standing with applicable regulatory authorities except where the failure to comply or be maintained in good standing could not reasonably be expected to have a Material Adverse Effect. No Company has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan that could reasonably be expected to have a Material Adverse Effect.
SECTION 3.18.Environmental Matters.
a.Except as set forth in Schedule 3.18 and except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:
i.the Companies and their businesses, operations and Real Property are in compliance with, and to the knowledge of the Companies, the Companies have no liability under, any applicable Environmental Law;
ii.the Companies have obtained all Environmental Permits required for the conduct of their businesses and operations, and the ownership, operation and use of their property, under Environmental Law, and all such Environmental Permits are valid and in good standing;
iii.there has been no Release or threatened Release of Hazardous Material on, at, under or from any Real Property or facility presently or to the knowledge of the Companies formerly owned, leased or operated by the Companies that could result in liability by the Companies under any applicable Environmental Law;
iv.there is no Environmental Claim pending or, to the knowledge of the Companies, threatened against the Companies or relating to the Real Property currently or to the knowledge of the Companies formerly owned, leased or operated by the Companies, or relating to the operations of the Companies and to the knowledge of the Companies there are no actions, activities, circumstances, conditions, events or incidents that could form the basis of such an Environmental Claim;
v.no person with an indemnity or contribution obligation to the Companies relating to compliance with or liability under Environmental Law is in default with respect to such obligation;
vi.no Company is obligated to perform any action or otherwise incur any expense under Environmental Law pursuant to any order, decree, judgment or agreement by which it is bound or has assumed by contract, agreement or operation of law, and no Company is conducting or financing any Response pursuant to any Environmental Law with respect to any Real Property or any other location;
vii.no Real Property or facility owned, operated or leased by the Companies and, to the knowledge of the Companies, no Real Property or facility formerly owned, operated or leased by the Companies is (i) listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or (ii) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or (iii) included on any similar list maintained by any Governmental Authority including any such list relating to petroleum;
viii.to the knowledge of the Companies, no Lien has been recorded or threatened in writing under any Environmental Law with respect to any Real Property or other assets of the Companies; and
ix.the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup pursuant to any Governmental Real Property Disclosure Requirements or any other applicable Environmental Law.
b.As of the Closing Date, the Companies have made available to the Administrative Agent all material and non-privileged records and files in the possession, custody or control of, or otherwise reasonably available to, the Companies concerning compliance with or liability under Environmental Law, including those concerning the actual or suspected existence of Hazardous Material at Real Property or facilities currently owned, operated, leased or used by the Companies.
SECTION 3.19.Insurance.
Schedule 3.19 sets forth a true, complete and correct description of all material insurance maintained by each Loan Party as of the Closing Date. All insurance maintained by the Companies is in full force and effect, all premiums have been duly paid, and no Company has, to their knowledge, received notice of violation or cancellation thereof. Each Company has insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice for companies of a similar size in similar locations.

SECTION 3.20.Security Documents.
a.Security Agreement. The Security Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, valid and enforceable Liens on, and security interests in, the Security Agreement Collateral and, when (i) financing statements and other filings in appropriate form are accepted by the offices specified on Schedule 6 to the Perfection Certificate and (ii) upon the taking of possession or control by the Collateral Agent of the Security Agreement Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by each Security Agreement), the Liens created by the Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors in the Security Agreement Collateral (other than (1) such Security Agreement Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction and (2) the Intellectual Property Collateral), in each case subject to no Liens other than Permitted Liens.
b.PTO Filings, Copyright Office Filing. When the Security Agreement or a short form thereof is filed in the United States Copyright Office and the United States Patent and Trademark Office in the manner prescribed by each office, the Liens created by such Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Copyrights (as defined in such Security Agreement) registered with the United States Copyright Office or Patents (as defined in the Security Agreement) registered or applied for with the United States Patent and Trademark Office, as the case may be, in each case subject to no Liens other than Permitted Collateral Liens (it being understood that subsequent recordings in the United States Copyright Office or the United States Patent and Trademark Office may be necessary to perfect a Lien on registered trademarks, trademark applications and copyrights acquired by the grantors after the date hereof).
c.Mortgages. Each Mortgage is effective to create, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, valid and enforceable second priority Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, subject only to Permitted Collateral Liens or other Liens acceptable to the Required Lenders.
d.Valid Liens. Each Security Document delivered after the Closing Date pursuant to Sections 5.11, 5.12 and 5.16 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Collateral thereunder, and (i) when all appropriate filings or recordings are accepted by the appropriate offices as may be required under the Loan Documents and applicable law and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent required by any Security Document), such Security Document will constitute fully perfected Liens on, and security interests in, such Collateral in which a Loan Party has rights and in which a security interest can be created and perfected under the UCC as in effect at the relevant time and in the relevant jurisdiction, in each case subject to no Liens other than the applicable Permitted Collateral Liens.

SECTION 3.21.[Reserved]
SECTION 3.22.Anti-Terrorism Laws.
a.Except as otherwise disclosed on Schedule 3.23, no Loan Party nor any of its Subsidiaries (i) has violated or is in violation of Anti-Terrorism Laws or (ii) has engaged or engages in any transaction, investment, undertaking or activity that violates the Anti-Terrorism Laws.
b.The funds used by the Loan Parties to pay the Lenders will not be derived from activities that violate Anti-Terrorism Laws.
c.No Loan Party, nor any of its Subsidiaries, nor any of their respective directors, officers or employees, acting or benefiting in any capacity in connection with the Loans is an Embargoed Person.
d.Except as otherwise disclosed on Schedule 3.23, no Loan Party, nor any of its Subsidiaries, (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Embargoed Person or person subject to Sanctions, (ii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism Law or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate any Anti-Terrorism Law.
SECTION 3.23.No Conflict with Customs, International Trade and OFAC Laws.
a.No Loan Party nor any of its Subsidiaries, any director, officer, nor to the knowledge of the Loan Parties after reasonable due diligence, any employee, agent, Affiliate or representative of such Loan Party or Subsidiary (each, a “Specified Person”) is an Embargoed Person or subject to Sanctions, nor is any Loan Party or any of its Subsidiaries located, organized or resident in a country or territory that is the subject of Sanctions.
b.Except as otherwise disclosed in Schedule 3.23, each of the Loan Parties and its Subsidiaries has not committed any material violation in the five years preceding the Closing Date and is in compliance with, in all material respects, applicable law or regulation, permit, order or other decision or requirement having the force or effect of law or regulation of any governmental entity concerning the importation of products, the exportation or re-exportation of products (including technology and services), the terms and conduct of international transactions and the making or receiving of international payments, namely, as applicable, the Tariff Act of 1930, as amended, and other laws, regulations and programs administered or enforced by U.S. Customs and Border Protection and U.S. Immigration and Customs Enforcement, and their predecessor agencies, the Export Administration Act of 1979, as amended, the Export Administration Regulations, the International Emergency Economic Powers Act, as amended, the Trading With the Enemy Act, as amended, the Arms Export Control Act, as amended, the International Traffic in Arms Regulations, Executive Orders of the President regarding embargoes and restrictions on transactions with designated entities, the embargoes and restrictions administered by OFAC, the anti-boycott Laws administered by the U.S. Department of Commerce and the anti-boycott Laws administered by the U.S. Department of the Treasury.

ARTICLE IV.
CONDITIONS TO CREDIT EXTENSIONS
SECTION 4.01.Conditions to Initial Credit Extension.
The obligation of each Lender to fund the initial Credit Extension requested to be made by it shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 4.01.
a.Loan Documents. The Loan Documents shall be reasonably satisfactory to the Administrative Agent and the Required Lenders. There shall have been delivered to the Administrative Agent by the Loan Parties an executed counterpart of each of the Loan Documents and the Perfection Certificate, except for Security Documents not required to be delivered on the Closing Date and listed on Schedule 5.16 (which documents will be required to be delivered within the time limits specified on such schedule).
b.Corporate Documents. The Administrative Agent shall have received:
i.a certificate of the secretary or assistant secretary of each Loan Party dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document of such Loan Party certified (to the extent applicable) as of a recent date by the Secretary of State (or other applicable Governmental Authority) of the state of its organization, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or other applicable governing body), of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate in this clause (i)) and (D) with respect to Borrower, that attached thereto is a true and complete copy of the Advisory Agreement and that, as of the Closing Date, there have been no amendments or modifications thereto; and
ii.a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State (or other applicable Governmental Authority).
c.Officers’ Certificate. The Administrative Agent shall have received a certificate, dated the Closing Date and signed by the chief executive officer and the chief financial officer of Borrower, confirming compliance with the conditions precedent set forth in Section 4.01(d) and (p) and Section 4.02(b) and (c).
d.ASC Acquisition, etc. The ASC Acquisition shall have been consummated or shall be consummated substantially simultaneously on the Closing Date.

e.[Reserved].
f.[Reserved].
g.Opinions of Counsel. The Administrative Agent shall have received, on behalf of itself, the other Agents, the Arranger, the Lenders, a customary written opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel for the Loan Parties, dated the Closing Date and addressed to the Agents and the Lenders.
h.Solvency Certificate. The Administrative Agent shall have received a solvency certificate in the form of Exhibit O, dated the Closing Date and signed by the chief financial officer of Borrower.
i.[Reserved].
j.[Reserved].
k.Fees. The Arranger, Administrative Agent, Collateral Agent and Lenders shall have received the Administrative Agent Fees and all other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including the reasonable and documented legal fees and expenses of Simpson Thacher & Bartlett LLP, special counsel to the Lenders, the reasonable and documented legal fees and expenses of Holland & Knight LLP, special counsel to the Agents, and the reasonable and documented fees and expenses of any reasonably necessary local counsel, appraisers, consultants and other advisors, in each case, retained after consultation with Borrower) required to be reimbursed or paid by Borrower hereunder or under any other Loan Document.
l.Personal Property Requirements. The Collateral Agent shall have received:
i.evidence acceptable to the Collateral Agent and the Required Lenders that the First Lien Collateral Agent maintains all certificates, agreements or instruments representing or evidencing the Securities Collateral accompanied by instruments of transfer and stock powers undated and endorsed in blank;
ii.evidence acceptable to the Collateral Agent and the Required Lenders that the First Lien Collateral Agent maintains promissory notes evidencing all intercompany debt owed to any Loan Party executed by the applicable Companies, accompanied by instruments of transfer undated and endorsed in blank;
iii.evidence acceptable to the Collateral Agent and the Required Lenders that the First Lien Collateral Agent maintains all other certificates, agreements, approvals or instruments necessary to perfect the Collateral Agent’s security interest in all Chattel Paper, all Instruments, and all Investment Property of each Loan Party (as each such term is defined in the Security Agreement and to the extent required by the Security Agreement);
iv.UCC financing statements in appropriate form for filing under the UCC, filings with the United States Patent and Trademark Office and United States Copyright Office and such other documents under applicable Requirements of Law in each jurisdiction as required by the Loan

Documents and as may be necessary or appropriate or, in the opinion of the Collateral Agent or the Required Lenders, desirable to perfect the Liens created, or purported to be created, by the Security Documents;
v.certified copies of UCC, United States Patent and Trademark Office and United States Copyright Office, tax and judgment lien searches, each of a recent date listing all effective financing statements that name any Loan Party as debtor and that are filed in those jurisdictions in which any Loan Party is organized or maintains its chief executive office and such other searches that the Collateral Agent or the Required Lenders deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Security Documents (other than Permitted Collateral Liens or any other Liens acceptable to the Collateral Agent and the Required Lenders); and
vi.evidence acceptable to the Collateral Agent and the Required Lenders of payment or arrangements for payment by the Loan Parties of all applicable recording taxes, fees, charges, costs and expenses required for the recording of the Security Documents.
m.[Reserved]
n.[Reserved].
o.USA PATRIOT Act. The Lenders and the Administrative Agent shall have timely received the information required under Section 10.13 that has been requested in writing at least ten Business Days prior to the Closing Date.
p.Material Adverse Effect. Since October 1, 2014, there has been no event, change, circumstance or occurrence that, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Effect.
SECTION 4.02.Conditions to All Credit Extensions.
The obligation of each Lender to make any Credit Extension shall be subject to, and to the satisfaction of, each of the conditions precedent set forth below.
a.Notice. The Administrative Agent shall have received a Borrowing Request as required by Section 2.03.
b.No Default. At the time of and immediately after giving effect to such Credit Extension and the application of the proceeds thereof, no Default or Event of Default shall have occurred and be continuing on such date.
c.Representations and Warranties. Each of the representations and warranties made by any Loan Party set forth in Article III hereof or in any other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of such Credit

Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.
ARTICLE V.
AFFIRMATIVE COVENANTS
Each Loan Party covenants and agrees with each Lender and each Agent that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts due and payable under any Loan Document shall have been paid in full (other than contingent indemnification obligations for which no claim has been asserted), unless the Required Lenders shall otherwise consent in writing, each Loan Party will, and will cause each of its Restricted Subsidiaries to:
SECTION 5.01Financial Statements, Reports, etc.
Furnish to the Administrative Agent:
a.Annual Reports. Within 90 days after the end of each fiscal year, beginning with the fiscal year ending on or about September 30, 2015, (i) the consolidated balance sheet of Holdings as of the end of such fiscal year and related consolidated statements of income, cash flows and stockholders’ equity for such fiscal year, in comparative form with such financial statements as of the end of, and for, the preceding fiscal year, and notes thereto, all prepared in accordance with GAAP and accompanied by an opinion of a “big four” accounting firm or other independent public accountants of recognized national standing reasonably satisfactory to the Required Lenders (which opinion shall not be qualified as to scope or contain any going concern or other qualification, other than a qualification related to the maturity of Loans or any other Indebtedness of Holdings or any Restricted Subsidiary or potential non-compliance with any financial covenant hereunder) stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Holdings as of the dates and for the periods specified in accordance with GAAP (such opinion, an “Acceptable Opinion”), (ii) a management report in a form reasonably satisfactory to the Required Lenders setting forth statement of income items and Consolidated EBITDA of Holdings for such fiscal year, showing variance, by Dollar amount and percentage, from amounts for the previous fiscal year and budgeted amounts and (iii) a narrative report and management’s discussion and analysis, in a form reasonably satisfactory to the Required Lenders, of the financial condition and results of operations of Holdings for such fiscal year, as compared to (1) amounts for the previous fiscal year and (2) budgeted amounts (it being understood that the requirements of clause (a)(i) and (a)(iii)(1) shall be deemed satisfied by the filing of a Form 10-K of Holdings in respect of such fiscal year with the U.S. Securities and Exchange Commission that contains all the information required by clauses (a)(i) and (a)(iii)(1), so long as such Form 10-K (x) is publicly available on the Internet without charge, (y) is filed on or before the 90th day following the end of such fiscal year and (z) contains an Acceptable Opinion);
b.Quarterly Reports. Within 45 days after the end of each of the first three fiscal quarters of each fiscal year, beginning with the fiscal quarter ending on or about December 31,

2015, (i) the consolidated balance sheet of Holdings as of the end of such fiscal quarter and related consolidated statements of income and cash flows for such fiscal quarter and for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year, and notes thereto, all prepared in accordance with GAAP and accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Holdings as of the date and for the periods specified in accordance with GAAP consistently applied, and on a basis consistent with audited financial statements for the fiscal year ended on or about September 30, 2014, subject to normal year-end audit adjustments, (ii) a management report in a form reasonably satisfactory to the Required Lenders setting forth statement of income items and Consolidated EBITDA of Holdings for such fiscal quarter and for the then-elapsed portion of the fiscal year, showing variance, by Dollar amount and percentage, from amounts for the comparable periods in the previous fiscal year and budgeted amounts, and (iii) a narrative report and management’s discussion and analysis, in a form reasonably satisfactory to the Required Lenders, of the financial condition and results of operations for such fiscal quarter and the then-elapsed portion of the fiscal year, as compared to (1) the comparable periods in the previous fiscal year and (2) budgeted amounts (it being understood that the requirements of clauses (b)(i) and (b)(iii)(1) shall be deemed satisfied by the filing of a Form 10-Q of Holdings in respect of such fiscal quarter with the U.S. Securities and Exchange Commission that contains all of the information required by clauses (b)(i) and (b)(iii)(1), so long as such Form 10-Q (x) is publicly available on the Internet without charge and (y) is filed on or before the 45th day following the end of such fiscal quarter);
c.Financial Officer’s Certificate. Concurrently with any delivery of financial statements under Section 5.01(a) or (b), a Compliance Certificate (A) certifying that no Default has occurred and is continuing or, if such a Default has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (B) showing a reconciliation of Consolidated EBITDA to the net income set forth on the statement of income;
d.Public Reports. Promptly after the same becomes publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Company with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange;
e.Management Letters. Promptly after the receipt thereof by any Company, a copy of any “management letter” received by any such person from its certified public accountants and the management’s responses thereto;
f.Budgets. Within 90 days after the beginning of each fiscal year commencing with the fiscal year beginning on or about October 1, 2015, a budget for Holdings in form reasonably satisfactory to the Required Lenders, but to include balance sheets, statements of income and sources and uses of cash, for each quarter of such fiscal year prepared in detail, with appropriate presentation and discussion of the principal assumptions upon which such budget is based, accompanied by the statement of a Financial Officer of Borrower to the effect that the budget of

Holdings is a reasonable estimate for the periods covered thereby and, promptly when available, any significant revisions of such budget;
g.[Reserved];
h.[Reserved];
i.Unrestricted Subsidiaries. Simultaneously with the delivery of financial statements referred to in Sections 5.01(a) and (b) above, if during any of the periods covered by the statement of income contained therein Borrower shall have one or more Unrestricted Subsidiaries, then such financial statements shall contain a footnote with information in reasonable detail summarizing the differences between the financial statements delivered pursuant to Sections 5.01(a) and (b) and the results of operations and financial condition of Borrower and its Restricted Subsidiaries without giving effect to the results or condition of any such Unrestricted Subsidiaries; and
j.Other Information. Promptly, from time to time, such other material information regarding the operations, business affairs and financial condition of any Company, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.
SECTION 5.02Litigation and Other Notices.
Furnish to the Administrative Agent written notice of the following promptly after any Responsible Officer of Holdings acquires knowledge thereof:
a.any Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;
b.the filing or commencement of, or any written threat or written notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority, (i) against any Company thereof that could reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Loan Document;
c.any development that has resulted in, or could reasonably be expected to result in a Material Adverse Effect; and
d.the occurrence of a Casualty Event resulting in a loss exceeding $5,000,000.
SECTION 5.03Existence; Businesses and Properties.
a.Do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05 or Section 6.06 or, in the case of any Restricted Subsidiary, where the failure to perform such obligations, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

b.Do or cause to be done all things reasonably necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, privileges, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; pay and perform its obligations under all Leases (except where the failure to pay or perform, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect); and except as could not reasonably be expected to result in a Material Adverse Effect, at all times maintain, preserve and protect all property material to the conduct of such business and keep such property in good repair, working order and condition (other than wear and tear occurring in the ordinary course of business) and from time to time make, or cause to be made, all repairs, renewals, additions, improvements and replacements thereto reasonably necessary in order that the business carried on in connection therewith may be properly conducted at all times; provided that nothing in this Section 5.03(b) shall prevent (i) sales of property, consolidations or mergers by or involving any Company in accordance with Section 6.05 or Section 6.06; (ii) the withdrawal or failure by any Company of its qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; or (iii) the abandonment or any other failure to obtain, preserve, renew, extend or keep in full force and effect by any Company of any rights, licenses, permits, privileges, franchises, authorizations, patents, copyrights, trademarks or trade names that such person reasonably determines are not useful to its business, no longer commercially desirable or within the ordinary course of business.
SECTION 5.04Insurance.
a.Generally. Maintain such insurance, with financially sound and reputable insurers, in such amounts, to such extent and against such risks as is customary for companies in the same or similar businesses operating in the same or similar locations.
b.Requirements of Insurance. All such insurance with respect to Collateral shall name the Collateral Agent as mortgagee (in the case of real property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable.
c.Notice to Agents. (i) Notify the Administrative Agent and the Collateral Agent promptly whenever any material separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.04 is taken out by any Loan Party; and promptly deliver to the Administrative Agent and the Collateral Agent a duplicate original copy of such policy or policies, (ii) use commercially reasonable efforts to provide 30 days' notice to the Administrative Agent prior to cancellation of any insurance coverage with respect to the Collateral by any Loan Party and (iii) provide prompt written notice after the date of such cancellation in the event of cancellation of any insurance coverage with respect to the Collateral by an insurer.
d.Flood Insurance. If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the Flood Insurance Laws, then Borrower shall, or shall cause each Loan Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent, including, without limitation, evidence of annual renewals of such insurance.
e.Mortgaged Properties. Maintain with financially sound and reputable insurance companies insurance on the Mortgaged Property in at least such amounts and against at least such risks (but including in any event, errors and omissions, professional liability, public liability, all-risks casualty and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.
SECTION 5.05Obligations and Taxes.
a.Payment of Obligations. Pay its material obligations (other than Indebtedness obligations) promptly and in accordance with their terms and pay and discharge promptly when due all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, services, materials and supplies or otherwise that, if unpaid, might give rise to a Lien other than a Permitted Lien upon such properties or any part thereof; provided that such payment and discharge shall not be required with respect to any such obligation, Tax, assessment, charge, levy or claim so long as (x)(i) the validity or amount thereof shall be contested in good faith by appropriate proceedings and the applicable Company shall have set aside on its books adequate reserves or other appropriate provisions with respect thereto in accordance with GAAP and (ii) such contest operates to suspend collection of the contested obligation, Tax, assessment or charge and enforcement of a Lien other than a Permitted Lien and (y) the failure to pay could not reasonably be expected to, individually or in the aggregate, to result in a Material Adverse Effect.
b.Filing of Returns. Timely and correctly file all material Tax Returns required to be filed by it and withhold, collect and remit all Taxes that it is required to collect, withhold or remit.
SECTION 5.06Employee Benefits.
a.Furnish to the Administrative Agent (x) as soon as possible after, and in any event within 15 days after any Responsible Officer of any Company or any ERISA Affiliate of any Company knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event, could reasonably be expected to result in either liability of the Companies or any of their ERISA Affiliates in an aggregate amount for all of the Companies and their ERISA Affiliates exceeding $1,000,000 or in the imposition of a Lien, a statement of a Financial Officer of Borrower setting forth details as to such ERISA Event and the action, if any, that the Companies propose to take with respect thereto and (y) upon request by the Administrative Agent, copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Company or any ERISA Affiliate with the Internal Revenue Service with respect to each Plan; (ii) the most recent actuarial valuation report for each Plan; (iii) all notices received by any Company or any ERISA Affiliate from a Multiemployer Plan sponsor or any Governmental Authority concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan (or employee benefit plan sponsored or contributed to by any Company) as the Administrative Agent shall reasonably request and (z) promptly following any request therefor, copies of (i) any documents described in Section 101(k) of ERISA that any Company or its ERISA Affiliate may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(1) of ERISA that any Company or its ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if any Company or its ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the applicable Company or ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof.
SECTION 5.07Maintaining Records; Access to Properties and Inspections.
Keep proper books of record and account (i) in which full, true and correct entries are made in all material respects in conformity with all Requirements of Law, (ii) in form permitting financial statements conforming with GAAP to be derived therefrom and (iii) in which all material dealings and transactions in relation to its business and activities are recorded. Each Company will permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and the property of such Company upon reasonable notice at reasonable times during normal business hours and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances, accounts and condition of such Company with the officers of such Company and advisors for such Company (including independent accountants); provided, however, that (a) (x) unless an Event of Default has occurred and is continuing (A) only the Administrative Agent on behalf of the Lenders may exercise the rights of the Administrative Agent and the Lenders under this Section 5.07 and (B) the Administrative Agent shall exercise such rights no more than one time in each fiscal year (but it is understood that the Lenders or the Administrative Agent may also have a reasonable number of telephone conferences to have such discussions regarding such topics without reference to the foregoing limitation) and (y) if an Event of Default has occurred and is continuing, the expenses associated therewith shall be reasonable, (b) the Administrative Agent shall cooperate so that such visit does not materially disrupt the normal operations of the Companies, (c) the Administrative Agent shall conduct each such inspection in compliance with all reasonable safety and security requirements of the Companies and (d) the Companies shall have the opportunity to participate in any discussions with advisors. The Companies shall have no obligation to disclose (i) materials that are protected by attorney-client privilege or similar privilege or constitute attorney work product or the disclosure of which would violate applicable law or any confidentiality obligations of the Companies or (ii) trade secrets or proprietary information.
SECTION 5.08Use of Proceeds.
Use the proceeds of the Loans only for the purposes set forth in Section 3.12.
SECTION 5.09Compliance with Environmental Laws; Environmental Reports.
a.Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, comply, and use commercially reasonable efforts to cause all lessees and other persons occupying Real Property owned, operated or leased by any Company to comply, in all material respects with all Environmental Laws and Environmental Permits applicable to its operations and Real Property;

use commercially reasonable efforts to obtain and renew all material Environmental Permits applicable to its operations and Real Property; and conduct all Responses required by, and in accordance with, Environmental Laws; provided that no Company shall be required to undertake any Response to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.
b.If a Default caused by reason of a breach of Section 3.18 or Section 5.09(a) shall have occurred and be continuing for more than 90 days without the Companies commencing activities reasonably likely to cure such Default in accordance with Environmental Laws, at the written request of the Administrative Agent or the Required Lenders through the Administrative Agent, provide to the Lenders within 45 days after such request, at the expense of Borrower, an environmental assessment report regarding the matters which are the subject of such Default, including, where appropriate, soil and/or groundwater sampling, prepared by an environmental consulting firm and, in the form and substance, reasonably acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or Response to address them.
SECTION 5.10[Reserved].
SECTION 5.11Additional Collateral; Additional Guarantors.
a.Subject to the Closing Date Intercreditor Agreement and this Section 5.11, with respect to any property acquired after the Closing Date by any Loan Party that is intended to be subject to the Lien created by any of the Security Documents but is not so subject, promptly (and in any event within 60 days after the acquisition thereof or such longer period as may be approved in writing by the Administrative Agent as directed by the Required Lenders) (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments or supplements to the relevant Security Documents or such other documents as the Administrative Agent or the Collateral Agent shall deem reasonably necessary or advisable to grant to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such property subject to no Liens other than Permitted Collateral Liens, and (ii) take all actions reasonably necessary to cause such Lien to be duly perfected to the extent required by such Security Document in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent. Borrower shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of the Security Documents on such after-acquired properties; provided that notwithstanding anything to the contrary herein or in any Loan Document, the Loan Parties shall not have any obligation to perfect any security interest under any Loan Document in any Intellectual Property Collateral included in the Collateral in any jurisdiction outside of the United States.
b.Subject to the terms of the Closing Date Intercreditor Agreement, with respect to any person that is or becomes a Subsidiary of a Loan Party after the Closing Date or any Subsidiary that ceases to be an Excluded Subsidiary or a JV Subsidiary (to the extent such JV Subsidiary would not then otherwise be an Excluded Subsidiary), promptly (and in any event within 60 days after such person becomes a Subsidiary of a Loan Party or so ceases to be an Excluded Subsidiary or a JV Subsidiary (or such longer period as may be approved in writing by the Administrative Agent as directed by the Required Lenders)) (i)

deliver to the Collateral Agent the certificates, if any, representing all of the Equity Interests of such Subsidiary, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Subsidiary to any Loan Party (other than secured intercompany notes owed by any Foreign Subsidiary to any Domestic Subsidiary) together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party and (ii) cause such new Subsidiary (other than (x) a JV Subsidiary unless required by Section 5.11(c) or (y) an Excluded Subsidiary) (A) to execute a Joinder Agreement or such comparable documentation to become a Subsidiary Guarantor and a joinder agreement to the applicable Security Agreement, substantially in the form annexed thereto and (B) to take all actions reasonably necessary or advisable to cause the Lien created by the applicable Security Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent. Notwithstanding the foregoing, the Equity Interests required to be delivered to the Collateral Agent pursuant to clause (i) of this Section 5.11(b) shall not include any Equity Interests of a Foreign Subsidiary; provided that this exception shall not apply to (A) Voting Stock of any Subsidiary which is a first-tier CFC representing 65% of the total voting power of all outstanding Voting Stock of such Subsidiary and (B) 100% of the Equity Interests not constituting Voting Stock of any such Subsidiary, except that any such Equity Interests constituting “stock entitled to vote” within the meaning of Treasury Regulation Section 1.956-2(c)(2) shall be treated as Voting Stock for purposes of this Section 5.11(b).
c.Notwithstanding the foregoing, but subject to the last sentence of Section 5.11(b), Borrower shall use its commercially reasonable efforts (A) to grant to the Collateral Agent a security interest in the Equity Interest of any newly-formed or after-acquired JV Subsidiary owned directly by any Loan Party and (B) in the case of any JV Subsidiary in which any Loan Party directly or indirectly owns at least 80% of the voting or economic interest, to cause such JV Subsidiary to (i) become a Subsidiary Guarantor, (ii) execute a Joinder Agreement or such comparable documentation to become a Subsidiary Guarantor and a joinder agreement to the applicable Security Agreement, substantially in the form annexed thereto and, in the case of a Foreign Subsidiary, at the request of the Administrative Agent, execute a security agreement compatible with the laws of such Foreign Subsidiary’s jurisdiction in form and substance reasonably satisfactory to the Administrative Agent, and (iii) take all actions reasonably necessary or advisable in the opinion of the Administrative Agent or the Collateral Agent to cause the Lien created by the applicable Security Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent (in each case, it being understood that such efforts shall not require any material economic or other significant concessions or result in any material adverse tax consequences with respect the terms or structure of such joint venture arrangements).
d.Subject to the terms of the Closing Date Intercreditor Agreement, promptly grant to the Collateral Agent, within 90 days of the acquisition thereof (or such longer period as may be approved by the Administrative Agent in its reasonable discretion in writing), a security interest in and Mortgage on each Real Property owned in fee by such Loan Party as is acquired by such Loan Party after the Closing Date and that, together with any improvements thereon, has a purchase price of at least $5,000,000, as additional security for the Secured Obligations (unless the subject property is already mortgaged to a third party to the extent permitted by Section 6.02). Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and the Collateral Agent and shall constitute valid and enforceable perfected Liens subject only to Permitted Collateral Liens or other Liens acceptable to the Collateral Agent. The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. Such Loan Party shall otherwise take such reasonable actions and execute and/or deliver to the Collateral Agent such reasonable documents as the Administrative Agent or the Collateral Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Real Property (including a Title Policy, a Survey and local counsel opinion (in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent) in respect of such Mortgage).
SECTION 5.12Security Interests; Further Assurances.
Subject to the terms of the Closing Date Intercreditor Agreement, promptly, upon the reasonable request of the Required Lenders, at Borrower’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by the Required Lenders reasonably necessary for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except Permitted Liens, or obtain any consents or waivers as may be reasonably necessary or appropriate in connection therewith (as may be obtained using commercially reasonable efforts). Deliver or cause to be delivered to the Administrative Agent and the Collateral Agent from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Required Lenders as the Required Lenders shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Security Documents. Upon the exercise by the Administrative Agent, the Collateral Agent or any Lender of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority, execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent, the Collateral Agent or such Lender may reasonably require. If the Administrative Agent, the Collateral Agent or the Required Lenders determine that they are required by a Requirement of Law to have appraisals prepared in respect of the Real Property of any Loan Party constituting Collateral, Borrower shall provide to the Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA and are otherwise in form and substance reasonably satisfactory to the Required Lenders.
SECTION 5.13Information Regarding Collateral.
a.Except as disclosed on Schedule 5.13, no Loan Party will effect any change (i) in any Loan Party’s legal name, (ii) in any Loan Party’s identity or organizational structure, (iii) in any Loan Party’s Federal Taxpayer Identification Number or organizational identification number, if any, or (iv) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the Collateral Agent and the Administrative Agent not less than ten days’ prior written notice (in the form of an Officers’ Certificate), or such lesser notice period agreed to by the Collateral Agent, of its intention to do so, clearly describing such change and providing such other information in connection therewith as the Collateral Agent or the Administrative Agent may reasonably request, and (B) it shall have taken all action reasonably satisfactory to the Collateral Agent to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral, if applicable. Each Loan Party agrees to promptly provide the Collateral Agent with certified Organizational Documents reflecting any of the changes described in the preceding sentence.
b.Concurrently with the delivery of financial statements pursuant to Section 5.01(a), deliver to the Administrative Agent and the Collateral Agent a Perfection Certificate Supplement (provided that in the case that there has been no change in the information provided or required to be provided under the Perfection Certificate since the date of the Perfection Certificate or latest Perfection Certificate Supplement, then delivery of such Perfection Certificate Supplement shall not be required) and a certificate of a Financial Officer of Borrower certifying that the Perfection Certificate Supplement sets forth any changes to the information provided or required to be provided under the Perfection Certificate since the date of the Perfection Certificate or latest Perfection Certificate Supplement or confirming that there has been no change to such information since the date of the Perfection Certificate or latest Perfection Certificate Supplement.
SECTION 5.14[Reserved].
SECTION 5.15Compliance with Laws.
(a)     Comply in all material respects with the requirements of all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority (“Laws”) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
(b)    Maintain in effect and enforce policies and procedures designed to ensure compliance by Borrower, its Subsidiaries and their respective directors, officers and employees with any applicable anti-corruption law of any Governmental Authority and applicable Sanctions; comply in all material respects with the applicable laws, regulations and executive orders referred to in Section 3.23, including, but not limited, to OFAC, the anti-boycott Laws administered by the U.S. Department of Commerce and the anti-boycott Laws administered by the U.S. Department of the Treasury.

SECTION 5.16Post-Closing Matters.
Execute and deliver the documents and complete the tasks set forth on Schedule 5.16, in each case within the time specified on such schedule or such longer period as may be approved by the Required Lenders in writing in its reasonable discretion.
ARTICLE VI.
NEGATIVE COVENANTS
Each Loan Party covenants and agrees with each Lender and each Agent that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts due and payable under any Loan Document have been paid in full (other than contingent indemnification obligations for which no claim has been asserted), unless the Required Lenders shall otherwise consent in writing, no Loan Party will, nor will they cause or permit any Restricted Subsidiaries to:
SECTION 6.01Indebtedness.
Incur, create, assume or permit to exist, directly or indirectly, any Indebtedness, except
a.Indebtedness incurred under this Agreement and the other Loan Documents;
b.(i) Indebtedness outstanding on the Closing Date and listed on Schedule 6.01(b), (ii) First Lien Indebtedness, (iii) the Senior Notes issued on the Closing Date and related Senior Note Guarantees thereof by the Guarantors; and (iv) refinancings, refundings, renewals, exchanges or extensions of any or all Indebtedness described in clause (i) to (iii); provided that (A) any such refinancing, refunding, renewal, exchange or extension Indebtedness is in an aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being renewed, refinanced, refunded, exchanged or extended plus accrued but unpaid interest thereon, the amount of any premiums required to be paid thereon and reasonable fees and expenses associated therewith, (B) such refinancing, refunding, renewal, exchange or extension Indebtedness has a later or equal final maturity and longer or equal Weighted Average Life to Maturity than the Indebtedness being renewed or refinanced, (C) the covenants and events of default shall be, in the aggregate, no less favorable to the Lenders than those contained in the Indebtedness being renewed, refinanced, refunded, exchanged or extended (as determined by the Board of Directors of Borrower in good faith and as evidenced in a resolution of such Board of Directors), (D) a Restricted Subsidiary that is not a Subsidiary Guarantor may not be an obligor with respect to such refinancing, refunding, renewal, exchange or extension Indebtedness and (E) if not already a party thereto, the collateral agent with respect to any such refinancing of the First Lien Credit Agreement shall have entered into the Closing Date Intercreditor Agreement with the Collateral Agent (or any substantially equivalent intercreditor agreement with respect to any such refinancing);

c.Indebtedness under Hedging Obligations with respect to interest rates, foreign currency exchange rates or commodity prices, in each case not entered into for speculative purposes;
d.Indebtedness permitted by Sections 6.04(f), (l) and (o);
e.Indebtedness in respect of Purchase Money Obligations, Capital Lease Obligations and Attributable Indebtedness, and refinancings, refundings, renewals, exchanges or extensions thereof, in an aggregate principal amount for all Companies not to exceed $16,500,000 at any time outstanding;
f.Indebtedness incurred by Foreign Restricted Subsidiaries owed to a third party (other than a Loan Party or a Restricted Subsidiary of a Loan Party ) in an aggregate principal amount for all Foreign Restricted Subsidiaries not to exceed $16,500,000 at any time outstanding;
g.Indebtedness in respect of stay, customs, appeal, statutory, bid, performance or surety bonds, workers’ compensation obligations, self-insurance obligations, bank guarantees and bankers acceptances issued for the account of any Company in the ordinary course of business, including guarantees or obligations of any Company with respect to letters of credit supporting such stay, customs, appeal, statutory, bid, performance or surety bonds, workers’ compensation obligations, self-insurance obligations, bank guarantees and bankers acceptances (in each case other than for an obligation for money borrowed);
h.Contingent Obligations of (i) any Loan Party in respect of Indebtedness of another Loan Party otherwise permitted under this Section 6.01 (other than Section 6.01(m)), (ii) any Loan Party in respect of Indebtedness of any Company that is not a Loan Party, provided, that the Investment resulting from the incurrence thereof (equal to the principal amount of the guaranteed Indebtedness) is permissible under Section 6.04(l) and (o) or (iii) any Company that is not a Loan Party in respect of Indebtedness of any other Company that is not a Loan Party;
i.Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within ten Business Days of incurrence;
j.Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;
k.Indebtedness of a person acquired in a Permitted Acquisition or assumed in connection with a Permitted Acquisition (provided that such Indebtedness exists at the time such Permitted Acquisition is consummated and is not created in anticipation of such Permitted Acquisition) and any refinancings, refundings, renewals, exchanges or extensions thereof provided that (A) any such refinancing, refunding, renewal, exchange or extension Indebtedness is in an aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being renewed, refinanced, refunded, exchanged or extended plus accrued but unpaid interest thereon, the amount of any premiums required to be paid thereon and reasonable fees and expenses associated therewith, (B) such refinancing, refunding, renewal, exchange or extension Indebtedness has a later or equal final maturity and longer or equal Weighted Average Life to Maturity than the Indebtedness being renewed or refinanced and (C) if any of Holdings or a Restricted Subsidiary is not an obligor with respect to such Indebtedness, Holdings and/or such Restricted Subsidiary shall not be an obligor with respect to such refinancing, refunding, renewal, exchange or extension Indebtedness;
l.Indebtedness owing to a vendor in connection with an acquisition in an aggregate principal amount for all Companies not to exceed $22,000,000 at any time outstanding;
m.Permitted Subordinated Indebtedness of Holdings so long as the proceeds thereof are promptly contributed to Borrower as common equity and any refinancing, refunding, renewals, exchanges or extension of such Permitted Subordinated Indebtedness (so long as Holdings is the only obligor on such refinancing, refunding, renewal, exchange or extension Indebtedness); provided that (A) any such refinancing, refunding, renewal, exchange or extension Indebtedness permitted under this Section 6.01(m) shall have a later or equal final maturity and longer or equal Weighted Average Life to Maturity than the Indebtedness being refinanced, refunded, renewed, exchanged or extended; and (B) the covenants, events of default and subordination provisions of such refinancing, refunding, renewal, exchange or extension Indebtedness shall be, in the aggregate, no less favorable to the Lenders than those contained in the Permitted Subordinated Indebtedness being renewed or refinanced (as determined by the Board of Directors of Borrower in good faith as evidenced in a resolution of such Board of Directors);
n.unsecured Indebtedness of Borrower (and any related unsecured guarantee by any Guarantor) that (i) will not mature prior to the 180th day following the Initial Term Loan Maturity Date, (ii) has no (A) scheduled amortization of principal or (B) required or mandatory redemptions, repurchases, sinking fund obligations or payments of principal prior to the 180th day following the Initial Term Loan Maturity Date (other than, in the case of this clause (B), those that are no less favorable, taken as a whole, than those that are customary for high yield notes), (iii) contains covenants and events of default that are no less favorable to Holdings and its Restricted Subsidiaries than the terms of this Agreement as of the Closing Date (with respect to clauses (ii)(B) and (iii), as determined by the Board of Directors of Borrower in good faith as evidenced in a resolution of such Board of Directors); provided that no Default or Event of Default shall have occurred and be continuing at the time of incurrence of such unsecured Indebtedness or would result therefrom;
o.Indebtedness of any Loan Party arising from agreements providing for earnouts, escrows, holdbacks and other, similar unsecured deferred payment obligations, indemnification, adjustment of purchase price or other similar obligations, in each case, that are Contingent Obligations (provided that, to the extent such obligations become due and payable, and are not subject to a good faith dispute, they shall be paid within 30 days of the date on which they are due);
p.Non-Recourse Debt of a JV Subsidiary in an aggregate principal amount for all JV Subsidiaries not to exceed $5,500,000 at any time outstanding;

q.Indebtedness incurred by Borrower or any of its Restricted Subsidiaries to finance the payment of insurance premiums of Borrower or its Restricted Subsidiaries in the ordinary course of business;
r.Contingent Obligations in respect of Indebtedness of directors, officers and employees of Holdings or any of its Restricted Subsidiaries in respect of expenses of such persons in connection with relocations and other bona fide business purposes, in an aggregate amount for all such Indebtedness incurred under this Section 6.01(r) not to exceed $1,100,000 at any one time outstanding;
s.Indebtedness of Holdings (that is not guaranteed or given any other credit support by any other Company) evidenced by promissory notes issued to former or current management, directors, officers, consultants or employees (or their transferees, estates or beneficiaries under their estates) of Holdings or any of its Restricted Subsidiaries in lieu of any cash payment permitted to be made under Section 6.07(b); provided that all such Indebtedness shall be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations on terms that are reasonably satisfactory to the Required Lenders;
t.Indebtedness of one or more Companies in an aggregate principal amount not to exceed $33,000,000 for all Companies at any time outstanding;
u.Credit Agreement Refinancing Indebtedness; and
v.(i) Permitted Incremental Equivalent Debt; provided that it shall be a condition precedent to the effectiveness of any Permitted Incremental Equivalent Debt that (x) after giving effect thereto, the Aggregate Incremental Amount does not exceed the Incremental Cap and (y) no Default or Event of Default shall have occurred and be continuing immediately prior to or immediately after giving effect to such Permitted Incremental Equivalent Debt (or, to the extent such Permitted Incremental Equivalent Debt is used to fund a Permitted Acquisition, no Event of Default under Section 8.01(a), 8.01(b), 8.01(g) or 8.01(h) shall have occurred and be continuing prior to or immediately after giving effect to such Permitted Incremental Equivalent Debt) and (ii) refinancings, refundings, renewals, exchanges or extensions of any or all Permitted Incremental Equivalent Debt; provided that (A) any such refinancing, refunding, renewal, exchange or extension Indebtedness is in an aggregate principal amount not greater than the aggregate principal amount of the Permitted Incremental Equivalent Debt being renewed, refinanced, refunded, exchanged or extended plus accrued but unpaid interest thereon, the amount of any premiums required to be paid thereon and reasonable fees and expenses associated therewith, (B) such refinancing, refunding, renewal, exchange or extension Indebtedness has a later or equal final maturity and longer or equal Weighted Average Life to Maturity than the Permitted Incremental Equivalent Debt being renewed or refinanced, (C) the covenants and events of default shall be, in the aggregate, no less favorable to the Lenders than those contained in the Permitted Incremental Equivalent Debt being renewed, refinanced, refunded, exchanged or extended (as determined by the Board of Directors of Borrower in good faith and as evidenced in a resolution of such Board of Directors), (D) such refinancing, refunding, renewal, exchange or extension Indebtedness does not have a Lien of greater priority than the Liens securing the Permitted Incremental Equivalent Debt being renewed, refinanced, refunded, exchanged or extended and (F) such refinancing, refunding, renewal, exchange or extension Indebtedness may not be (x) guaranteed or incurred by any Restricted Subsidiary that is not a Loan Party or (y) secured by any property or assets that do not constitute Collateral.
For purposes of determining compliance with this Section 6.01, in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the categories above, Borrower may, in its sole discretion, at the time of incurrence, divide or classify such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant; provided that Indebtedness incurred pursuant to Section 6.01(a) or (u) may not be so divided or classified in another such clause.
SECTION 6.02Liens.
Create, incur, assume or permit to exist, directly or indirectly, any Lien on any property now owned or hereafter acquired by it or on any rights in respect of any thereof, except the following (collectively, the “Permitted Liens”):
a.inchoate Liens for Taxes not yet due and payable or delinquent and Liens for Taxes, assessments or governmental charges which are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;
b.Liens in respect of property of any Company imposed by Requirements of Law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as liens arising under Environmental Laws, carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, and (i) which do not in the aggregate materially impair the use thereof in the operation of the business of the Companies, taken as a whole, and (ii) which, if they secure obligations that are then due and unpaid for more than 45 days are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;
c.any Lien in existence on the Closing Date and set forth on Schedule 6.02(c), any modification, renewal or extension thereof and any Lien granted as a replacement or substitute therefor; provided that any such modification, renewal, extension or replacement or substitute Lien (i) except as permitted by Section 6.01(b)(iv)(A), does not secure any Indebtedness other than the Indebtedness secured on the Closing Date (plus the amount of accrued and unpaid interest, any premiums required to be paid with respect thereto and reasonable fees and expenses associated therewith) and (ii) does not encumber any property other than the property subject thereto on the Closing Date other than improvements thereon or proceeds from the disposition of such property (any such Lien, an “Existing Lien”);

d.easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions and other similar charges or encumbrances, and other title deficiencies on or with respect to any Real Property, in each case whether now or hereafter in existence, not (i) securing Indebtedness, or (ii) individually or in the aggregate materially interfering with the ordinary conduct of the business of the Companies (taken as a whole);
e.Liens arising out of judgments, attachments or awards not resulting in an Event of Default;
f.Liens (other than any Lien imposed by ERISA) (w) imposed by Requirements of Law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation, (x) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), (y) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers or (z) on cash collateral to secure reimbursement obligations under letters of credit provided to support any of the obligations described in the preceding clauses;
g.leases, subleases, licenses or sublicenses of the properties of any Company granted by such Company to third parties, in each case so long as such Leases and subleases do not, individually or in the aggregate, interfere in any material respect with the ordinary conduct of the business of the Companies;
h.Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Company in the ordinary course of business;
i.Liens securing Indebtedness incurred pursuant to Section 6.01(e); provided that any such Liens attach only to the property being financed pursuant to such Indebtedness and do not encumber any other property of any Company (other than improvements thereon and accessions thereto); it being understood that individual financings of equipment of any Company pursuant to Section 6.01(e) may be cross-collateralized to other financings of equipment of other Companies pursuant to Section 6.01(e) by such lender;
j.bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Company, in each case granted in the ordinary course of business or arising by operation of law in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

k.Liens on property of a person existing at the time such person is acquired or merged with or into or consolidated with any Company to the extent such acquisition, merger or consolidation is permitted hereunder (and not created in anticipation or contemplation thereof); provided that such Liens do not extend to property not subject to such Liens at the time of acquisition (other than improvements thereon and accessions thereto);
l.Liens granted pursuant to the Security Documents, the First Lien Security Documents, other security documents securing Indebtedness permitted by Section 6.01(b)(iv);
m.Licenses or sublicenses of Intellectual Property granted by any Company and not interfering in any material respect with the ordinary conduct of business of the Companies;
n.the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;
o.Liens securing Indebtedness incurred pursuant to Section 6.01(f) or 6.01(t); provided that (i) such Liens do not extend to, or encumber, property which constitutes Collateral and (ii) such Liens extend only to the property of the Foreign Subsidiaries; and
p.Liens attached to cash earnest money deposits made by a Company in connection with any letter of intent or purchase agreement entered into by a Loan Party;
q.Liens incurred securing Indebtedness or obligations that are not prohibited from being incurred hereunder not to exceed for all such Indebtedness and obligations so secured an aggregate amount of $33,000,000 at any one time outstanding;
r.Liens on the assets of any JV Subsidiary securing Non-Recourse Debt of a JV Subsidiary permitted under Section 6.01(p) so long as the Secured Parties have a Lien on the assets of any JV Guarantor subject to such Liens permitted under this Section 6.02(r) and such Liens on assets of any JV Guarantor permitted under this Section 6.02(r) are junior to the Liens granted pursuant to the Security Documents;
s.the existence of the “equal and ratable” clause in the Senior Note Documents (not any security interests granted pursuant thereto);
t.Liens in favor of any Loan Party (other than Holdings) to secure intercompany Indebtedness; provided that, if such Liens are on Collateral, such Liens are subordinated to the Liens securing the Secured Obligations on terms reasonably satisfactory to the Required Lenders;
u.Liens deemed to exist in connection with Investments in repurchase agreements for Cash Equivalents permitted under Section 6.06;
v.Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto to the extent permitted under Section 6.01(q);

w.Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
x.Liens upon specific items of inventory or other goods and proceeds of any person securing such person’s obligations in respect of bankers’ acceptances issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;
y.Liens on the Collateral securing obligations in respect of Credit Agreement Refinancing Indebtedness; provided that any such Liens securing any permitted refinancings, refundings, renewals, exchanges or extensions in respect of such secured Credit Agreement Refinancing Indebtedness shall be subject to the Closing Date Intercreditor Agreement or a Junior Priority Intercreditor Agreement, as applicable; and
z.Liens on Collateral securing Indebtedness permitted by Section 6.01(v); provided that any such Liens are subject to an Intercreditor Agreement.
SECTION 6.03Sale and Leaseback Transactions.
Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and substantially contemporaneously therewith rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Leaseback Transaction”) unless (i) the sale of such property is permitted by Section 6.06 and (ii) any Attributable Indebtedness and any Liens arising in connection with such transaction or its use of such property are permitted by Sections 6.01 and 6.02 respectively.
SECTION 6.04Investment, Loan, Advances and Acquisition.
Directly or indirectly, lend money or credit (by way of guarantee or otherwise) or make advances to any other person, or purchase or acquire any Equity Interests, bonds, notes, debentures, guarantees or other obligations or securities of, or any other interest in, or make any capital contribution to, any other person, or purchase or acquire (in one transaction or a series of transactions) all or substantially all of the assets of any other person or any business or division of any other person (all of the foregoing, collectively, “Investments”), except that the following shall be permitted:
a.[reserved];
b.any Investment outstanding on the Closing Date and identified on Schedule 6.04(b) and any modification, replacement, renewal or extension thereof which does not involve an additional Investment;
c.the Companies may (i) acquire and hold accounts receivable owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (ii) invest in, acquire and hold cash and Cash Equivalents, (iii) endorse negotiable instruments held for collection in the ordinary course of business or (iv) make lease, utility and other similar deposits in the ordinary course of business including any such deposits permitted under Section 6.02;
d.Hedging Obligations permitted to be incurred under Section 6.01(c);
e.loans and advances to directors, employees and officers of Holdings and the Restricted Subsidiaries (x) for bona fide business purposes (including travel, entertainment and relocation expenses relating to such person’s activities with respect to Borrower and the Restricted Subsidiaries) in an aggregate amount for all such loans and advances made by any of the Companies pursuant to this Section 6.04(e)(x) not to exceed $1,650,000 at any time outstanding and (y) to purchase Equity Interests of Holdings (other than Disqualified Capital Stock), so long as, in the case of this Section 6.04(e)(y), a cash amount equal to such loans or advances is immediately reinvested in Borrower;
f.Investments (i) by any Company in Borrower or any Subsidiary Guarantor and (ii) by a Restricted Subsidiary that is not a Subsidiary Guarantor in any other Restricted Subsidiary that is not a Subsidiary Guarantor; provided that (A) any Investment by or in a Loan Party in the form of a loan or advance shall be evidenced by a promissory note which shall be pledged by such Loan Party as Collateral pursuant to the Security Documents and (B) any Investment in the form of a loan or advance in a Company that is not a Loan Party shall be subject to the Intercompany Subordination Agreement;
g.Investments in securities of trade creditors or customers received upon foreclosure or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;
h.Permitted Acquisitions;
i.mergers and consolidations in compliance with Section 6.05;
j.Investments made by Borrower or any Restricted Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with Section 6.06;
k.Investments by any Company in a JV Subsidiary in an aggregate amount for all Companies not exceeding $11,000,000 at any time outstanding;
l.Investments made by any Loan Party in a Restricted Subsidiary that is not a Loan Party (i) set forth in Schedule 6.04(l) and (ii) in an aggregate amount at any time outstanding (excluding the Investments set forth in Schedule 6.04(l)) for all Loan Parties not to exceed the sum of (A) $22,000,000, or the foreign currency equivalent thereof, plus (B) any offsetting cash returns actually received after the Closing Date by the relevant Loan Party in respect of any Investment set forth on Schedule 6.04(l), plus (C) the Available Basket Amount;
m.Guarantees of Indebtedness permitted under Section 6.01(h)(i);

n.Loans and advances by Borrower to Holdings to permit Holdings, to repurchase or redeem Qualified Capital Stock of Holdings held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of any Company, upon their death, disability, retirement, severance or termination of employment or service, in an amount not to exceed in any fiscal year, when aggregated with all Dividends in such fiscal year permitted under Section 6.07(b), the amount permitted by Section 6.07(b) provided that any such loans or advances shall be evidenced by a promissory note and shall be subject to the Intercompany Subordination Agreement and pledged by Borrower as Collateral pursuant to the Security Documents;
o.Investments in Restricted Subsidiaries organized under the laws of Canada or any province thereof made in the form of an intercompany loan from a Loan Party used solely to effect Permitted Acquisitions, in amount not to exceed $55,000,000 at any time outstanding; provided that such intercompany loan is evidenced by an intercompany note pledged to the Collateral Agent as security for the Obligations;
p.any Investment held by any person in existence at the time such person becomes a Restricted Subsidiary; provided that such Investment was not made in connection with or anticipation of such person becoming a Restricted Subsidiary and any modification, replacement, renewal or extension of such Investment which does not involve an additional Investment;
q.the establishment, creation or acquisition of Subsidiaries to the extent permitted by Section 6.13 (provided that the making of any Investment in such Subsidiaries shall require the usage of another exception under this Section 6.04);
r.Investments in an amount not to exceed the Available Basket Amount at the time of such Investment;
s.other Investments (other than in a JV Subsidiary) in an aggregate amount for all Companies not to exceed $33,000,000 at any time outstanding; and
t.Investments in Restricted Subsidiaries to the extent made to effectuate a substantially contemporaneous Permitted Acquisition otherwise permitted hereunder.
SECTION 6.05Mergers and Consolidations.
Wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, except that the following shall be permitted:
a.acquisitions in compliance with Section 6.04;
b.any Company may merge or consolidate with or into Borrower or any Subsidiary Guarantor (as long as Borrower is the surviving person in the case of any merger or consolidation involving Borrower and a Subsidiary Guarantor is the surviving person and remains a Wholly Owned Subsidiary of Holdings in any other case); provided that the Lien on and security interest in such property granted or to be granted in favor of the Collateral Agent under the Security

Documents shall be maintained or created in accordance with the provisions of Section 5.11 or Section 5.12, as applicable;
c.any Restricted Subsidiary that is not a Loan Party may merge or consolidate with or into any other Restricted Subsidiary that is not a Loan Party; and
d.any Restricted Subsidiary (other than Borrower) may dissolve, liquidate or wind up its affairs at any time; provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect.
To the extent the Required Lenders or all the Lenders, as applicable, waive the provisions of this Section 6.05 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 6.05, such Collateral (unless sold to a Company) shall be sold free and clear of the Liens created by the Security Documents, automatically and without further action by any person, and, so long as Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request in order to demonstrate compliance with this Section 6.05, the Agents shall take all actions they deem necessary in order to effect the foregoing.
SECTION 6.06Asset Sales.
Effect any Asset Sale, except that the following shall be permitted:
a.dispositions of used, worn out, damaged, obsolete or surplus property by any Company in the ordinary course of business and the assignment, cancellation, abandonment or other disposition of Intellectual Property that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Companies taken as a whole;
b.Asset Sales at fair market value; provided that (i) at the time of such Asset Sale, no Default shall exist or would result from such Asset Sale, (ii) the aggregate fair market value of assets disposed in respect of all Asset Sales of all Companies pursuant to this clause (b) during the term of this Agreement shall not exceed $82,500,000 and (iii) at least 75% of the purchase price for all property subject to such Asset Sale shall be paid to Holdings or such Restricted Subsidiary in cash and Cash Equivalents;
c.Leases and subleases of property of any Company permitted by Section 6.02(g);
d.mergers and consolidations in compliance with Section 6.05;
e.licenses or sublicenses of Intellectual Property permitted by Section 6.02(m);
f.dispositions, by means of trade in, of equipment;
g.the sale or disposition, within 365 days after the date of a Permitted Acquisition, of (i) any portion of a business or operations acquired in a Permitted Acquisition, that is, in the judgment of Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Companies taken as a whole or (ii) solely to the extent required by any Governmental Authority pursuant to applicable anti-trust law or other similar Requirements of Law in connection with any Permitted Acquisition, any other portion of a business or operations of the Companies, in each case, provided that (x) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the Board of Directors of Borrower) and (y) no Default or any Event of Default has occurred and is continuing or would result from such disposition and (z) at least 75% of the purchase price for all property subject to such Asset Sale shall be paid to Holdings or any Restricted Subsidiary solely in cash and Cash Equivalents;
h.sales and dispositions of property resulting in no more than $1,100,000 in Net Cash Proceeds for any individual transaction and no more than $3,300,000 in Net Cash Proceeds of all Asset Sales of all Companies in the aggregate in any fiscal year;
i.any disposition of any JV Subsidiaries’ Equity Interests in accordance with the applicable joint venture agreement related thereto;
j.Investments to the extent permitted by Section 6.04;
k.the issuance of Equity Interests to the extent permitted by Section 6.12; and
l.sales, forgiveness or other dispositions of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof.
To the extent the Required Lenders or all the Lenders, as applicable, waive the provisions of this Section 6.06 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 6.06, such Collateral (unless sold to a Company) shall be sold free and clear of the Liens created by the Security Documents, automatically and without any further action by any person, and, so long as Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request in order to demonstrate compliance with this Section 6.06, the Agents shall take all actions necessary in order to effect the foregoing. For purposes of Section 6.06(b)(iii) and 6.06(g)(z), the following shall be deemed to be cash: (a) the assumption of any liabilities of Holdings or any Restricted Subsidiary with respect to, and the release of Holdings or such Restricted Subsidiary from all liability in respect of, any Indebtedness of Holdings or the Restricted Subsidiaries permitted hereunder (in the amount of such Indebtedness) that is due and payable within one year of the consummation of such Asset Sale and (b) securities received by Holdings or any Restricted Subsidiary from the transferee that are converted into cash within 365 days after receipt.
SECTION 6.07Dividends.
Effectuate, directly or indirectly, any Dividends with respect to any Company, except that the following shall be permitted:
a.Dividends by any Restricted Subsidiary of Borrower pro rata to the holders of its Equity Interests;

b.so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, payments to Holdings to permit Holdings or any parent entity of Holdings, and the subsequent use of such payments by Holdings or such parent entity, to repurchase or redeem Qualified Capital Stock of Holdings or such parent entity held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of any Company; provided that the aggregate cash consideration paid for all such redemptions and payments together with the aggregate amount of all Investments made pursuant to Section 6.04(n) shall not exceed in the aggregate, $1,100,000 in any fiscal year; provided, further, that any Company may carry over and make in subsequent fiscal years, in addition to the amounts permitted for such fiscal year, the amount of such purchases, redemptions or other acquisitions or retirements for value permitted to have been made but not made in any preceding fiscal year; provided, further, that such maximum amount in any fiscal year may be increased by an amount not to exceed (i) the Available Basket Amount plus (ii) the net cash proceeds of key man life insurance policies received by Borrower after the Closing Date less any amounts previously applied to the payment of Dividends pursuant to this clause (b);
c.(A) to the extent actually used by Holdings (or any direct or indirect parent of Holdings) to pay such taxes, costs and expenses, payments by Borrower to or on behalf of Holdings (and by Holdings to or on behalf of such direct or indirect parent of Holdings) in an amount sufficient to pay franchise taxes and other fees required to maintain the legal existence of Holdings or that are otherwise attributable to the ownership or operation of Borrower and (B) payments by Borrower to or on behalf of Holdings in an amount sufficient to pay out-of-pocket legal, accounting and filing costs and other expenses in the nature of overhead in the ordinary course of business of Holdings (including premiums for directors and officers insurance), in the case of clauses (A) and (B), in an aggregate amount not to exceed $1,100,000 in any fiscal year of Borrower;
d.any additional Dividends in an aggregate amount not to exceed $22,000,000 plus the Available Basket Amount; provided that no Default or Event of Default has occurred and is continuing at the time of any such Dividend or would result therefrom;
e.any JV Subsidiary may pay Dividends required or permitted to be made pursuant to the terms of the joint venture arrangements to holders of its Equity Interests;
f.Dividends to Holdings of Qualified Capital Stock of Holdings to the extent such Qualified Capital Stock of Holdings is acquired by Borrower as a result of a foreclosure action following a default on an advance, loan and/or other extension of credit permitted pursuant to Section 6.04(n);
g.payments resulting from the cashless exercise of options and warrants on the Equity Interests of any Company permitted hereunder;
h.cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests in Holdings, in an aggregate amount for all such payments pursuant to this Section 6.07(h) not to exceed $1,100,000;

i.to the extent such proceeds or contribution do not increase the Available Basket Amount, the making of any payment in exchange for or out of the Net Cash Proceeds of, a contribution to the common equity of Holdings or a substantially concurrent sale of Qualified Capital Stock of Holdings; and
j.Permitted Tax Distributions by Borrower to Holdings, and by Holdings to a direct or indirect parent so long as Holdings or such parent uses such distributions to pay its U.S. federal, state or local income taxes.
SECTION 6.08Transactions with Affiliates.
Enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of any Company (other than between or among the Companies), other than any transaction or series of related transactions on terms and conditions substantially as favorable to such Company as would reasonably be obtained by such Company at that time in a comparable arm’s-length transaction with a person other than an Affiliate, except that the following shall be permitted:
a.Dividends permitted by Section 6.07;
b.Indebtedness pursuant to Section 6.01(d), (h), (p), (r) or (s) and Investments pursuant to Section 6.04(a), (f), (k), (l), (m), (n), (o) or (p);
c.reasonable director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and commercially reasonable arrangements, in each case approved by the Board of Directors of Holdings;
d.transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and otherwise not prohibited by the Loan Documents;
e.payments to (i) so long as no Event of Default under Section 8.01(a), (b), (g) or (h) then exists or would result therefrom, any Sponsor and its respective affiliates of fees in the amounts and at the times specified in, and in accordance with the other terms of, the Advisory Agreement, as such agreement is in effect with respect to such fees and amounts on the Closing Date, (including the “Acquisition Fee”, the “Advisory Fees”, and the “Transaction Fees”, as defined in the Advisory Agreement), and (ii) the Sponsors in respect of reasonable out-of-pocket expenses (including indemnification obligations) incurred in connection with providing or obtaining management, consulting, monitoring, financial advisory, accounting or other services to or for the benefit of the Companies, as set forth in the Advisory Agreement;
f.sales and other issuances of Qualified Capital Stock of Holdings to Affiliates of Borrower not otherwise prohibited by the Loan Documents and the granting of registration and other customary rights in connection therewith;

g.any transaction with an Affiliate where the only consideration paid by any Loan Party is Qualified Capital Stock of Holdings; and
h.entry into a tax sharing agreement with any direct or indirect parent of Borrower providing for (in each case subject to compliance with Section 6.07) the payments of Taxes (including interest and penalties) and expenses, control of tax filings and contests, and other normal, usual and customary provisions.
SECTION 6.09[Reserved]
SECTION 6.10Prepayments of Other Indebtedness; Modifications of Organizational Documents and Other Documents, etc.
Directly or indirectly:
a.make any payment or prepayment of principal of, or redemption or acquisition for value of any principal of, or any prepayment of principal or redemption of principal as a result of any asset sale, change of control or similar event of, any Indebtedness outstanding under the Senior Note Documents (or any refinancing, refunding, renewal, exchange or extension of the Senior Notes), any Subordinated Indebtedness or any Permitted Incremental Equivalent Debt that is not secured by a Lien on the Collateral which ranks on a pari passu basis with the Secured Obligations, except (i) in connection with (A) a refinancing, refunding, renewal, exchange or extension of the Senior Notes permitted by Section 6.01(b)(iii), (B) a refinancing, refunding, renewal, exchange or extension of the Permitted Subordinated Indebtedness of Holdings permitted by Section 6.01(m), (C) a refinancing, refunding, renewal, exchange or extension of the Permitted Incremental Equivalent Debt permitted by Section 6.01(v), (D) a refinancing, refunding, renewal, exchange or extension of Indebtedness incurred pursuant to Section 6.01(m) with other Indebtedness incurred pursuant to Section 6.01(m) (provided that this clause (D) shall not permit a refinancing, refunding, renewal, exchange or extension of Subordinated Indebtedness with Indebtedness that is not Subordinated Indebtedness), (ii) prepayments, redemptions or acquisitions of such Indebtedness not in excess of the Available Basket Amount, (iii) the conversion or exchange of such Indebtedness into Qualified Capital Stock of Holdings, (iv) payments expressly permitted by any subordination agreement relating to such Subordinated Indebtedness including in the case of intercompany loans permitted as Investments under Section 6.04(l), the Intercompany Subordination Agreement and (v) payments of regularly scheduled principal on the maturity date thereof;
b.amend or modify, or permit the amendment or modification of, any provision of any Senior Note Document in order to accelerate the dates that principal payments are due thereon; or
c.terminate, amend or modify any of its Organizational Documents (including (x) by the filing or modification of any certificate of designation and (y) any election to treat any Pledged Securities (as defined in the Security Agreement) as a “security” under Section 8-103 of the UCC other than substantially concurrently with the delivery of certificates representing such Pledged Securities to the Collateral Agent) or any agreement to which it is a party with respect to its Equity Interests (including any stockholders’ agreement), or enter into any new agreement with respect to its Equity Interests, other than (i) such terminations, amendments and modifications set forth on Schedule 6.10(c) or (ii) any such amendments or modifications or such new agreements which are not adverse in any material respect to the interests of the Lenders; provided that Holdings may issue such Equity Interests, so long as such issuance is not prohibited by Section 6.12 or any other provision of this Agreement, and may amend or modify its Organizational Documents to authorize any such Equity Interests.
SECTION 6.11Limitation on Certain Restrictions on Restricted Subsidiaries.
Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by Borrower or any Restricted Subsidiary, or pay any Indebtedness owed to Holdings or a Restricted Subsidiary, (b) make loans or advances to Holdings or any Restricted Subsidiary or (c) transfer any of its properties to Holdings or any Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) applicable Requirements of Law; (ii) this Agreement and the other Loan Documents; (iii) the First Lien Loan Documents and any refinancing thereof; (iv) the Senior Note Documents; (v) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Restricted Subsidiary; (vi) customary provisions restricting assignment of any agreement entered into by a Restricted Subsidiary in the ordinary course of business; (vii) any holder of a Lien permitted by Section 6.02 restricting the transfer of the property subject thereto; (viii) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.06 pending the consummation of such sale; (ix) any agreement in effect at the time such Restricted Subsidiary becomes a Restricted Subsidiary of Borrower, so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Restricted Subsidiary of Borrower; (x) without affecting the Loan Parties’ obligations under Section 5.11, customary provisions in partnership agreements, limited liability company organizational governance documents, asset sale and stock sale agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company or similar person; (xi) restrictions on cash or other deposits or net worth imposed by customers, suppliers or landlords under contracts entered into in the ordinary course of business; (xii) any instrument governing Indebtedness assumed in connection with any Permitted Acquisition, which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person or the properties or assets of the person so acquired; (xiii) in the case of any joint venture and in respect of any matters referred to in clauses (b) and (c) above, the Organizational Documents or the joint venture agreement or stockholders agreements solely to the extent affecting the Equity Interests of or property held in the subject joint venture; (xiv) Indebtedness of any Foreign Restricted Subsidiary (to the extent such restrictions or encumbrances are applicable to such Foreign Restricted Subsidiary); (xv) restrictions which are not more restrictive than those contained in this Agreement contained in any documents governing Indebtedness incurred after the Closing Date in accordance with the provisions of this Agreement; (xvi) documents evidencing any Permitted Incremental Equivalent Debt or any Credit Agreement Refinancing Indebtedness; and (xvii) any encumbrances or restrictions imposed by any amendments or refinancings, refundings, renewals or extensions that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clauses (iv), (ix), (xii) or (xvi) above; provided that such amendments or refinancings, refundings, renewals or extensions are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.
SECTION 6.12Limitation on Issuance of Capital Stock.
a.With respect to Holdings, issue any Equity Interest that is not Qualified Capital Stock.
b.With respect to Borrower or any Restricted Subsidiary of Borrower (other than a JV Subsidiary), issue any Equity Interest (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, any Equity Interest, except (i) for stock splits, stock dividends and additional issuances of Equity Interests by a Restricted Subsidiary which do not decrease the percentage ownership of Borrower or any Restricted Subsidiaries in any class of the Equity Interest of such Restricted Subsidiary; (ii) Restricted Subsidiaries of Borrower may issue Equity Interests to Borrower or any Restricted Subsidiary of Borrower (provided that no Subsidiary Guarantor shall issue Equity Interests (or any such options, warrants or convertible securities) to a Non-Guarantor Subsidiary), (iii) Borrower may issue common stock that is Qualified Capital Stock to Holdings; and (iv) any Restricted Subsidiary may issue a de minimis amount of Equity Interests to a third party to comply with Requirements of Law. All Equity Interests issued in accordance with this Section 6.12(b) shall, to the extent required by Sections 5.11 and 5.12 or any Security Agreement or if such Equity Interests are issued by Borrower, be delivered to the Collateral Agent for pledge pursuant to the applicable Security Agreement.
SECTION 6.13Limitation on Creation of Subsidiaries.
Establish, create or acquire any additional Subsidiaries without the prior written consent of the Required Lenders; provided that, without such consent, Borrower and its Subsidiaries may (i) establish or create one or more Wholly Owned Subsidiaries, (ii) establish, create or acquire one or more Subsidiaries in connection with an Investment made pursuant to Section 6.04 or (iii) acquire one or more Subsidiaries in connection with a Permitted Acquisition, so long as, in each case, Section 5.11(b) shall be complied with.
SECTION 6.14Business.
a.With respect to Holdings, engage in any business activities or have any properties or liabilities, other than (i) its ownership of the Equity Interests of Borrower, (ii) ownership of Equity Interest in Subsidiaries (other than Borrower) that are not material to the assets and operations of the Companies, (iii) obligations under the Loan Documents, the First Lien Loan Documents to which it is a party and the Senior Note Documents and, in each case, any permitted refinancings thereunder, (iv) issuances of Equity Interests and other activities otherwise expressly permitted by this Agreement, (v) issuances of guarantees of Indebtedness of Borrower, to the extent such Indebtedness is otherwise permitted by this Agreement, (vi) activities related to the maintenance of its corporate existence, (vii) liabilities and activities to comply with applicable law, (viii) the maintenance of stock option and ownership plans, (ix) receipt and payment of Dividends otherwise permitted under this Agreement, (x) compliance with its obligations with respect to Indebtedness otherwise permitted under this Agreement (and any related documents), (xi) participating in tax, accounting and other administrative activities as a member of the consolidated group of companies that includes the Loan Parties, (xii) the incurrence of Indebtedness permitted to be incurred by Holdings pursuant to Section 6.01, (xiii) the consummation of any Permitted Acquisition or Investment so long as any assets acquired in connection with such Permitted Acquisition or Investment are owned by Borrower or a Subsidiary Guarantor (or other Restricted Subsidiary to the extent permitted by Section 6.04) of Borrower immediately following such Permitted Acquisition or Investment, (xiv) Dividends permitted to be made or received by Holdings under Section 6.07, (xv) consummation of an initial public offering or other issuance of Equity Interests, (xvi) the provision of management and administrative services and the employment and secondment of employees, (xvii) any transaction that Holdings is expressly permitted or contemplated to enter into or consummate under this Article 6, and (xviii) activities and properties incidental to the foregoing clauses (i) through (xvii).
b.With respect to Borrower and the other Restricted Subsidiaries, engage (directly or indirectly) in any business other than those businesses in which Borrower and its Restricted Subsidiaries are engaged on the Closing Date (or which are similar, complementary, reasonably related thereto or are reasonable extensions thereof).
SECTION 6.15Limitation on Accounting Changes.
Make or permit any material change in accounting policies or reporting practices, without the consent of the Required Lenders, which consent shall not be unreasonably withheld, except changes that are required by GAAP or recommended by its independent public accountants.
SECTION 6.16Fiscal Year.
Change its fiscal year-end to a date other than the Friday nearest to September 30.
SECTION 6.17No Further Negative Pledge.
Enter into any agreement, instrument, deed or lease which prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Liens on or pledge of any property of such Loan Party (or any income or revenues therefrom) securing the Secured Obligations or which would require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of any Loan Party (or any income or revenues therefrom) to secure the Secured Obligations other than (a) any prohibition or limitation that restricts subletting or assignment of any lease governing a leasehold interest of Borrower or a Restricted Subsidiary, (b) any agreement in effect at the time such Restricted Subsidiary becomes a Subsidiary of Borrower, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary, (c) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.06 pending the consummation of such sale, (d) any prohibition or limitation existing in an agreement relating to Indebtedness permitted under Section 6.01(e) or the First Lien Loan Documents, (e) any prohibition or limitation contained in agreements which effect Permitted Incremental Equivalent Debt or Credit Agreement Refinancing Indebtedness and (f) any prohibition or limitation under an agreement relating to Indebtedness of any Foreign Restricted Subsidiary.

SECTION 6.18Compliance with Anti-Terrorism Laws.
a.In connection with the Loans, knowingly (after reasonable due diligence) (i) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Embargoed Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to any Anti-Terrorism Law or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any Anti-Terrorism Law.
b.In connection with the Loans, knowingly (after reasonable due diligence) cause or permit any of the funds of such Loan Party that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of any Anti-Terrorism Law.
c.Knowingly (after reasonable due diligence) cause or permit (i) an Embargoed Person to have any interest in or benefit of any nature whatsoever in the Loan Parties or (ii) any of the funds or properties of the Loan Parties that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, an Embargoed Person.
d.Request any Borrowing, and Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers and employees shall not use, the proceeds of any Borrowing in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any person in violation of any applicable anti-corruption law of any Governmental Authority.
e.The Loan Parties shall deliver to the Lenders any certification reasonably requested from time to time by any Lender in its reasonable discretion, confirming the Loan Parties’ compliance with this Section 6.18.
ARTICLE VII.
GUARANTEE
SECTION 7.01The Guarantee.
The Guarantors hereby jointly and severally guarantee, as a primary obligor and not as a surety to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest on (including any interest, fees, costs or charges that would accrue but for the provisions of Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) the Loans made by the Lenders to, and the Notes held by each Lender of, Borrower, and all other Secured Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.
SECTION 7.02Obligations Unconditional.
The obligations of the Guarantors under Section 7.01 shall constitute a guaranty of payment and to the fullest extent permitted by applicable Requirements of Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:
i.at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;
ii.any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;
iii.the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;
iv.any Lien or security interest granted to, or in favor of any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or
v.the release of any other Guarantor pursuant to Section 7.09.
The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.
SECTION 7.03Reinstatement.
The obligations of the Guarantors under this Article VII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.
SECTION 7.04Subrogation; Subordination.
Each Guarantor hereby agrees that until the indefeasible payment and satisfaction in full in cash of all Guaranteed Obligations (other than Contingent Obligations for which no claim has been made) and the expiration and termination of the Commitments of the Lenders under this Agreement it shall not assert any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 7.01, whether by subrogation or otherwise, against Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of any Loan Party permitted pursuant to Section 6.01(d) shall be subordinated to such Loan Party’s Secured Obligations in the manner set forth in the Intercompany Subordination Agreement.
SECTION 7.05Remedies.
Subject to the terms of the Closing Date Intercreditor Agreement, the Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.01 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.01) for purposes of Section 7.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 7.01.

SECTION 7.06Instrument for the Payment of Money.
Each Guarantor hereby acknowledges that the guarantee in this Article VII constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.
SECTION 7.07Continuing Guarantee.
The guarantee in this Article VII is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.
SECTION 7.08General Limitation on Guarantee Obligations.
It being understood that the intent of the Secured Parties is to obtain a guaranty from each Guarantor, and the intent of each Guarantor is to incur guarantee obligations, in an amount no greater than the largest amount that would not render such obligations subject to avoidance under Section 548 of the Bankruptcy Code or any applicable state law relating to fraudulent conveyances or fraudulent transfers, it is hereby agreed that:
a.If (i) the sum of the obligations of the Guarantors hereunder (the “Guarantor Obligations”) exceeds (ii) the sum (the “Total Available Net Assets”) of the Maximum Available Net Assets (as defined in Section 7.10) of each Guarantor and Borrower, in the aggregate, then the Guarantor Obligations of each Guarantor shall be limited to the greater of (x) the Total Available Net Assets and (y) the value received by such Guarantor in connection with the incurrence of the Guarantor Obligations to the greatest extent such value can be determined; and
b.if, but for the operation of this Section 7.08(b) and notwithstanding Section 7.08(a), the Guarantor Obligations of any Guarantor hereunder otherwise would be subject to avoidance under Section 548 of the Bankruptcy Code or any applicable state law relating to fraudulent conveyances or fraudulent transfers, taking into consideration such Guarantor's (i) rights of contribution, reimbursement and indemnity from Borrower and the other Guarantors with respect to amounts paid by such Guarantor in respect of the Obligations (including pursuant to Section 7.10) (calculated so as to reasonably maximize the total amount of obligations able to be incurred hereunder), and (ii) rights of subrogation to the rights of the Secured Parties, then the Guarantor Obligations of such Guarantor shall be the largest amount, if any, that would not leave such Guarantor, after the incurrence of such obligations, insolvent or with unreasonable small capital within the meaning of Section 548 of the Bankruptcy Code or any applicable state law relating to fraudulent conveyances or fraudulent transfers, or otherwise make such obligations subject to such avoidance.
Any person asserting that the Guarantor Obligations of such Guarantor are subject to Section 7.08(a) or are avoidable as referenced in Section 7.08(b) shall have the burden (including the burden of production and of persuasion) of proving (a) the extent to which such Guarantor Obligations, by operation of Section 7.08(a), are less than the Obligations of Borrower owed to the Secured Parties or (b) that, without giving effect to Section 7.08(b), such Guarantor's Guarantor Obligations hereunder would be avoidable and the extent to which such Guarantor Obligations, by operation of Section 7.08(b), are less than such Obligations of Borrower, as the case may be.
SECTION 7.09Release of Guarantors.
If, in compliance with the terms and provisions of the Loan Documents, all or substantially all of the Equity Interests of any Subsidiary Guarantor (a “Transferred Guarantor”) are sold or otherwise transferred to a person or persons, none of which is Borrower or a Guarantor or a Subsidiary Guarantor is designated as an Unrestricted Subsidiary in accordance with the terms of this Agreement, such Transferred Guarantor shall, upon the consummation of such sale, transfer or designation be automatically released from its obligations under this Agreement (including under Section 10.03 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document without further action by any person and in the case of a sale or transfer of all or substantially all the Equity Interests of the Transferred Guarantor to a person or persons, none of which is Borrower or a Guarantor, the pledge of such Equity Interests to the Collateral Agent pursuant to the Security Agreements shall be automatically released without further action by any person, and the Collateral Agent shall take such actions as are necessary to effect each release described in this Section 7.09 in accordance with the relevant provisions of the Security Documents, so long as Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request in order to demonstrate compliance with this Agreement; provided that such Guarantor is also released from its obligations under the First Lien Loan Documents and the Senior Note Documents on the same terms.
SECTION 7.10Right of Contribution.
In order to provide for just and equitable contribution, indemnity and reimbursement among the Guarantors and any other Loan Parties, including Borrower, in connection with the execution of this Agreement, the Loan Parties have agreed among themselves that if any Guarantor satisfies some or all of the Guaranteed Obligations (a “Funding Guarantor”), the Funding Guarantor shall be entitled to contribution, indemnity or reimbursement, as applicable, from the other Loan Parties that have positive Maximum Available Net Assets (as defined below) for all payments made by the Funding Guarantor in satisfying the Guaranteed Obligations, so that each Loan Party that remains obligated under this Article VII or any other guaranty or otherwise for the Obligations at the time that a Funding Guarantor makes such payment, without regard to the making of such payment (a “Remaining Loan Party”), and has a positive Maximum Available Net Assets shall bear a portion of such payment equal to the percentage that such Remaining Loan Party’s Maximum Available Net Assets bears to the aggregate Maximum Available Net Assets of all Loan Parties that have positive Maximum Available Net Assets; provided that no Remaining Loan Party’s obligation to make such contribution, indemnity or reimbursement payments hereunder shall exceed an amount equal to the Maximum Available Net Assets of such Remaining Loan Party. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 7.04.
As used herein,
“Available Net Assets” shall mean, with respect to any Loan Party, the amount, as of the respective date of calculation, by which the sum of a person's assets (including subrogation,

indemnity, contribution, reimbursement and similar rights that the Loan Party may have, but excluding any such rights in respect of the Guarantor Obligations, the First Lien Indebtedness and the Senior Note Guarantees), determined on the basis of a “fair valuation” or their “fair saleable value” (whichever is the applicable test under Section 548 and other relevant provisions of the Bankruptcy Code and the relevant state fraudulent conveyance or transfer laws), is greater than the amount that will be required to pay all of such person's debts, in each case matured or unmatured, contingent or otherwise, as of the date of calculation, but excluding liabilities arising under Article VII and excluding, to the maximum extent permitted by the Requirements of Law with the objective of avoiding rendering such person insolvent, liabilities subordinated to the Obligations or Guarantor Obligations arising under the First Lien Guarantees, the Senior Note Guarantees or out of loans or advances made to such Loan Party by any other person, and
“Maximum Available Net Assets” shall mean, with respect to any Loan Party, the greatest of the Available Net Assets of such Loan Party calculated as of the following dates: (A) the date on which such person becomes a Loan Party and becomes obligated under the First Lien Loan Documents, the First Lien Guarantees, any Senior Note or Senior Note Guarantee, and (B) each date on which such Loan Party expressly reaffirms its Guarantee under Article VII, its First Lien Guarantee and its Senior Note Guarantee.
Each Guarantor shall be deemed to expressly reaffirm its Guarantee and its First Lien Guarantee and Senior Note Guarantee upon each borrowing of a Loan. The meaning of the terms “fair valuation” and “fair saleable value” and the calculation of assets and liabilities shall be determined and made in accordance with the relevant provisions of the Bankruptcy Code and applicable state fraudulent conveyance or transfer laws.
SECTION 7.11[Reserved].
ARTICLE VIII.
EVENTS OF DEFAULT
SECTION 8.01Events of Default.
Upon the occurrence and during the continuance of the following events, (each an “Event of Default”):
a.default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment (whether voluntary or mandatory) thereof or by acceleration thereof or otherwise;
b.default shall be made in the payment of any interest on any Loan or any fee or any other amount (other than an amount referred to in paragraph (a) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

c.any representation or warranty made in writing or deemed made in or in connection with any Loan Document or the borrowings hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished; provided that with respect to the representations or warranties made on the Closing Date (i) the breach of which, individually and in the aggregate, could not reasonably be expected to result in a Material Adverse Effect (disregarding, for this purpose, any materiality or Material Adverse Effect qualifier in any such representation or warranty) and (ii) which are reasonably capable of cure within such period, such breach shall continue unremedied or shall not be waived for a period of 30 days.
d.default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in Section 5.02(a), 5.03(a) or 5.08 or in Article VI;
e.default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (a), (b) or (d) immediately above) and such default shall continue unremedied or shall not be waived for a period of 30 days after written notice thereof from the Administrative Agent or the Required Lenders to Borrower;
f.any Company shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Obligations), when and as the same shall become due and payable beyond any applicable grace period, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee or other representative on its or their behalf (with or without the giving of notice) to cause, such Indebtedness to become due prior to its stated maturity or become subject to a mandatory offer purchase by the obligor; provided that (A) other than in the case of the First Lien Indebtedness, it shall not constitute an Event of Default pursuant to this paragraph (f) unless the aggregate amount of all such Indebtedness for all Companies referred to in clauses (i) and (ii) exceeds $22,000,000 at any one time (provided that, in the case of Hedging Obligations, the amount counted for this purpose shall be the amount payable by all Companies if such Hedging Obligations were terminated at such time) and (B) an “Event of Default” under, and as defined in, the First Lien Credit Agreement (or any Refinancing thereof), shall not constitute an Event of Default under this clause (f) unless the Indebtedness under the First Lien Credit Agreement (or any refinancing thereof) has been accelerated (and only for so long as such acceleration has not been rescinded);
g.an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Holdings, Borrower or any Material Subsidiary, or of a substantial part of the property of Holdings, Borrower or any Material Subsidiary, under Title 11 of the U.S. Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, Borrower or any Material Subsidiary or for a substantial part of the property of Holdings, Borrower or any

Material Subsidiary; or (iii) the winding-up or liquidation of Holdings, Borrower or any Material Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
h.Holdings, Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (g) above; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, Borrower or any Material Subsidiary or for a substantial part of the property of Holdings, Borrower or any Material Subsidiary; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due; (vii) take any action for the purpose of effecting any of the foregoing; or (viii) other than as permitted pursuant to Section 6.05, wind up or liquidate;
i.one or more judgments, orders or decrees for the payment of money in an aggregate amount in excess of $22,000,000 (except to the extent covered by insurance for which the carrier has not denied liability) shall be rendered against any Company or any combination thereof and the same shall remain undischarged, unvacated or unbonded for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon properties of any Company to enforce any such judgment;
j.one or more ERISA Events shall have occurred that, when taken together with all other such ERISA Events to the extent that there are any unsatisfied liabilities with respect thereto, could reasonably be expected to result in a Material Adverse Effect;
k.any security interest and Lien on Collateral with a value in excess of $1,100,000 purported to be created by any Security Document shall cease to be in full force and effect, or shall cease to give the Collateral Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Security Document (including a perfected second priority security interest in and Lien on all of the Collateral thereunder (except as otherwise expressly provided in such Security Document or except to the extent any loss of perfection or priority results from the failure of the Collateral Agent to file UCC continuation statements or maintain possession of certificates actually delivered to it representing the securities pledged to it under the Security Agreement)) in favor of the Collateral Agent, or shall be asserted by Borrower or any other Loan Party not to be a valid, perfected, second priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in or Lien on the Collateral covered thereby, in each case, for any reason, other than action or inaction of any Agent or Lender and other than as a result of any termination or release in accordance with the terms of this Agreement;

l.any Loan Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by any Loan Party or any other person, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Loan Party shall repudiate or deny any portion of its liability or obligation for the Obligations; or
m.there shall have occurred a Change in Control;
then, and in every such event (other than an Event of Default with respect to Holdings or Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other Obligations of Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower and the Guarantors to the extent permitted by Requirements of Law, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event, with respect to Holdings or Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued fees and all other Obligations of Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower and the Guarantors to the extent permitted by Requirements of Law, anything contained herein or in any other Loan Document to the contrary notwithstanding.
SECTION 8.02Application of Proceeds.
Subject to the Closing Date Intercreditor Agreement, the proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies shall be applied, in full or in part, together with any other sums then held by the Collateral Agent pursuant to this Agreement, promptly by the Collateral Agent as follows:
a.First, to the payment of all out-of-pocket costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to each Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by each Agent in connection therewith and all amounts for which an Agent is entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

b.Second, to the payment of all other out-of-pocket costs and expenses of such sale, collection or other realization including compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;
c.Third, [reserved];
d.Fourth, to the indefeasible payment in full in cash, pro rata, of the principal amount of the Obligations and any premium thereon and any breakage and any interest accrued thereon; and
e.Fifth, the balance, if any, to the person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct.
In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (e) of this Section 8.02, the Loan Parties shall remain liable, jointly and severally, for any deficiency. Each Loan Party acknowledges the relative rights, priorities and agreements of the Secured Parties and the First Lien Secured Parties, as set forth in the Closing Date Intercreditor Agreement and this Agreement, including as set forth in this Section 8.02.
ARTICLE IX.
THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT
SECTION 9.01Appointment and Authority.
Each of the Lenders hereby irrevocably appoints Cortland to act on its behalf as the Administrative Agent and the Collateral Agent hereunder and under the other Loan Documents and authorizes such Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agents by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Collateral Agent and the Lenders, and neither Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.
SECTION 9.02Rights as a Lender.
Each person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each person serving as an Agent hereunder in its individual capacity. Such person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if such person were not an Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 9.03Exculpatory Provisions.
No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, no Agent:
i.shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
ii.shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents or that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that such Agent shall not be required to take any action that, in its reasonable judgment or the reasonable judgment of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law; and
iii.shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the person serving as such Agent or any of its Affiliates in any capacity.
No Agent shall be liable for any action taken or not taken by it (x) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.02) or (y) in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until written notice describing such Default is given to such Agent by Borrower or a Lender.
No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.
Each party to this Agreement acknowledges and agrees that the Administrative Agent may use an outside service provider for the tracking of all UCC financing statements required to be filed pursuant to the Loan Documents and notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that any such service provider will be deemed to be acting at the request and on behalf of Borrower and the other Loan Parties. No Agent shall be liable for any action taken or not taken by any such service provider.
SECTION 9.04Reliance by Agent.
Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Each Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall be entitled to rely upon the advice of any such counsel, accountants or experts and shall not be liable for any action taken or not taken by it in accordance with such advice.
SECTION 9.05Delegation of Duties.
Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through, or delegate any and all such rights and powers to, any one or more sub‑agents appointed by such Agent. Each Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub‑agent and to the Related Parties of each Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent. An Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
SECTION 9.06Resignation of Agent.
a.Each Agent may at any time give notice of its resignation to the Lenders and Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States; provided that, to the extent no Default or Event of Default has occurred and is continuing at such time, Borrower must consent to such successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above (including, to the extent required above, the consent of Borrower to such successor); provided that if the Agent shall notify Borrower and the Lenders that no qualifying person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through an Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.03 shall continue in effect for the benefit of such retiring Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.
SECTION 9.07Non-Reliance on Agent and Other Lenders.
Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender further represents and warrants that it has had the opportunity to review each document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
SECTION 9.08Withholding Tax.
To the extent required by any applicable Requirements of Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. Without limiting the provisions of Section 2.15(a) or (c), each Lender shall, and does hereby, indemnify the Administrative Agent, and shall make payable in respect thereof within 30 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) (i) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective) and (ii) attributable to such Lender’s failure to comply with the provisions of Section 10.04 relating to the maintenance of a Participant Register. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.08. The agreements in this Section 9.08 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
SECTION 9.09No Other Duties, etc.
Anything herein to the contrary notwithstanding, neither the Bookrunner nor Arranger, listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent or a Lender hereunder and its signature, in its capacity as such, shall not be required for any action to be effective under any Loan Document, including any waiver, consent or amendment or any payoff, termination or release letter or agreement.
SECTION 9.10Enforcement.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent, or as the Required Lenders may require or otherwise direct, for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with, and subject to, the terms of this Agreement, or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any bankruptcy or insolvency law.
SECTION 9.11Intercreditor Agreements.
The Administrative Agent and Collateral Agent are hereby authorized to enter into the Closing Date Intercreditor Agreement (and to the extent contemplated by the terms hereof, any Junior Priority Intercreditor Agreement), and the parties hereto acknowledge that the Closing Date Intercreditor Agreement is binding upon them. Each Lender (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreements and (b) hereby authorizes and instructs the Administrative Agent and Collateral Agent to enter into any Intercreditor Agreement and to subject the Liens on the Collateral securing the Secured Obligations to the provisions thereof. In addition, each Lender hereby authorizes the Administrative Agent and the Collateral Agent to enter into (i) any amendments to any Intercreditor Agreements, and (ii) any other intercreditor arrangements, in the case of clauses (i) and (ii) to the extent required to give effect to the establishment of intercreditor rights and privileges as contemplated and required by Section 6.02 of this Agreement. Each Lender acknowledges and agrees that the Collateral Agent (or one or more of its respective Affiliates) may (but is not obligated to) act as the “Senior Representative” or like term for the holders of Refinancing Term Loans under the security agreements with respect thereto and/or under the Closing Date Intercreditor Agreement. Each Lender waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against the Administrative Agent and Collateral Agent or any of their affiliates any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto. In the event of any conflict between this Agreement and the Closing Date Intercreditor Agreement, the provisions of the Closing Date Intercreditor Agreement shall govern and control.
ARTICLE X.
MISCELLANEOUS
SECTION 10.01Notices.
a.Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile (or e-mail (provided if a document is otherwise required to be manually signed it will still be manually signed)) as follows:
i.if to any Loan Party, to Borrower at:
CPI International, Inc.
607 Hansen Way
Palo Alto, CA 94304-1015
Attention: Joel A. Littman
Facsimile No.: (650) 846-3276
E-mail: joel.littman@cpii.com
with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, NY 10036
Attention: David Almroth
Facsimile No.: (917) 777-2294
E-mail: david.almroth@skadden.com

ii.if to the Administrative Agent or the Collateral Agent to it at:
Cortland Capital Market Services LLC
225 W. Washington Street, 21st Floor
Chicago, Illinois 60606
Attention: Aslam Azeem and Legal Department
Facsimile No.: (312) 376-0751
Email: aslam.azeem@cortlandglobal.com and legal@cortlandglobal.com with a copy to:
Holland & Knight LLP
131 S. Dearborn Street, 30th Floor
Chicago, Illinois 60603
Attention: Joshua M. Spencer
Facsimile No.: (312) 578-6666
Email: joshua.spencer@hklaw.com
iii.if to a Lender, to it at its address (or facsimile number or email address) set forth in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b). Any party hereto may change its address or facsimile number or email for notices and other communications hereunder by written notice to Borrower and the Agents.
b.Electronic Communications. Notices and other communications to the Lenders hereunder may (subject to the provisions of this Section 10.01) be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Collateral Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it (including pursuant to the provisions of this Section 10.01); provided that approval of such procedures may be limited to particular notices or communications.
Each Loan Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent or the Lenders pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials (the “Communications”), by transmitting them in an electronic medium in a format reasonably acceptable to the Administrative Agent at such e-mail address(es) as may be provided to Borrower from time to time or in such other form as the Administrative Agent shall require. In addition, each Loan Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement or any other Loan Document or in such other form as the Administrative Agent shall require. Nothing in this Section 10.01 shall prejudice the right of the Agents, any Lender or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document or as any such Agent shall require.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
To the extent consented to by the Administrative Agent in writing from time to time, the Administrative Agent agrees that receipt of the Communications (other than any such Communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder) by the Administrative Agent at its e-mail address(es) set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents.
c.Platform. Each Loan Party further agrees that any Agent may make the Communications available to the Lenders by posting the Communications on SyndTrak or a substantially similar secure electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” The Agents do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-

infringement of third party rights or freedom from viruses or other code defects, is made by any Agent in connection with the Communications or the Platform. In no event shall any Agent or any of its Related Parties have any liability to the Loan Parties, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or such Agent’s transmission of communications through the Internet, except to the extent the liability of such person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such person’s gross negligence or willful misconduct.
d.Public/Private. Each Loan Party hereby authorizes the Administrative Agent to distribute (i) to Private Siders all Communications, including any Communication that Borrower identifies in writing is to be distributed to Private Siders only (“Private Side Communications”), and (ii) to Public Siders all Communications other than any Private Side Communication. Borrower represents and warrants that no Communication (other than Private Side Communications) contains any MNPI. Borrower agrees to designate as Private Side Communications only those Communications or portions thereof that it reasonably believes in good faith include MNPI. Notwithstanding the foregoing, the following Communication shall be deemed not to be Private Side Communications: (A) the Loan Documents; (B) notification of changes in the terms of the Loan Documents and (C) all information delivered pursuant to Section 5.01(a), (b), (c) or (d). Holdings and its Subsidiaries do not have any publicly traded securities outstanding as of the date hereof. At all times thereafter, Borrower agrees to use all commercially reasonable efforts not to designate any Communications provided under Section 5.01(a), (b) and (c) as Private Side Communications. “Private Siders” shall mean Lenders’ employees and representatives who have declared that they are authorized to receive MNPI. “Public Siders” shall mean Lenders’ employees and representatives who have not declared that they are authorized to receive MNPI; it being understood that Public Siders may be engaged in investment and other market-related activities with respect to Borrower’s or its affiliates’ securities or loans. “MNPI” shall mean material non-public information (within the meaning of United States federal securities laws) with respect to Borrower, its affiliates and any of their respective securities that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information).
Each Lender acknowledges that United States federal and state securities laws prohibit any person from purchasing or selling securities on the basis of material, non-public information concerning the issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other person. Each Lender confirms that it has developed procedures designed to ensure compliance with these securities laws.
Each Lender acknowledges that circumstances may arise that require it to refer to Communications that may contain MNPI. Accordingly, each Lender agrees that it will use commercially reasonable efforts to designate at least one individual to receive Private Side Communications on its behalf in compliance with its procedures and applicable law and identify such designee (including such designee’s contact information) on such Lender’s Administrative Questionnaire. Each Lender agrees to notify the Administrative Agent in writing from time to time of such Lender’s designee’s e-mail address to which notice of the availability of Private Side Communications may be sent by electronic transmission.

Each Lender that elects not to be given access to Private Side Communications does so voluntarily and, by such election, (i) acknowledges and agrees that the Agents and other Lenders may have access to Private Side Communications that such electing Lender does not have and (ii) takes sole responsibility for the consequences of, and waives any and all claims based on or arising out of, not having access to Private Side Communications.
SECTION 10.02Waivers; Amendment.
a.Generally. No failure or delay by any Agent, or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be given in accordance with this Section 10.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether any Agent or any Lender may have had notice or knowledge of such Default at the time. No notice or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.
b.Required Consents. Subject to Section 10.02(c) and (d), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrower and the Administrative Agent or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent, the Collateral Agent (in the case of any Security Document) and the Loan Party or Loan Parties that are party thereto, in each case with the written consent of the Required Lenders; provided that no such agreement shall be effective if the effect thereof would:
i.increase the Commitment of any Lender without the written consent of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant or Default shall constitute an increase in the Commitment of any Lender);
ii.reduce the principal amount of any Loan (except in connection with a payment contemplated by clause (viii) below) or reduce the rate of interest thereon (or the amount of any interest payment) including by modification of any provision establishing a minimum rate (other than interest pursuant to Section 2.06(c)), or reduce any premiums or fees payable hereunder, or change the form or currency of payment of any Obligation, without the written consent of the Lender to whom such principal, premium, interest or fee is owed (it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (ii));

iii.(A) postpone the scheduled final maturity of any Loan, (B) postpone the date for payment of any interest, premium or fees payable hereunder or (C) postpone the scheduled date of expiration of any Commitment without the written consent of the Lender to whom such principal, premium, interest or fee is owed;
iv.[Reserved];
v.[Reserved];
vi.release all or substantially all of the value of the Guarantees (except as expressly provided in Article VII or pursuant to the Closing Date Intercreditor Agreement), without the written consent of each Lender;
vii.except pursuant to the Closing Date Intercreditor Agreement, release all or substantially all of the value of the Collateral from the Liens of the Security Documents without the written consent of each Lender;
viii.change Section 2.14(b), (c) or (d) in a manner that would alter the pro rata sharing of payments or setoffs required thereby or any other provision in a manner that would alter the pro rata allocation among the Lenders of Loan disbursements, including the requirements of Sections 2.02(a), without the written consent of each Lender directly affected thereby; provided that this clause (viii) shall not apply to any change made to any of such Section 2.14(b), (c) or (d) or any such other provision that allows Holdings or any Subsidiary to make payments (as consideration for an assignment, sale or participation or otherwise) on Initial Term Loans or any Class of Incremental Term Loans without any Loan Party, the payor or the recipient of such payments complying with the pro rata sharing of payments and setoffs required by such Sections or provisions, so long as such change requires that (x) Holdings and its Subsidiaries offer to make such payments to all Initial Term Loan Lenders or Incremental Term Loan Lenders holding such Class of Incremental Term Loans, as applicable, on a pro rata basis based on the aggregate principal amount of Initial Term Loans or Incremental Term Loans in such Class, as applicable, then outstanding, (y) such payments are actually allocated to the Initial Term Loans or Incremental Term Loans in such Class, as applicable, whose holders have elected to make them subject to such offer on a pro rata basis based on the aggregate principal amount of all Initial Term Loans or Incremental Term Loans in such Class, as applicable, that have been made so subject to such offer and (z) all Initial Term Loans or Incremental Term Loans in such Class that are paid in any such offer are deemed fully repaid and extinguished for all purposes and may not be reborrowed;
ix.change any provision of this Section 10.02(b) or Section 10.02(c) or (d), without the written consent of each Lender directly affected thereby (except for additional restrictions on amendments or waivers for the benefit of Lenders of additional Classes of Loans pursuant to Section 2.20 or consented to by the Required Lenders);
x.change the percentage set forth in the definition of “Required Lenders,” “Required Class Lenders” or any other provision of any Loan Document (including this Section 10.02) specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), other than to increase such percentage or number or to give any additional Lender or group of Lenders such right to waive, amend or modify or make any such determination or grant any such consent;
xi.change the application of prepayments as among or between Classes under Section 2.10(g) or 8.02, without the written consent of the Required Class Lenders of each Class that is being allocated a lesser prepayment as a result thereof (it being understood that (x) the Required Lenders may waive, in whole or in part, any prepayment so long as the application, as between Classes, of any portion of such prepayment that is still required to be made is not changed and, (y) if additional Classes of Term Loans under this Agreement pursuant to Section 2.20 or consented to by the Required Lenders are made, such new Term Loans may be included on a pro rata basis in the various prepayments required pursuant to Section 2.10(g), in which case such additional Term Loans may be included in the definition of “Required Class Lenders” in respect of the reference to “each Class of Term Loans,” in each case of this clause (y) without the consent of the Required Lenders or the Required Class Lenders); or
xii.change or waive any provision of Article X as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the written consent of such Agent;
provided, further, that any waiver, amendment or modification of the Closing Date Intercreditor Agreement (and any related definitions) may be effected by an agreement or agreements in writing entered into by and among the Collateral Agent, the Administrative Agent, the First Lien Collateral Agent and the First Lien Administrative Agent (with the consent of the Required Lenders but without the consent of any Loan Party, so long as such amendment, waiver or modification does not impose any additional duties or obligations on the Loan Parties or alter or impair any right of any Loan Party under the Loan Documents).
Notwithstanding anything to the contrary herein:
(I)    [reserved];
(II)    any Loan Document may be waived, amended, supplemented or modified pursuant to an agreement or agreements in writing entered into by Borrower and the Administrative Agent (without the consent of any Lender) solely to cure a defect, error, ambiguity or inconsistency or to grant a new Lien for the benefit of the Secured Parties or extend an Existing Lien over additional property;
(III)    this Agreement may be amended as provided in Section 2.20, 2.21 or 2.22 with the consent of Borrower and the Administrative Agent without the consent of any Lender; and
(IV)    without limiting clause (III), Borrower may enter into Increase Joinders in accordance with Section 2.20, Refinancing Amendments in accordance with Section 2.21, Extension Amendments in accordance with Section 2.22 and joinder agreements with respect thereto in accordance with such sections, and such Increase Joinders, Refinancing Amendments, Extension Amendments and joinder agreements may effect such amendments to the Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and Borrower, to give effect to the existence and the terms of any Incremental Term Loans, Refinancing Term Loans, Refinancing Term Commitments or any Extensions or any modifications to Loans or Commitments pursuant to Section 2.22, as applicable, and will be effective to amend the terms of this Agreement and the other applicable Loan Documents (including to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other applicable Loan Documents with the other Term Loans and the accrued interest and fees in respect thereof and to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders or Required Class Lenders), in each case, without any further action or consent of any other party to any Loan Document.
c.Collateral. Without the consent of any other person, the applicable Loan Party or Parties and the Administrative Agent and/or Collateral Agent may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable Requirements of Law.
d.Dissenting Lenders. If, in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section 10.02(b), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Borrower shall have the right to replace all, but not less than all, of such non-consenting Lender or Lenders (so long as all non-consenting Lenders are so replaced) with one or more persons pursuant to Section 2.16(b) so long as at the time of such replacement each such new Lender consents to the proposed change, waiver, discharge or termination. Each Lender agrees that if it is replaced pursuant to this Section 10.02(d), it shall execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale and purchase; provided that the failure of any Lender replaced pursuant to this Section 10.02(d) to execute an Assignment and Assumption shall not render such sale and purchase (and the corresponding assignment) invalid.
e.Other Amendments. Notwithstanding anything in this Agreement or any other Loan Document to the contrary, Borrower and the Administrative Agent may enter into any Increase Joinder in accordance with Section 2.20, Refinancing Amendment in accordance with Section 2.21 and Extension Amendment in accordance with Section 2.22, and such amendments shall be effective to amend the terms of this Agreement and the other applicable Loan Documents, in each case, without any further action or consent of any other party to any Loan Document.
f.Notwithstanding the foregoing, no Lender consent is required to effect any amendment or supplement to any Intercreditor Agreement or arrangement permitted under this Agreement that is for the purpose of adding the holders of Credit Agreement Refinancing Indebtedness, as expressly contemplated by the terms of such Intercreditor Agreement or such other intercreditor agreement or arrangement permitted under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent and Borrower, are required to effectuate the foregoing and provided that such other changes are not adverse, in any material respect, to the interests of the Lenders); provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent.
SECTION 10.03Expenses; Indemnity; Damage Waiver.
a.Costs and Expenses. Borrower shall pay (i) all reasonable and invoiced out‑of‑pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Lenders and their respective Affiliates (including the reasonable fees, charges and disbursements of one primary counsel and any reasonably necessary local and foreign counsel (retained after consultation with Borrower; provided that the consent of Borrower shall not be required, and such consultation shall not be required if an Event of Default described in Section 8.01(g) or 8.01(h) has occurred and is continuing) for the Administrative Agent and the Collateral Agent and the reasonable fees, charges and disbursements of one primary counsel and any reasonably necessary local and foreign counsel (retained after consultation with Borrower; provided that the consent of Borrower shall not be required, and such consultation shall not be required if an Event of Default described in Section 8.01(g) or 8.01(h) has occurred and is continuing) for the Lenders and the reasonable and invoiced expenses incurred by the Lenders and/or the Agents in connection with due diligence and travel, courier, reproduction, printing and delivery expenses) in connection with the syndication of the credit facilities provided for herein (including the obtaining and maintaining of CUSIP numbers for the Loans), the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof (whether or not any such amendment, amendment and restatement, modification or waiver is consummated), including in connection with post-closing searches to confirm that security filings and recordations have been properly made and including any costs and expenses of the service provider referred to in Section 9.03 and (ii) all reasonable and invoiced out‑of‑pocket expenses incurred by the Administrative Agent, the Collateral Agent or any Lender (including the reasonable fees, charges and disbursements of one counsel for the Administrative Agent and the Collateral Agent and one counsel for the Lenders), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.03, or (B) in connection with the Loans made hereunder, including all such reasonable and invoiced out‑of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
b.Indemnification by Borrower. Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Collateral Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable out-of-pocket and invoiced expenses (including the reasonable out-of-pocket and invoiced fees, charges and disbursements of one counsel for any Indemnitee, plus local and specialty or regulatory counsel and, in the case of a conflict of interest, an additional counsel to each affected Indemnitee (plus local and specialty or regulatory counsel for such Indemnitee)) incurred by any Indemnitee or asserted against any Indemnitee by any party hereto or any third party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release or threatened Release of Hazardous Materials on, at, under or from any property owned, leased or operated by any Company at any time, or any Environmental Claim related in any way to any Company, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, (y) result from a claim brought by Borrower or any other Loan Party against an Indemnitee for material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) arise from any dispute solely among indemnified persons other than any invoiced claims against the Arranger, Administrative Agent or any of their affiliates in its capacity or in fulfilling its role as Administrative Agent or Arranger and other than any claims arising out of any act or omission on the part of Borrower or its Affiliates if Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. For the avoidance of doubt, this Section 10.03(b) shall not apply to Taxes other than Taxes that represent losses, claims, damages, etc. in respect of a non-Tax claim.
c.Reimbursement by Lenders. To the extent that Borrower for any reason fails to timely indefeasibly pay any amount required under paragraph (a) or (b) of this Section 10.03 to be paid by it to the Administrative Agent (or any sub-agent thereof), the Collateral Agent or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (such indemnity shall be effective whether or not the related losses, claims, damages, liabilities and related expenses are incurred or asserted by any party hereto or any third party); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Collateral Agent (or any sub-agent thereof) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof) in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.14. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the outstanding Term Loans at the time, or if all Term Loans have been repaid, then based upon its share of the sum of the outstanding Term Loans immediately before the final payment thereof.

d.Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Requirements of Law (but not in derogation of any indemnification obligations set forth in Section 10.03(b)), no party hereto shall assert, and each party hereto hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent such damages are caused by the gross negligence or willful misconduct of such Indemnitee.
e.Payments. All amounts due under this Section 10.03 shall be payable not later than ten Business Days after demand therefor.
SECTION 10.04Successors and Assigns.
a.Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, the Collateral Agent and each Lender (and any other attempted assignment or transfer by Borrower shall be null and void), and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.04(b) and (A) in the case of any assignee that is Holdings or any of its Subsidiaries, Section 10.04(i) or (B) in the case of any assignee that, immediately prior to or upon giving effect to such assignment, is a Debt Fund Affiliate, Sections 10.04(j), (ii) by way of participation in accordance with the provisions of Section 10.04(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.04(f) (and any other attempted assignment or transfer by Lender shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.04(d) and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.
b.Assignments by Lenders.
i.Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may at any time assign to (A) any person that is an Affiliate of such Lender, a Related Fund or an Approved Fund, (B) Holdings or any of its Subsidiaries or (C) a Debt Fund Affiliate, all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
1.Borrower; and

2.the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.
ii.Assignments shall be subject to the following additional conditions:
1.except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000, in the case of any assignment in respect of Term Loans and/or Term Loan Commitments, unless each of the Administrative Agent and, so long as no Default has occurred and is continuing, Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed);
2.each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned; except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate tranches on a non-pro rata basis; and
3.the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (unless such fee is waived or reduced by the Administrative Agent (acting in its sole discretion)); provided that if an assignment by a Lender is made to an assignee(s) that are not Related Funds of such assignor Lender, but is concurrently made to one or more Related Funds of such assignee, then only one assignment fee of $3,500 shall be due in connection with such assignment, and each such assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and
4.in no event shall any Lender assign any of its rights and obligations under this Agreement to a Disqualified Institution.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.04(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of and be subject to the obligations under Sections 2.12, 2.13, 2.15 and 10.03 with respect to facts and circumstances occurring prior to the effective date of such Assignment and Assumption. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.04(d).
c.Register. The Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and Borrower, the Administrative Agent and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower, the Collateral Agent, and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice. The requirements of this Section 10.04(c) are intended to result in any and all Loans being in “registered” form for purposes of Section 871, Section 881 and any other applicable provision of the Code, and shall be interpreted and applied in a manner consistent therewith.
d.Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or the Administrative Agent sell participations to any person that is an Affiliate of such Lender, a Related Fund or an Approved Fund (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii) or (iii) of the first proviso to Section 10.02(b) that affects such Participant. Subject to Section 10.04(e), Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.15 (subject to the limitations and requirements of those Sections and Section 2.16 as though such Participant were a Lender; provided that any documentation required under Section 2.15(e) shall be delivered by the Participant to the applicable participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.04(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.14 as though it were a Lender.
Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. Any such Participant Register shall be confidential, except to the extent the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan or other Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or disclosure is otherwise required by applicable Requirements of Law.
e.Limitations on Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.12, 2.13 and 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent (not to be unreasonably withheld or delayed), or except to the extent such entitlement to a greater payment results from a change in any Requirement of Law after the Participant became a Participant.
f.Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of Borrower or the Administrative Agent, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities.
g.Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Requirement of Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
h.[Reserved].
i.Assignments to Holdings and its Subsidiaries. Any Lender may, so long as no Default or Event of Default has occurred and is continuing, at any time, assign all or a portion of its rights and obligations with respect to Term Loans under this Agreement to Holdings, Borrower or any of their respective Subsidiaries through (x) Dutch auctions open to all Lenders on a pro rata basis in accordance with procedures of the type described in Section 2.10(a)(ii) or (y) notwithstanding Section 2.14 or any other provision in this Agreement, open market purchase on a non-pro rata basis; provided, that:
(i)    if Holdings is the assignee, upon such assignment, transfer or contribution, Holdings shall automatically be deemed to have contributed the principal amount of such Term Loans, plus all accrued and unpaid interest thereon, to Borrower; and

(ii)    if the assignee is Borrower or its Subsidiary (including through contributions or transfers set forth in clause (i) above), (a) the principal amount of such Term Loans, along with all accrued and unpaid interest thereon, so contributed, assigned or transferred to Borrower shall be deemed automatically cancelled and extinguished on the date of such contribution, assignment or transfer, (b) the aggregate outstanding principal amount of Term Loans of the remaining Lenders shall reflect such cancellation and extinguishing of the Term Loans then held by Borrower and (c) Borrower shall promptly provide notice to the Administrative Agent of such contribution, assignment or transfer of such Term Loans, and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Term Loans in the Register.
j.Debt Fund Affiliates. Notwithstanding anything in Section 10.02 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, all Term Loans held by Debt Fund Affiliates may not account for more than 49.9% (pro rata among such Debt Fund Affiliates) of the Term Loans of consenting Lenders included in determining whether the Required Lenders have consented to any action pursuant to Section 10.02.
k.Notwithstanding anything to the contrary contained in this Agreement, any Lender may assign all or a portion of its Term Loans in connection with a primary syndication of such Term Loans relating to any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to cashless settlement mechanisms approved by Borrower, the Administrative Agent, the assignor Lender and the assignee of such Lender.
SECTION 10.05Survival of Agreement.
All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.12, 2.14, 2.15 and Article X (other than Section 10.12) shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 10.06Counterparts; Integration; Effectiveness.
This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission (i.e. a “pdf” or “tif” document) shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION 10.07Severability.
Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 10.08Right of Setoff.
Subject to the Closing Date Intercreditor Agreement, if an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of Borrower or any other Loan Party against any and all of the obligations of Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies that such Lender or their respective Affiliates may have. Each Lender agrees to notify Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
SECTION 10.09Governing Law; Jurisdiction; Consent to Service of Process.
a.Governing Law. This Agreement and the transactions contemplated hereby, and all disputes between the parties under or relating to this Agreement or the facts or circumstances leading to its execution, whether in contract, tort or otherwise, shall be construed in accordance with and governed by the laws (including statutes of limitation) of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.
b.Submission to Jurisdiction. Each party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that any Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.
c.Venue. Each party hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Requirements of Law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.09(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Requirements of Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
d.Service of Process. Each party hereto irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than facsimile) in Section 10.01. Nothing in this Agreement or any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by applicable Requirements of Law.
SECTION 10.10Waiver of Jury Trial.
EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (AND WHETHER BASED ON CONTRACT, TORT OR OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.11Headings.
Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement. Unless otherwise specified, to the extent a notice, payment or other action is required by the terms hereof to be delivered or made on a day which is not a Business Day, such action shall be deemed to have been taken on such day as long as the action is taken on the next succeeding Business Day.
SECTION 10.12Treatment of Certain Information; Confidentiality.
Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority or regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) (in which case the Administrative Agent or the Lenders, as applicable, shall, to the extent permitted by applicable Requirements of Law and except with respect to any audit or examination conducted by bank accountants or any government bank authority exercising examination or regulatory authority, inform Borrower promptly of such disclosure), (c) to the extent required by applicable Requirements of Law or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 10.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations or (iii) any rating agency for the purpose of obtaining a credit rating applicable to any Lender, (f) with the consent of Borrower or (g) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower. For purposes of this Section 10.12, “Information” means all information received from Borrower or any of its Subsidiaries relating to Borrower or any of its Subsidiaries or any of their respective businesses; provided that, in the case of information received from Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any person required to maintain the confidentiality of Information as provided in this Section 10.12 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.
SECTION 10.13USA PATRIOT Act Notice and Customer Verification.
Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the “know your customer” regulations and the requirements of the USA PATRIOT Act, they are required to obtain, verify and record information that identifies each Loan Party, which information includes the name, address and tax identification number (and other identifying information in the event this information is insufficient to complete verification) that will allow such Lender or the Administrative Agent, as applicable, to verify the identity of each Loan Party in accordance with the USA PATRIOT Act. This information must be delivered to the Lenders and the Administrative Agent no later than five (5) days prior to the Closing Date and thereafter promptly upon request. This notice is given in accordance with the requirements of the USA PATRIOT Act and is effective as to the Lenders and the Administrative Agent.
SECTION 10.14Interest Rate Limitation.
Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Requirements of Law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.14 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
SECTION 10.15Lender Addendum.
Each Lender to become a party to this Agreement on the date hereof shall do so by delivering to the Administrative Agent a Lender Addendum duly executed by such Lender, Borrower and the Administrative Agent.
SECTION 10.16Obligations Absolute.
To the fullest extent permitted by applicable Requirements of Law, all obligations of the Loan Parties hereunder shall be absolute and unconditional irrespective of:
a.any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Loan Party;
b.any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Loan Party;
c.any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;
d.any exchange, release or non-perfection of any other Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;

e.any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or
f.any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Loan Parties.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CPI INTERNATIONAL, INC.

By:	/s/ JOEL A. LITTMAN
Name: Joel A. Littman
Title: Chief Financial Officer, Treasurer and
Secretary

CPI INTERNATIONAL HOLDING CORP.

By:	/s/ JOEL A. LITTMAN
Name: Joel A. Littman
Title: Chief Financial Officer, Treasurer and
Secretary

COMMUNICATIONS & POWER INDUSTRIES LLC

By:	/s/ JOEL A. LITTMAN
Name: Joel A. Littman
Title: Chief Financial Officer, Treasurer and
Secretary

CPI ECONCO DIVISION

By:	/s/ JOEL A. LITTMAN
Name: Joel A. Littman
Title: Secretary and Treasurer

CPI MALIBU DIVISION

By:	/s/ JOEL A. LITTMAN
Name: Joel A. Littman
Title: Secretary and Chief Financial Officer

[Signature Page to Credit Agreement]

CPI SUBSIDIARY HOLDINGS LLC

By:	/s/ JOEL A. LITTMAN
Name: Joel A. Littman
Title: Secretary

COMMUNICATIONS & POWER INDUSTRIES INTERNATIONAL INC.

By:	/s/ JOEL A. LITTMAN
Name: Joel A. Littman
Title: Secretary

COMMUNICATIONS & POWER INDUSTRIES ASIA INC.

By:	/s/ JOEL A. LITTMAN
Name: Joel A. Littman
Title: Secretary and Treasurer

CPI LOCUS MICROWAVE, INC.

By:	/s/ JOEL A. LITTMAN
Name: Joel A. Littman
Title: Secretary and Treasurer

CPI RADANT TECHNOLOGIES DIVISION INC.

By:	/s/ JOEL A. LITTMAN
Name: Joel A. Littman
Title: Secretary

[Signature Page to Credit Agreement]

CORTLAND CAPITAL MARKET SERVICES LLC, as Administrative Agent and Collateral Agent

By:	/s/ EMILY ERGANG PAPPAS
Name: Emily Ergang Pappas
Title: Associate Counsel

[Signature Page to Credit Agreement]